EQUITY PURCHASE AGREEMENT

by and among
USA TRUCK, INC.
as Buyer,

DAVIS TRANSFER COMPANY INC.,
DAVIS TRANSFER LOGISTICS INC., and
B & G Leasing L.L.C.,
as the Companies,

THE EQUITYHOLDERS OF THE COMPANIES,
as the Sellers, and

JOHN CARPENTIER,
as Sellers’ Representative

Dated as of October 18, 2018

Schedules
Schedule 1.04(c)  Required Consents of Companies and Sellers
Schedule 1.04(f)  Payoff Letters
Schedule 1.04(k)  Terminating Contracts
Schedule 1.04(n)  Employment Letters
Schedule 1.04(q)  Seller Property
Schedule 2.01(b)  Foreign Qualifications
Schedule 2.02   No Conflicts – Sellers and Companies
Schedule 2.03   Subsidiaries
Schedule 2.04   Equity Securities
Schedule 2.05(a)  Financial Statements
Schedule 2.05(b)  Undisclosed Liabilities
Schedule 2.07   Absence of Certain Developments
Schedule 2.07(e)  Capital Expenditures
Schedule 2.08(a)  Owned Real Property
Schedule 2.08(b)  Real Property Leases
Schedule 2.08(c)  Personal Property Leases
Schedule 2.08(d)  Real and Personal Properties
Schedule 2.09(a)(i)  Operational Tractors and Trailers
Schedule 2.09(a)(ii)  Out of Service Tractors and Trailers
Schedule 2.09(c)  Non-Public Scores
Schedule 2.09(d)(i)  Leased Tractors and Trailers
Schedule 2.09(d)(ii)  Warranties
Schedule 2.09(e)  Non-Operational Tractors and Trailers
Schedule 2.10(a)  Tax Returns
Schedule 2.10(c)  Tax Matters
Schedule 2.11(a)  Contracts and Commitments

Schedule 2.11(c)  Customer Contracts
Schedule 2.11(d)  Vendor Contracts
Schedule 2.12(a)(i)  Registered Intellectual Property
Schedule 2.12(a)(ii)  Licenses and Sublicenses
Schedule 2.12(a)(iii)  Affiliate Intellectual Property
Schedule 2.12(b)  Intellectual Property Rights
Schedule 2.12(c)  Intellectual Property Ownership
Schedule 2.12(e)  Material Technology
Schedule 2.12(f)  Software
Schedule 2.13(a)  Litigation
Schedule 2.13(b)  Judgments
Schedule 2.14(a)  Employee Benefit Plans
Schedule 2.14(d)  Employee Benefits Matters
Schedule 2.14(h)  Employee Benefit Plans Securities
Schedule 2.14(i)  280G Payments
Schedule 2.14(k)  COBRA Liability
Schedule 2.15   Insurance
Schedule 2.16   Compliance with Laws
Schedule 2.17   Environmental Matters
Schedule 2.18   Affiliated Transactions
Schedule 2.19   Brokerage and Expenses
Schedule 2.20   Liens
Schedule 2.21   Employee Relations
Schedule 2.23(c)  Escrowed Funds
Schedule 2.23(d)  Independent Contractor Financing
Schedule 2.24   Permits
Schedule 2.25   Bank Accounts

Schedule 2.26   Loans to Officers and Directors
Schedule 2.28(a)  Tractor and Trailer Capital Expenditures
Schedule 2.28(b)  Tractor and Trailer Dispositions
Schedule 2.28(c)  Planned Tractor and Trailer Capital Expenditures
Schedule 3.04   No Conflicts – Buyer
Schedule 4.03(g)  Specific Indemnities
Schedule 5.01(h)  Consideration Allocation
Schedule 6.01(rrr)  Permitted Liens

Exhibits
Exhibit A   Form of Escrow Agreement
Exhibit B   Transfer Agent Instruction Letter
Exhibit C   Seller Consideration Allocation
Exhibit D   Form of Assignment
Exhibit E   Form of Lease
Exhibit F   Form of Restrictive Covenant Agreement

EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement (this “Agreement”) is executed and delivered as of October 18, 2018, by and among (i) USA Truck, Inc., a Delaware corporation (“Buyer”); (ii) Davis Transfer Company Inc., a Georgia corporation (“DTC”), (iii) Davis Transfer Logistics Inc., a Georgia corporation (“DTL”), (iv) B & G Leasing, L.L.C., a Georgia limited liability company (“B & G” and, collectively with DTC, DTL, and, unless context otherwise requires, any Subsidiary of any of them, the “Companies” and individually, a “Company”), (v) William H. Davis, a resident of the state of Florida (“Bill Davis”), (vi) George Gary Davis, a resident of the state of Georgia (“Gary Davis”), (vii) Todd Gary Davis, a resident of the state of Georgia (“Todd Davis,” and collectively with Bill Davis and Gary Davis, “Sellers,” and individually, a “Seller”), and (viii) John Carpentier, as Sellers’ Representative. Capitalized terms used herein have the meanings set forth in Article 6 below or elsewhere in this Agreement.
WHEREAS, Sellers own all of the issued and outstanding shares of the capital equity or membership interest (as applicable) of (i) DTC, $10.00 par value per share, (ii) DTL, $.01 par value per share and (iii) B & G ((i), (ii) and (iii), collectively, the “Company Equity”); and
WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, transfer and convey to Buyer, all of the Company Equity for the consideration described herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1.
PURCHASE AND SALE
1.10 Purchase and Sale. Subject to the terms and conditions in this Agreement, at the Closing, Buyer shall purchase and acquire from Sellers, and Sellers shall sell, assign, transfer and convey to Buyer, all of the Company Equity free and clear of all Liens, in exchange for the Final Aggregate Closing Consideration. In furtherance thereof,
(a) (i) at the Closing, Buyer will make payment of an amount equal to the Estimated Aggregate Closing Consideration, as follows: (A) by wire transfer of $5,300,000 of immediately available funds (the “Escrow Amount”) to the Escrow Agent under the escrow agreement, the form of which is attached hereto as Exhibit A (the “Escrow Agreement”) to be held in an escrow account (the “Escrow Account”) and released in accordance with such Escrow Agreement; (B) by irrevocable instruction to the transfer agent of Buyer’s common stock, $0.01 par value (the “Buyer Common Stock”) in the form of the letter attached as Exhibit B (the “Transfer Agent Instruction Letter”), to deliver shares issued in the name of Todd Davis with a value equal to $750,000, valuing each share at $17.95, which represents the average closing price of Buyer’s common stock on Nasdaq for the ten (10) trading days ending on the trading day prior to the date hereof (and with any fractional shares being settled in cash); and (C) the balance of the Estimated Aggregate Closing Consideration by wire transfer of immediately available funds to the account or accounts specified by Sellers in accordance with the allocation set forth in Exhibit C, and (ii) after the Closing, Buyer and Sellers will make the payments, if any, required by Section 1.02, and otherwise under this Agreement; and
(b) at the Closing, Sellers will deliver, or cause to be delivered, to Buyer 100% of the Company Equity together with duly executed letters of transmittal.

1.11 Calculation of Estimated and Final Aggregate Closing Consideration.
(a) For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to the result of: (i) $53,000,000 (the “Purchase Price”), plus (ii) the actual amount of any Cash on Hand, if any, of the Companies outstanding effective as of the Closing and not reflected as a current asset in Net Working Capital, minus (iii) the Escrow Amount, minus (iv) the actual amount of Indebtedness, if any, of the Companies outstanding effective as of the Closing, minus (v) the actual amount of Transaction Expenses, if any, of the Companies outstanding effective as of the Closing and not reflected as a current liability in Net Working Capital, plus or minus, as applicable (vi) (A) plus the amount, if any, by which actual Net Working Capital exceeds the Net Working Capital Target, or (B) minus the amount, if any, by which actual Net Working Capital is less than the Net Working Capital Target.
(b) Within sixty (60) days after the Closing Date, Buyer will deliver to Sellers’ Representative a statement setting forth Buyer’s proposed calculation of the Final Aggregate Closing Consideration with a comparison to the Estimated Aggregate Closing Consideration, including Buyer’s calculation of each of the components thereof in sufficient detail to identify each item of difference between the Estimated Aggregate Closing Consideration and the Final Aggregate Closing Consideration, including details regarding each component of Indebtedness, Net Working Capital, Cash on Hand and Transaction Expenses (the “Closing Statement”).
(c) Following receipt by Sellers’ Representative of Buyer’s proposed Closing Statement and until the Final Aggregate Closing Consideration is finally determined pursuant to this Section 1.02, Sellers’ Representative will be permitted (upon reasonable advance written notice and during normal business hours) to review the Companies’ books and records and working papers related to Buyer’s draft of the proposed Closing Statement and determination of the Aggregate Closing Consideration (and the components thereof), and Buyer will provide Sellers’ Representative with reasonable access to the Companies’ personnel, books and records and facilities in connection with such review. The proposed Closing Statement delivered by Buyer to Sellers’ Representative will become final and binding on the parties thirty (30) days following Buyer’s delivery thereof to Sellers’ Representative except to the extent (and only to the extent) Sellers’ Representative delivers written notice of its disagreement (the “Closing Consideration Notice of Disagreement”) to Buyer on or prior to such date. The Closing Consideration Notice of Disagreement must identify with specificity each item in the Closing Statement that Sellers’ Representative disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute. If Sellers’ Representative timely delivers a Closing Consideration Notice of Disagreement, then the Closing Statement will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Sellers’ Representative resolve in writing any differences they have with respect to the matters in dispute, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.
(d) During the thirty (30) days following delivery of a Closing Consideration Notice of Disagreement, Buyer and Sellers’ Representative will seek in good faith to resolve in writing any differences that they may have with respect to the Closing Statement. At the end of such thirty (30) day period, Buyer and Sellers’ Representative will submit to the Independent Accountants for resolution all matters that remain in dispute (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written information to the Independent Accountants if so requested), and the Independent Accountants, acting as experts and not as arbitrators, will make a final determination of the Aggregate Closing Consideration in accordance with the terms of this Agreement (with it being understood that Buyer and Sellers’ Representative will request that the Independent Accountants deliver to Buyer and Sellers’ Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Sellers’ Representative. The Independent Accountants’ determination will be based solely on written materials submitted by Buyer and Sellers’ Representative (i.e., not on independent review) and on the definitions of “Aggregate Closing Consideration,” “Indebtedness,” “Cash on Hand,” “Transaction Expenses,” and “Net Working Capital” (and related definitions) included herein and the provisions of this Agreement.
(e) The costs and expenses of the Independent Accountants will be allocated between Buyer and Sellers’ Representative based upon the percentage of the portion of the contested amount not awarded to Buyer or Sellers bears to the amount actually contested by such party. For example, if Sellers’ Representative claims the actual Aggregate Closing Consideration is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Sellers’ Representative, and if the Independent Accountants ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Sellers’ Representative.
(f) If the Aggregate Closing Consideration as finally determined pursuant to this Section 1.02 (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Underpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Buyer will pay to Sellers’ Representative, on behalf of Sellers, by wire transfer of immediately available funds to the account specified by Sellers’ Representative, an amount equal to the Underpayment.
(g) If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Overpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Sellers, jointly and severally, will pay to Buyer by wire transfer of immediately available funds to the account specified by Buyer, an amount equal to the Overpayment.
(h) The dispute resolution provisions provided in this Section 1.02 will be the exclusive remedies for the matters addressed or that could be addressed therein.
(i) All payments required pursuant to Sections 1.02(f) and 1.02(g) will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Equity.
(j) The provisions of this Section 1.02 will apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount will be (or is intended to be) included in whole or in part (either as an increase or reduction) more than once in calculation of (including any component of) Aggregate Closing Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.
1.12 The Closing. The closing of the purchase and sale of the Company Equity and the transactions contemplated by this Agreement (the “Closing”) will occur simultaneously with the execution and delivery of this Agreement by the parties (the date on which the Closing occurs, the “Closing Date”). The Closing will be deemed completed as of 12:00:01 a.m., Eastern Time, on the Closing Date.

1.13 Closing Deliveries by the Companies and Sellers. At or prior to the Closing, Sellers will deliver or cause to be delivered to Buyer the following documents, each of which will be in form and substance satisfactory to Buyer, the delivery of which is a condition to the obligation of Buyer to consummate the Closing:
(a) (i) A copy of the articles of incorporation (or equivalent governing document) of each of the Companies, certified by the Secretary of State of each entity’s respective state of incorporation or organization, as applicable, and dated not earlier than ten (10) days prior to the Closing Date; (ii) a certificate of good standing (or a certificate of existence/authorization if the concept of good standing is not recognized in the jurisdiction) of each of the Companies from the Secretary of State of each entity’s respective state of incorporation or organization dated not earlier than ten (10) days prior to the Closing Date; and (iii) a certificate from the Secretary of State of each state where each of the Companies is qualified to do business, dated not earlier than ten (10) days prior to the Closing Date, that such entity is in good standing in each such state;
(b) A certificate of the secretary or members, as applicable, of each of the Companies, certifying as to the following: (i) a copy of the bylaws, operating agreement, or other similar governing document, of such Company, (ii) a copy of the resolutions of the board of directors and members or equityholders of such Company, as applicable, approving and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents to which such Company is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect without modification or amendment, (iii) no action has been taken or is pending to dissolve such Company, and (iv) incumbency and signatures of each of such Company’s officers who are authorized to execute and deliver this Agreement and any of the other Transaction Documents to which such Company is a party;
(c) Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.04(c);
(d) The Escrow Agreement, duly executed by the Escrow Agent and Sellers’ Representative on behalf of Sellers;
(e) Certificates, together with assignments in the form of the attached Exhibit D, representing 100% of the outstanding capital equity of each Company, and assignment of membership interests in the form of the attached Exhibit D;
(f) Payoff or similar letters from the lenders or other entities set forth on Schedule 1.04(f) indicating that, upon payment of the amount specified in such letters (which in the aggregate will cover all Indebtedness as of the Closing and all Transaction Expenses as of the Closing, other than those Transaction Expenses that are accrued in the determination of Net Working Capital and that Indebtedness associated with Permitted Liens), all Liens against the Company Equity and the property and assets of the Companies held by such Persons will be released and all obligations of the Companies (other than contractual contingent indemnity obligations) to such Persons will be satisfied;
(g) Leases for each of the headquarters facility located in Carnesville, Georgia and the terminal facility located in Valdosta, Georgia and the office located in Athens, Georgia (together, the “Leases” and individually, each a “Lease”) in substantially the form attached hereto as Exhibit E, duly executed by the applicable landlord, DTC, as tenant, and Buyer, as guarantor;

(h) Duly executed resignations, effective as of the Closing, of each director and each officer that is not a full time employee of each Company requested by Buyer;
(i) A certificate duly executed by each Company that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that such Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the shares or units of such Company are not United States real property interests;
(j) A certificate of each Seller, certifying pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code;
(k) Evidence of termination or amendment of the contracts specified on Schedule 1.04(k), which termination documents will provide that all obligations of the Companies are terminated as of the Closing and no future payment by any Company is required under any such contract;
(l) The releases and other documentation, if any, required under Section 5.05(b);
(m) Releases of claims duly executed by each Seller, in form and substance reasonably satisfactory to Buyer (the “Seller Releases”);
(n) Restrictive Covenant Agreements with each Restricted Person in the form of Exhibit F;
(o) Section 338(h)(10) Election on Internal Revenue Service Form 8023, duly executed by each Seller;
(p) Consent duly executed by Windham Brannon, the Companies’ independent registered public accountants, consenting to the inclusion of the Companies’ Year-end Financial Statements in Buyer’s filings with the SEC;
(q) Evidence of full distribution of the equity interests of STB Leasing LLC, a Georgia limited liability company (“STB Leasing”), the Saratoga II aircraft, Serial Number 3246172, and the personal property of Sellers identified on Schedule 1.04(q);
(r) Sellers’ good-faith calculation of the Estimated Aggregate Closing Consideration pursuant to Section 1.01(a); and
(s) All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or reasonably requested by Buyer in connection with consummation of the transactions contemplated by this Agreement.
1.14 Closing Deliveries by Buyer. At or prior to the Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.01 of this Agreement, Buyer will deliver to Sellers’ Representative the following documents, each of which will be in form and substance satisfactory to Sellers’ Representative, the delivery of which is a condition to the obligation of Sellers to consummate the Closing:
(a) A copy of the certificate of incorporation of Buyer, certified by the Delaware Division of Corporations and dated not earlier than ten (10) days prior to the Closing Date, and a certificate of good standing of Buyer from the Delaware Division of Corporations, dated not earlier than ten (10) days prior to the Closing Date;

(b) A certificate of the secretary or assistant secretary of Buyer, certifying as to (i) a copy of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, and (ii) incumbency and signatures of each of Buyer’s officers who is authorized to execute and deliver this Agreement and such other Transaction Documents;
(c) The Escrow Agreement, duly executed by Buyer;
(d) The Transfer Agent Instruction Letter, duly executed by Buyer;
(e) The Guaranty of Lease attached to the Leases, duly executed by Buyer as guarantor;
(f) Section 338(h)(10) Election on Internal Revenue Service Form 8023, duly executed by Buyer; and
(g) All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or reasonably requested by Sellers in connection with the consummation of the transactions contemplated by this Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
Except as otherwise set forth in the disclosure schedules attached to this Agreement (the “Schedules”), provided, that disclosure of an item on one Schedule will be deemed disclosure on another Schedule if (a) a cross reference to such other Schedule is made or (b) it is readily apparent that the disclosed contract, event, fact, circumstance, or other matter relates to the representations or warranties covered by such other Schedule, Sellers jointly and severally represent and warrant to Buyer (except for the representations and warranties contained in Section 2.29, with respect to which Sellers receiving shares of Buyer Common Stock as consideration pursuant to Section 1.01(a) severally and not jointly represent to Buyer) as of the date hereof:
2.10 Organization; Power and Authority; Enforceability.
(a) With respect to each Seller, such Seller has all requisite power, competence and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Seller is a party by such Seller and the consummation of the transactions contemplated hereby and thereby by such Seller have been duly authorized by all requisite action on the part of such Seller.
(b) Each of DTC and DTL is a corporation, and B & G is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia. Each Company is qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth opposite its name on Schedule 2.01(b), which constitute all of the jurisdictions in which the ownership or leasing of its assets or property or the conduct of business as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, would not result in a Material Adverse Effect. Each Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to own and operate its properties and to carry on its businesses as presently conducted.

(c) This Agreement has been duly executed and delivered by each Seller and each Company, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of each Seller and each Company, enforceable against each Seller and each Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies. Each other Transaction Document to which any Seller or any Company is a party, when executed and delivered by such Seller or such Company, will be duly executed and delivered by such Seller or such Company, and assuming that such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document to which any Seller or any Company is a party will constitute a valid and binding obligation of such Seller or such Company, enforceable against such Seller or such Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.
2.11 Authorization; No Conflicts.
(a) The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by each Seller and each Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of each Seller and each Company, and no other corporate proceedings on any Seller’s or any Company’s part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party.
(b) Except as set forth on Schedule 2.02, the execution, delivery and performance by each Seller and each Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of any Seller or any Company, result in any breach of, constitute a default under, trigger any penalty or change in control payment under or require any authorization, consent, approval, filing, exemption or other action by or notice to any Governmental Authority or other third party, under the provisions of any Seller’s or any Company’s certificate of incorporation (or equivalent governing document) or any agreement set forth on Schedule 2.11(a), or any material law, statute, rule or regulation or order, judgment or decree to which any Seller, any Company or any of their respective properties or assets is subject.
2.12 Subsidiaries. Except as set forth on Schedule 2.03, no Company has any Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in, any other Person. No Company, directly or indirectly, owns or holds the right or has an obligation to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Sellers understand and agree that Buyer is not acquiring the equity interests of any entity other than the Companies, and, for the avoidance of doubt, Buyer will not purchase the equity interests of Georgia Carolina, STB Leasing (the equity of which shall be distributed to the Sellers as Seller Property prior to the Closing), or any other Affiliate of any of the Companies.
2.13 Equity Securities; Title. The authorized capital equity of DTC consists solely of 2,000 shares of common stock, par value $10.00 per share, issued and outstanding, and no shares of DTC are issued and held by DTC in treasury. The authorized capital equity of DTL consists solely of 1,000 shares of common stock, par value $.01 per share, issued and outstanding, and no shares of DTL are issued and held by DTL in treasury. The authorized capital equity of B & G consists solely of all the membership interests issued and outstanding to Sellers, and no membership interests of B & G are issued and held by

B & G in treasury. Each share of Company Equity has been duly authorized and validly issued, and is fully paid and nonassessable. None of the Company Equity has been issued in violation of any preemptive or similar rights of any past or present equityholder of the applicable Company. Except as set forth on Schedule 2.04(a) or Schedule 2.04(b), none of the Companies has any outstanding equity securities, or securities convertible into equity securities, and there are no agreements, Options or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any of the Companies. Each Seller is the record and beneficial owner of all of the outstanding Company Equity set forth opposite such Seller’s name on Schedule 2.04(b), free and clear of any Liens. Except as set forth on Schedule 2.04(c), no Seller is a party to any Option, voting agreement, proxy or other agreement, contract or commitment (other than this Agreement) that could require such Seller or, after the Closing, Buyer, to vote, sell, transfer or otherwise dispose of, or affect the voting of, any capital equity or other ownership interest of any of the Companies. Except for the shares of Company Equity owned by each Seller, no Seller owns any shares of capital equity or other securities of any of the Companies or any Options. At the Closing, each Seller is transferring to Buyer, and Buyer is acquiring from such Seller, good title to the Company Equity owned by such Seller free and clear of all Liens.
2.14 Financial Statements; Undisclosed Liabilities; Internal Controls.
(a) Schedule 2.05(a) consists of: (i) the unaudited consolidated internal balance sheets of the Companies, Georgia Carolina Salvage, LLC, a Georgia limited liability company (“Georgia Carolina”) and STB Leasing as of August 31, 2018 (the “Latest Balance Sheet”) and the related internal statements of income for the respective eight (8) month period then ended, (the “Unaudited Interim Financial Statements”), and (ii) the reviewed consolidated balance sheets of the Companies, Georgia Carolina and STB Leasing as of December 31, 2017, December 31, 2016, and December 31, 2015, together with the statements of income and cash flows for the three (3) fiscal years then ended (the “Year-end Financial Statements”) (the statements described in clauses (i) and (ii) of this Section 2.05(a), collectively, the “Financial Statements”). Except as set forth on Schedule 2.05(a), the Year-end Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Companies, Georgia Carolina and STB Leasing, as of the times and for the periods referred to therein, in conformity with GAAP consistently applied throughout the periods covered thereby. The Unaudited Interim Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Companies, Georgia Carolina, and STB Leasing, as of the times and for the periods referred to therein, in material conformity with GAAP consistently applied throughout the periods covered thereby, except for (I) the absence of statement of cash flows and footnote disclosures, (II) changes resulting from normal, recurring year-end adjustments and (III) the lack of consolidation of variable interest entities.
(b) Except as set forth on Schedule 2.05(b), the Companies have no liability or obligation other than (i) liabilities or obligations shown on the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (iii) liabilities or obligations arising under contracts entered into in the ordinary course of business and that do not arise out of a breach of any contract, and (iv) liabilities taken into account in calculating Net Working Capital or any other component of Final Aggregate Closing Consideration.
(c) To Sellers’ Knowledge, the Companies maintain in all material respects an adequate system of internal controls and procedures of the accounting practices, procedures and policies employed by the Companies. Since January 1, 2015, to Sellers’ Knowledge, there have not been any significant deficiencies or material weaknesses in the financial reporting of the Companies that are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting.
2.15 Accounts Receivable. All accounts receivable of the Companies (the “Accounts Receivable”), whether or not reflected on the Latest Balance Sheet, (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services or in the operation of the business in the ordinary course of business, (b) constitute only valid, undisputed claims of the Companies, not subject to claims of set-off or other defenses or counterclaims, other than loss claims, normal cash discounts accrued in the ordinary course of business, and immaterial and routine billing disputes with customers in the ordinary course of business, and (c) are current and collectible net of the reserves shown on the Latest Balance Sheet (which reserves have been established in accordance with GAAP and calculated consistent with past practice in the preparation of the Financial Statements). The allowance for bad debts shown on the Latest Balance Sheet or, with respect to Accounts Receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Companies have been, in all material respects, determined in accordance with GAAP, consistently applied.
2.16 Absence of Certain Developments. Since December 31, 2017, there has not occurred any event, occurrence, fact, circumstance or change that has had, or reasonably would be expected to have, a Material Adverse Effect. Except as set forth on Schedule 2.07 or as contemplated by this Agreement, since December 31, 2017, the Companies have operated their businesses in the ordinary course of business consistent with past practice in all material respects, and none of the Companies has:
(a) sold, leased, assigned or transferred any material portion of its assets or property, or suffered the imposition of any mortgage, pledge or other Lien upon any material portion of its assets or property outside the ordinary course of business, or entered into any contract or letter of intent with respect thereto;
(b) effected any recapitalization, reclassification, equity or other dividend, equity split, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside or paid any other distribution of any kind (whether in cash, stock or property) to any equityholder, except for distributions of Seller Property, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests;
(c) issued (or made commitments to issue) additional securities;
(d) merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities or assets of, any other Person (other than advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, Independent Contractors and third-party transportation providers of any of the Companies in the ordinary course of business, including but not limited to advances made to Independent Contractors with respect to vehicle repairs);
(e) made commitments for capital expenditures in excess of $25,000 in the aggregate other than as contemplated by the Companies’ list of year to date and planned capital expenditures set forth in Schedule 2.07(e);
(f) granted any license or sublicense of, assigned or transferred any material rights under or with respect to any Intellectual Property other than in the ordinary course of business;

(g) suffered any event of damage, destruction, casualty loss or claim exceeding $25,000 individually or in the aggregate, in excess of amounts covered by applicable insurance;
(h) failed to maintain their respective material assets in substantially their current physical condition in accordance with past practice, normal wear and tear excepted, and in accordance with the manufacturer’s specifications and warranties;
(i) made any changes to policies or timing of repairs, maintenance and purchasing, and installation of tires, fuel and other replaceable operating supplies;
(j) granted any increase in the amount of cash compensation, benefits, retention or severance pay payable or potentially payable to any of its directors, officers or other senior executives or adopted, amended or terminated any Plan or Benefit Program;
(k) made any payment or commitment to pay any pension, retirement allowance, retiree medical or other employee benefit, any amount relating to unused vacation days or other paid time off, retention, severance or termination pay to any director, officer or employee other than in the ordinary course of business consistent with past practice and which payments or commitments to pay do not exceed $25,000 in the aggregate;
(l) made any material change in accounting, auditing or tax reporting methods, policies or practices;
(m) made or revoked any election with respect to Taxes of any Company thereof or changed its tax year;
(n) accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of their accounts receivable, pricing and payment terms, cash collections, cash payments or terms with vendors other than in the ordinary course of business in accordance with reasonable commercial practices;
(o) delayed or postponed the payment of accounts payable or accrued expenses or the deferment of expenses other than in the ordinary course of business in accordance with reasonable commercial practices;
(p) made any payment or incurred any obligation in excess of $100,000, other than in the ordinary course of business consistent with past practices;
(q) received a complaint or notice that an investigation against any Company has been commenced by any Governmental Authority or, to Sellers’ Knowledge, that any other event has occurred which calls into question any permit necessary for any Company to conduct its business and to own and operate such Company’s material assets;
(r) received any notice from any customer, supplier, Governmental Authority or any other Person, the result of which could reasonably be expected to materially impact the business of any Company;
(s) discharged or satisfied any Lien, or subjected any Company or any of such Company’s material assets to any Lien; or
(t) committed to do any of the foregoing.

2.17 Real and Personal Properties.
(a) Schedule 2.08(a) contains a complete and accurate list of all real property owned since January 1, 2012, by the Companies (the “Owned Real Property”), in each case setting forth the name of the record owner of such property, the street address and legal description of each property covered thereby and, if applicable, the date of disposition of such real property.
(b) Schedule 2.08(b) contains a complete and accurate list of all leases (the “Real Property Leases”) of real property by the Companies (the “Leased Real Property”), in each case setting forth (i) the lessor and lessee thereof, the date thereof and the dates of all amendments thereto and (ii) the street address of each property covered thereby. The Companies have made available to Buyer true and correct copies of the Real Property Leases, including all amendments, supplements and modifications thereto.
(c) Schedule 2.08(c) contains a complete and accurate list of all leases pertaining to Personal Property, pursuant to which any of the Companies makes payment in excess of $25,000 annually.
(d) Except as set forth on Schedule 2.08(d):
(i) a Company has good, marketable and insurable fee simple interest in the Owned Real Property, if any owned as of the Closing Date, and all Personal Property that is owned and/or valid and binding leaseholds in the Leased Real Property and all Personal Property that is leased, free and clear of all Liens except Permitted Liens;
(ii) a Company enjoys peaceful and undisturbed possession of the Leased Real Property and Personal Property that is leased sufficient for the intended operations and use by the Companies of such Leased Real Property and Personal Property that is leased;
(iii) each Real Property Lease and each lease in respect of Personal Property is in full force and effect in all material respects;
(iv) none of the Companies nor, to Sellers’ Knowledge, any other party is in material breach or material default under any of the Real Property Leases or any lease in respect of Personal Property, nor has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the termination) thereof, and none of the transactions contemplated hereby will constitute or create a default, event of default or right of termination thereunder, nor is the consent of the lessor or landlord or any other third party required pursuant to the terms of any of the Real Property Leases in connection with the transactions contemplated by this Agreement; and
(v) none of the Companies has subleased, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Leased Real Property, and no part of any of the Owned Real Property or the Leased Real Property has been condemned or otherwise taken by any Governmental Authority and, to Sellers’ Knowledge, no such condemnation or taking is threatened or contemplated.
2.18 Tractors and Trailers.
(a) Each of the tractors and trailers identified on Schedule 2.09(a)(i) (the “Operational Tractors and Trailers”) (i) is roadworthy and adequate for use in the ordinary course of business, (ii) has been adequately maintained in the ordinary course of business consistent with past practice, (iii) meets all applicable operating condition requirements of the DOT, and (iv) has all major mechanical, electrical and other systems functioning properly, in each case, ordinary wear and tear excepted. Any tractors and trailers out of service for repair as of the Closing Date is identified on Schedule 2.09(a)(ii), with wrecked tractors and trailers separately noted (the “Out of Service Tractors and Trailers”).
(b) Intentionally Deleted.
(c) Each of the Operational Tractors and Trailers of the Companies and each of the Out of Service Tractors and Trailers is properly licensed and registered with applicable authorities in accordance with applicable laws. Such licenses and registrations are current. All current license plates and stickers are properly affixed to the Operational Tractors and Trailers and the Out of Service Tractors and Trailers, and all related fees have been paid. No Company has received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (the “FMCSA”), or its predecessor, the Federal Highway Administration (the “FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating. Schedule 2.09(c) sets forth true, correct and complete copies of all Behavior Analysis and Safety Improvement Category (“BASIC”) rating percentiles of the Companies for each of the twelve (12) months immediately preceding the Closing Date in all seven (7) categories under the FMCSA’s Compliance Safety Accountability (“CSA”) program, including the underlying data related to such BASIC rating percentiles as provided by the FMCSA. During the twelve (12) months immediately preceding the Closing Date, all information provided to the FMCSA by the Companies in connection with CSA has been true, accurate and complete in all material respects.
(d) Since December 31, 2016, all Operational Tractors and Trailers and all Out of Service Tractors and Trailers have been operated at all times in material compliance with applicable secured notes and other financing documents. No tractors or trailers are leased by any of the Companies from a third party. There are no late fees, penalties or other amounts owing under any tractor or trailer secured note or other financing document, other than any current monthly payment that is not yet due. Schedule 2.09(d)(ii) describes in reasonable detail the warranties, repurchase or trade-back credit and other material arrangements regarding the Operational Tractors and Trailers and the Out of Service Tractors and Trailers and any restrictions on transferability on change in control in agreements regarding all tractors and trailers of the Companies.
(e) Schedule 2.09(e) sets forth a true and correct list of all non-operational tractors and trailers owned or leased by the Companies at Closing, other than the Operational Tractors and Trailers, which are identified on Schedule 2.09(a)(i) and the Out of Service Tractors and Trailers, which are identified on Schedule 2.09(a)(ii).
2.19 Taxes.
(a) Except as set forth on Schedule 2.10(a): (i) the Companies have duly and timely filed or caused to be duly and timely filed all federal, state and other Tax Returns that are required to be filed by or with respect to the Companies (taking into consideration all extended filing deadlines); (ii) all Tax Returns filed by the Companies are true, correct and complete in all material respects; (iii) the Companies have paid, or made provision for the payment of, all Taxes that are or have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Companies, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP, consistently applied) have been provided in the Financial Statements; (iv) all Taxes that the Companies are obligated to withhold from amounts owing to any employee, creditor or third party have been paid or properly accrued; and (v) each Company has filed all state income tax returns for state jurisdictions in which such Company believes that it has nexus resulting in material Tax liability.
(b) DTC is, and has been since October 1, 1999 and DTL is, and has been since December 23, 2015, an S-corporation as defined in Section 1361(a)(1) of the Code for federal and applicable state income Tax purposes and is eligible for such treatment. Each of DTC and DTL’s S-corporation election was timely filed and has not been superseded by any subsequent filing. None of the Companies nor any Seller has taken any steps or actions, or failed to take any steps or actions, including agreements, distributions or other facts that resulted or could have resulted in the failure of any Company to be treated (in accordance with each Company’s relevant classification) as an S-corporation or an entity disregarded as separate from its owner for Tax purposes. No agreement, arrangement or understanding, oral or written, exists among Sellers to circumvent the single class of stock requirement of Section 1361(b)(1)(D) of the Code and the Treasury Regulations thereunder. No Company has received any correspondence from the Internal Revenue Service questioning its status as an S-corporation or an entity disregarded as separate from its owner for Tax purposes. Each Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(c) Except as set forth on Schedule 2.10(c):
(i) there is no dispute or claim concerning any Tax liability of any Company raised by any taxing authority in writing;
(ii) no Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in force;
(iii) no Company has requested or been granted an extension of time for filing any Tax Return, which has not yet been filed;
(iv) no deficiency or proposed adjustment, which has not been finally settled or resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority in writing against any Company;
(v) there is no action, suit, taxing authority proceeding or audit now in progress or pending, or to Sellers’ Knowledge, threatened against or with respect to any Company relating to Taxes;
(vi) no written claim has been made in the past five (5) years by a taxing authority in a jurisdiction where any Company currently files Tax Returns that such Company owes or may owe additional Tax to that jurisdiction;
(vii) no power of attorney that is currently in force has been granted with respect to any matter related to Taxes that would reasonably be expected to affect any Company;
(viii) there are no Liens (other than the Liens for Taxes not yet due and payable) on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax;
(ix) none of the property of any Company is held in an arrangement that is a partnership for United States federal Tax purposes. No asset of any Company is a debt obligation that (i) was issued with “original issue discount,” as defined in Section 1273 of the Code; (ii) is an “applicable high yield discount obligation,” as defined in Section 163(i) of the Code;

(iii) provides for the payment of interest that is “disqualified interest,” within the meaning of Section 163(j)(3) of the Code; (iv) constitutes “corporation acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (v) is a “disqualified debt instrument,” as defined in Section 163(l)(2) of the Code;
(x) none of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) executed prior to the Closing; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) entered into or created prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (vi) prepaid amount received prior to the Closing;
(xi) none of the Companies is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). None of the Companies has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of applicable state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). In the past four (4) years, none of the Companies has been a member of an affiliated, consolidated, combined or unitary group filing for federal or applicable state income Tax purposes;
(xii) none of the Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
(xiii) none of the Companies has (1) participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations), (2) claimed any deduction, credit or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder, or (3) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1. The Companies have disclosed on their Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of applicable state, local or foreign law);
(xiv) none of the Companies has made any payments, is obligated to make any payments or is a party to any plan or agreement that would obligate it to make any payments in connection with this transaction that would not be deductible under Section 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) of the Code; and
(xv) all like-kind exchange transactions between any Company and any Affiliate thereof (A) were timely and accurately reported in summary form on Internal Revenue Service Form 8824, (B) complied with Section 1031 of the Code and the Treasury Regulations thereunder (and all state counterparts), and (C) did not result in any Tax liability (or any such Tax liability is fully accrued on the Financial Statements).
(d) No Company will be liable for any Tax under Section 1374 of the Code or any other applicable state or local law as a result of the transactions contemplated by this Agreement, including the election made under Section 338(h)(10) of the Code and any similar provision of state or local law (the “Section 338(h)(10) Election”). No Company has, since its inception, acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or acquired the stock of any corporation which is or became a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.
2.20 Contracts and Commitments.
(a) Except as set forth on Schedule 2.11(a) or Schedule 2.14(a), none of the Companies is party, or subject, to any:
(i) agreement relating to any completed or pending business acquisition or divestiture since January 1, 2015;
(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(iii) stock option or similar plan;
(iv) contract (I) for the employment of any officer, individual employee or other Person, (II) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (III) that provides severance or other benefits for any Person;
(v) agreement under which any of the Companies created, incurred or assumed any Indebtedness (including any conditional sales agreement, sale-leaseback or capitalized lease) or mortgaging, pledging or otherwise granting or placing a Lien on any portion of any of the Companies’ assets, other than as identified in Schedule 2.20;
(vi) any contract involving unpaid amounts in excess of $25,000 with a “change in control” clause;
(vii) guaranty of any Indebtedness;
(viii) lease or agreement under which it is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $25,000;
(ix) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $25,000;

(x) contract or group of related contracts with the same party for the purchase by any of the Companies of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $25,000 in the aggregate (other than purchase orders and transportation contracts entered into in the ordinary course of business);
(xi) contract or group of related contracts with the same party for the sale by any of the Companies of products or services under which the undelivered balance of such products or services has a sales price in excess of $25,000 in the aggregate (other than sales orders and transportation contracts entered into in the ordinary course of business);
(xii) any other contract, lease or agreement that cannot be canceled by a Company without penalty or further payment or obligation and without more than thirty (30) days’ notice and with remaining fixed payments in excess of $25,000 under any such contract;
(xiii) agreement containing covenants that in any way purport to restrict the right of any Company to engage in its current line of business, engage in any line of business, compete with any Person or solicit customers;
(xiv) hedging arrangement or forward, swap, derivatives or futures contract;
(xv) fuel purchasing contract;
(xvi) joint venture, partnership, franchise, joint marketing agreement or any other similar contract or agreement (including sharing of profits, losses, costs or liabilities by any Company with any other Person);
(xvii) material licensing agreement or other material contract or agreement with respect to Intellectual Property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any Intellectual Property;
(xviii) agreement under which any Company has made loans or advances to any other Person, and such advances or loans remain outstanding in an amount of greater than $10,000, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees and Independent Contractors (including but not limited to advances to Independent Contractors for vehicle repairs) of any Company in the ordinary course of business;
(xix) written contract or agreement with any consultant or employee or any current or former officer, director, equityholder or Affiliate of any Company (true, correct and complete copies of which have been made available to Buyer);
(xx) settlement, conciliation or similar agreement, the performance of which will involve payment after the date of this Agreement of consideration in excess of $25,000 or governmental monitoring, consent decree or reporting responsibilities;
(xxi) any contract or agreement, not otherwise covered by the foregoing, that is otherwise material to the Companies, taken as a whole; or
(xxii) any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) The Companies have made available to Buyer a true, correct and complete copy of each written agreement set forth on Schedule 2.11(a) or Schedule 2.14(a), including all modifications and amendments thereto. With respect to each agreement set forth on Schedule 2.11(a) or Schedule 2.14(a), such agreement: (i) is valid, binding and in full force and effect in all material respects; (ii) will remain unmodified and in full force and effect immediately after the Closing without any right on the part of any counterparty, including with the passage of time or notice, or both, to terminate, modify or impose any penalty as a result of the transactions contemplated hereby; (iii) is and will remain, including with the passage of time or notice, or both, immediately after the Closing enforceable by the applicable Company in accordance with its respective terms; and (iv) none of the Companies, nor, to Sellers’ Knowledge, any other party, is in material breach or default under such agreement. No Company has received any written notice (or to Sellers’ Knowledge, any other notice) of the intention of any party to terminate any agreement listed on Schedule 2.11(a). There are no oral agreements with respect to the subject matter of Schedule 2.11(a) or Schedule 2.14(a) that, individually or in the aggregate, are material to the Company.
(c) Schedule 2.11(c) sets forth a list of the transportation contracts with the Companies’ ten (10) largest customers (by consolidated revenue) for the first eight (8) months of 2018, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, “Customer Contracts”). None of the Companies, nor, to Sellers’ Knowledge, any other party, is in material breach or default under such contract. Other than customary notice to the applicable Company that such Company must bid to continue to provide services to a customer as part of the customer’s normal bid cycles, no Company has received written notice (or, to Sellers’ Knowledge, any other notice) from any customer that such customer intends to terminate, substantially modify, fail to renew or reduce volumes substantially under, any such Customer Contract.
(d) Schedule 2.11(d) sets forth a list of the contracts with the Companies’ ten (10) largest vendors or suppliers (by consolidated expenses) for the first eight (8) months of 2018, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, “Vendor Contracts”). None of the Companies, nor, to Sellers’ Knowledge, any other party, is in material breach or default under such contract. No Company has received written notice (or, to Sellers’ Knowledge, any other notice) from any vendor that such vendor intends to terminate, substantially modify, fail to renew or reduce volumes substantially under any such Vendor Contract.
2.21 Intellectual Property.
(a) All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights and applications for any of the foregoing Intellectual Property, owned by the Companies (collectively, the “Registered Intellectual Property”), as well as all social media accounts of the Companies (for example, and not by means of limitation, Facebook, Twitter, LinkedIn, Snapchat, etc.) and related log-in information are set forth on Schedule 2.12(a)(i). All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all currently due documents and certificates for such Registered Intellectual Property have been filed with the relevant patent, copyright, trademarks, Internet registrar or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Intellectual Property owned by the Companies and the Intellectual Property licensed by the Companies from third parties is all of the Intellectual Property that is used by the Companies in the conduct of their businesses as currently conducted and as conducted during the twelve (12) month period preceding the date hereof. Schedule 2.12(a)(ii) sets forth each material license or sublicense that the Companies have granted to any third party with respect to any Intellectual Property. Except as set forth on Schedule 2.12(a)(iii), no Seller nor any Affiliate of any Seller (other than the Companies) has any rights in any Intellectual Property.

(b) Except as set forth on Schedule 2.12(b), the Companies own and possess all right, title and interest in and to, or possesses the valid right to use, all Intellectual Property used by them. Except as set forth on Schedule 2.12(b), (i) to Sellers’ Knowledge, the conduct of their businesses by the Companies as currently conducted and as it has been conducted in the past three (3) years has not and does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; (ii) there are no pending actions alleging that the Companies are infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by the Companies and used in their businesses; and (iii) none of the Companies has received in the past three (3) years any written claim from any Person alleging any Intellectual Property infringement, misappropriation, dilution or other such violations. There are no outstanding judicial or administrative orders to which any Company is a party or by which it is bound, which restricts the rights to use any of the Intellectual Property owned by the Companies or used in their businesses.
(c) The Companies have provided Buyer with a true, correct and complete copy of the Companies’ company handbooks, which contain a description of steps taken to protect, and, where applicable, maintain in confidence, trade secrets of the Companies and third parties. Except as set forth in Schedule 2.12(c), no present or former officer, director, employee or contractor of any Company, has any ownership interest, in whole or in part, in any Intellectual Property owned or used by the Companies, or the right to receive royalty or other payments for Intellectual Property used by the Companies.
(d) The Companies own or lease all Computer Systems that are necessary for the operation of their businesses. In the twelve (12) month period preceding the Closing Date, there has been no failure of or other material substandard performance of any Computer Systems, which have caused any material disruptions to the businesses of the Companies. The Companies have taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities, and as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Companies have taken commercially reasonable actions to protect the integrity and security of the Computer Systems and software information stored thereon from unauthorized use, access or modification by third parties. The Companies have pursuant to software licenses the number of users or seats used in the businesses of the Companies as currently conducted.
(e) Except as set forth on Schedule 2.12(e), the Companies have possession of a copy of all material Technology related to the operation of the businesses of the Companies as conducted as of the date hereof and during the twelve (12) month period preceding the Closing Date.
(f) Except as set forth on Schedule 2.12(f), none of the Software owned and/or currently under development by any of the Companies is subject to the provisions of any Open Source Code license or other contract which would reasonably be expected to: (i) require or condition the use or distribution of such Software; (ii) require the license of such Software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such Software or any portion thereof without charge; (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of Software; or (v) otherwise impose a limitation, restriction or condition on the right of any of the Companies to use or distribute any Software or any portion thereof.
(g) The execution, delivery and performance by the Companies of this Agreement and the consummation of the transactions contemplated hereby do not result in any Person having the right to:

(i) encumber or adversely affect the right to use any Intellectual Property presently owned or used by the Companies in the conduct of their businesses, as conducted as of the date hereof; or
(ii) cause any of the Companies to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that such party would have been obligated to pay if this Agreement had not been executed, delivered and performed or the transactions contemplated hereby consummated.
2.22 Litigation. Except as set forth on Schedule 2.13(a), (a) there are no actions, suits or proceedings pending or, to Sellers’ Knowledge, threatened, against or affecting any of the Companies, or any of their respective assets, officers, directors, agents, employees, predecessors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of $25,000 has been established or any Company’s maximum estimated liability is in excess of $25,000 and (b) none of the Companies is a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority or otherwise in existence, nor, to Sellers’ Knowledge, is there any reasonable and valid basis for such proceeding based on acts or omissions of any Seller or any Company. Except as set forth on Schedule 2.13(b), since January 1, 2017, no Company has settled or received a final judgment concerning any outstanding action, suit or proceeding for an amount in excess of $25,000. No Seller is a party to any litigation, claims, actions or other proceeding, or any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority, that reasonably could be expected to affect or delay the ability of such Seller to consummate the transactions contemplated hereby, and to Sellers’ Knowledge, no such litigation, claim, action or other proceeding is threatened against such Seller.
2.23 Employee Benefit Plans.
(a) Schedule 2.14(a) lists each of the following that is sponsored, maintained or contributed to by any Company for the benefit of employees, former employees, Independent Contractors, “leased employees” (as defined in Section 414(n) of the Code), former “leased employees” (as defined in Section 414(n) of the Code), directors, former directors or any agents, consultants or similar representatives providing services to or for any Company, or with respect to any Company has any liability:
(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”); and
(ii) each personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, or any other equity-based plan, program, agreement or arrangement, profit-sharing plan, agreement or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, paid time off policy, vacation policy, severance or retention, or change-in-control pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.14(a)(i), whether written or unwritten (each, a “Benefit Program”).
(b) With respect to each Plan and each Benefit Program, the Companies have made available to Buyer copies (as applicable) of (i) the Plan or Benefit Program document currently in effect, and any related trusts, insurance, investment management and investment advisor contracts, group annuity contracts and each other funding or financing arrangement related thereto, including any amendments (or, in the case of any unwritten arrangement, a written description of the terms thereof), (ii) the most recent summary plan description, (iii) copies of any written communication, including employee handbooks, related to any Plan or Benefit Program (iv) the most recent determination letter, advisory opinion or opinion letter received from the Internal Revenue Service, (v) the latest financial statements and (vi) the three most recent Internal Revenue Service Form 5500 annual reports or other report filed with any Governmental Authority.
(c) No Plan is subject to Title IV of ERISA nor, after giving effect to the waivers contained in this Section 2.14(c), does any Plan provide for medical or life insurance benefits to retired or former employees of any Company (other than (i) as required by law, including, without limitation, Code Section 4980B, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights). No Company or any ERISA Affiliate of any Company sponsors, maintains, contributes to or has sponsored, maintained, or contributed to (nor is any Company or ERISA Affiliate of any Company obligated to contribute to), or has any current or potential obligation or liability under or with respect to (I) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (II) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (III) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (IV) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (V) any plan which is subject to Section 302 of ERISA or Section 412 of the Code. No Company nor any ERISA Affiliate of any Company is a “contributing sponsor” of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA. By his or her signature below, any Seller that is a natural person and his spouse hereby freely and voluntarily waives his or her right to post-retirement medical or life insurance benefits under any Plan.
(d) Except as set forth on Schedule 2.14(d):
(i) Each Plan, Benefit Program and Agreement complies in form and operation in all material respects with its terms and the requirements of the Code, ERISA, COBRA, and all other applicable laws;
(ii) Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the Internal Revenue Service or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service, or (C) is a prototype or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and no amendments have been made to any such Plan following the receipt of the most recent determination, opinion or advisory letter applicable to such Plan that would jeopardize such Plan’s qualified status;
(iii) There are no actions, suits or claims (other than claims in the ordinary course of business that do not involve any action or suit) for benefits under such plans pending or, to Sellers’ Knowledge, threatened against any of the Plans, Benefit Programs or Agreements or their assets;

(iv) As to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;
(v) No Company, nor, to Sellers’ Knowledge, any other Person has acted or failed to act in a manner that would result in imposition on any Company of (A) material damages for breach of fiduciary duty under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(vi) There is no matter pending or, to Sellers’ Knowledge, threatened (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs before the Internal Revenue Service, the Department of Labor, the Pension Guaranty Benefit Corporation or any other Governmental Authority; and
(vii) No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(e) All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of any Company, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the Financial Statements to the extent required by GAAP. All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued on the Financial Statements with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) to the extent required by GAAP.
(f) The Companies are in compliance with the provisions of the Patient Protection and Affordable Care Act and applicable regulations and other regulatory guidance issued under such act, and the Companies have not received written notice of, and to Sellers’ Knowledge there is no reason to expect, any Tax or liability to be incurred as a result of the application of the Patient Protection and Affordable Care Act, other than has been paid or accrued.
(g) Each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to any Company, except as to benefits accrued thereunder prior to such amendment or termination.
(h) Except as otherwise set forth on Schedule 2.14(h), (i) all amounts that are or are reasonably expected to be due and owing in respect of each Benefit Program for any period ended on or before the Closing Date have been paid to the recipients or fully accrued on the Financial Statements, except that for amounts that will not be due and owing until after the Closing Date with respect to 2018 year-end obligations, nine-twelfths (9/12) of which shall be accrued as of the Closing Date, and (ii) no Plan or Benefit Program provides that payments pursuant to such Plan, Benefit Program may be made in securities of any Company, or any ERISA Affiliate of any Company, nor does any trust maintained pursuant to any Plan or Benefit Program hold any securities of any Company or any ERISA Affiliate of any Company.
(i) Schedule 2.14(i) lists any Plans or Benefit Programs that, considered individually or considered collectively with any other such Plans or Benefit Programs, will, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan or arrangement to which any Company is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.
(j) Each Plan, Benefit Program that is a nonqualified deferred compensation plan subject to Section 409A of the Code is identified as such in Schedule 2.14(a) has been maintained (both in form and operation) in accordance with Section 409A of the Code.
(k) Schedule 2.14(k) contains a true and correct list of the name and address of each individual (including a covered employee, covered spouse or covered dependent-child) who is currently receiving or entitled to elect to receive COBRA continuation coverage under any of the Companies’ Plans or Benefit Programs, and a copy of any COBRA notice and election forms related to such individuals. The following information is included for each person identified on Schedule 2.14(k): (i) indication as to whether the individual is currently receiving COBRA coverage or instead has the right to elect (but has not yet elected) COBRA coverage (in which case, identify the last day of the sixty (60)-day election period); (ii) the legal name and a description of the type (e.g., medical, dental, vision, etc.) of Plan or Benefit Program involved; (iii) a description of the qualifying event (and any second qualifying event) (as defined under Treasury Regulation Section 54.4980B-4 and 54.4980B-7); and (iv) the date on which such qualifying event (and any second qualifying event) occurred; provided, however, that such information must be provided in compliance with the Health Insurance Portability and Accountability Act of 1996, as amended.
(l) No Company nor any ERISA Affiliate of any Company has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as defined in Section 414(n) of the Code), or individuals who have provided services as

Independent Contractors, to an extent that would reasonably be expected to result in the disqualification of Plans or the imposition of penalties or excise Taxes with respect to any of the Plans by the Internal Revenue Service or the Department of Labor.
(m) The execution and delivery of this Agreement and the consummation of the transactions in connection therewith (either alone or in combination with any other event) will not (i) require any Company, Buyer or any of their Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under any Plan or Benefit Program, (ii) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or (iii) accelerate the time of vesting, payment or funding of any amount or benefit due pursuant to any Plan or Benefit Program.
2.24 Insurance. Schedule 2.15 lists each insurance policy maintained by or otherwise covering any Company and the insurer, coverage, policy limits and self-insurance or co-insurance arrangements by or affecting any Company, but excluding any insurance policy maintained by any of the Companies’ Independent Contractors pursuant to the requirements of the Companies (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect, and no notice or, to Sellers’ Knowledge, threat of a premium increase, requirement to increase self-insured retention, non-renewal, cancellation or termination has been received by the applicable Company with respect to any such Insurance Policy. No Company has failed to give any notice or present any material claim under any

Insurance Policy in due and timely fashion or as required by any Insurance Policy. Prior to Closing, the Companies have renewed all Insurance Policies which, per the terms of such Insurance Policies, are required to be renewed prior to Closing.
2.25 Compliance with Laws. Except as otherwise set forth on Schedule 2.16, (a) since January 1, 2017, each Company has complied in all material respects, with all applicable laws of Governmental Authorities; (b) no investigation or review by any Governmental Authority with respect to any Company is pending or, to Sellers’ Knowledge, threatened; and (c) no written notices have been received by any Company since January 1, 2017, alleging (i) a violation of any such laws or any proposed laws or (ii) any obligation on the part of any Company to bear all or any part of the cost of any remedial action of any nature.
2.26 Environmental Matters.
(a) Except as set forth on Schedule 2.17, since January 1, 2012, each Company and its predecessors and Affiliates, has complied in all material respects, with all federal, state and local laws of Governmental Authorities concerning pollution, protection of the environment, health and safety, or the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (collectively, the “Environmental Laws”).
(b) Except as set forth on Schedule 2.17, the Companies have obtained and are in compliance in all material respects with all permits, licenses and other authorizations required under Environmental Laws to carry on their respective businesses as conducted on the date hereof.
(c) Except as set forth on Schedule 2.17, since January 1, 2012, no Company, nor any Affiliate of any Company, has received any written notice (or, to Sellers’ Knowledge, any other notice) of material violations or material liabilities arising under Environmental Laws relating to such Company or its facilities that remains pending or unresolved.
(d) Except as set forth on Schedule 2.17, there are no material actions, suits or proceedings pending or, to Sellers’ Knowledge, threatened against any Company, at law or in equity, or before or by any Governmental Authority under any Environmental Law, and no Company is subject to any outstanding material judgment, order or decree of any Governmental Authority pursuant to any Environmental Law.
2.27 Affiliated Transactions. Except as set forth on Schedule 2.18 no director, officer, equityholder or Affiliate of any Company, nor any individual in such director’s, officer’s or equityholder’s immediate family or any entity controlled by any such director, officer, equityholder or Affiliate of any Company, (i) is a party to any contract, agreement, commitment or transaction with or (except under terms of employment, as applicable) provides any services to any Company, (ii) has any interest in any tangible or intangible property used by any Company, or (iii) owns, directly or indirectly, any material interest in any Person that competes with any Company in any material respect (it being agreed that the ownership of no more than one percent (1%) of any class of outstanding stock of any publicly traded corporation will not be deemed material for purposes of this Section 2.18).
2.28 Brokerage and Expenses. Except as set forth on Schedule 2.19, there are no claims for, and no Company has any liability to pay any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller or any Company.
2.29 Sufficiency of and Title to Assets. The assets owned, leased or licensed by the Companies (including, without limitation, the buildings and structures located on the Owned Real Property and the Leased Real Property) constitute all material assets used in connection with the businesses of the Companies, and such assets constitute all the assets necessary for the Companies to conduct their businesses in the same manner as they are being conducted on the Closing Date. The owned assets of the Companies are not subject to any Lien, except for Liens disclosed on Schedule 2.20 and Liens that are immaterial individually and in the aggregate.
2.30 Employee Relations. Except as set forth on Schedule 2.21, since January 1, 2016:
(a) none of the Companies has (i) been a party to any collective bargaining agreement; (ii) agreed to recognize a collective bargaining agent or received any application or petition for an election or for certification of a collective bargaining agent; or (iii) negotiated toward or agreed to negotiate toward any such agreement;
(b) there has not been any strike, slowdown, picketing, work stoppage, lockout, employee grievance process, organizational activity or other labor dispute involving any Company;
(c) there has not been any proceeding relating to the alleged violation of any law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any material proceeding relating to any alleged violation of any law pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Authority;
(d) the Companies have operated in compliance, in all material respects, with all applicable foreign, federal, state and local laws relating to employment, employment standards, immigration including I-9 requirements, employment of minors, employment discrimination, leaves of absence, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity;
(e) each Company is and has been in compliance with all laws pertaining to the classification of employees exempt from the Fair Labor Standards Act and state and local wage and hour laws and all employees are and have been properly classified as exempt and non-exempt during all periods of engagement for minimum wage, overtime, and all other purposes;
(f) to Sellers’ Knowledge, each Company is and has been in compliance with all laws pertaining to the classification of Independent Contractors and all Independent Contractors are and have been properly classified as independent contractors during all periods of engagement for Tax, wage and hour, benefits and all other purposes; and
(g) there are no current or threatened investigations relating to the classification of Independent Contractors engaged by any Company, and no Company has received written notice from any Governmental Authority or other third party that such authority or other third party is seeking to reclassify all or any material portion of such Company’s Independent Contractors as employees for any purpose.

2.31 Drivers.
(a) No Company:
(i) is required pursuant to contract or otherwise with any driver to segregate from its general funds monies collected for such driver or is otherwise restricted by any driver from use of those funds, except with respect to tax levies, garnishments and other amounts incurred in the ordinary course of business, including but not limited to advances to drivers and Independent Contractors and maintenance escrows;
(ii) holds or is required to hold any portion of its accounts collected from any Person who is obligated on an account in respect of a driver’s services in trust for such driver; or
(iii) has any fiduciary relationship or duty to any driver arising out of or in connection with any contract with any driver or the transactions contemplated thereby.
(b) No driver, whether pursuant to contract or otherwise, at any time controls the method of collection of any Company’s accounts or restricts the use of proceeds thereof after receipt by such Company.
(c) No driver, whether pursuant to contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by any Company to such driver.
(d) All payments by each Company in respect of payables to drivers, whether pursuant to contract or otherwise, are made from such Company’s general funds in the ordinary course of business.
2.32 Independent Contractors.
(a) Each of the Companies’ current and former contracts with their respective Independent Contractors have at all times complied in all material respects with the federal truth-in-leasing regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks and other actions of the Companies with regard to their respective Independent Contractors have at all times complied in all material respects with the terms and conditions of such contracts and regulations. No action, suit, or proceeding has been brought, is pending, or, to Sellers’ Knowledge, is threatened against any Company by or on behalf of any Independent Contractor, whether individually or on a class or collective basis, including by the Owner-Operator Independent Drivers Association or any similar association.
(b) Each of the Companies’ contracts with their respective Independent Contractors (i) complies in all material respects with all applicable laws, (ii) has been duly and validly executed and delivered by the applicable Company and, to Sellers’ Knowledge, the respective Independent Contractor, (iii) is in full force and effect and is valid and enforceable in accordance with its terms, and (iv) does not require the consent of any Person in connection with the transactions contemplated by this Agreement. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) would be reasonably expected to contravene, conflict with or result in a breach of, or give any Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify any contract between any Company and an Independent Contractor.

(c) Schedule 2.23(c) includes a true, correct, and complete listing of all escrowed funds held by each Company for each Independent Contractor, all of which are reflected on the Latest Balance Sheet, and a listing of any amounts owed to any Company by any Independent Contractor.
(d) Schedule 2.23(d) is a correct and complete listing of all Independent Contractors for whom any Company provides financing (each, an “Independent Contractor Financing Agreement”). Each Independent Contractor Financing Agreement complies in all material respects with all applicable laws, remains in full force and effect and has not been terminated or amended. Each Independent Contractor Financing Agreement has been duly and validly executed by the Company providing financing and, to Sellers’ Knowledge, by the respective Independent Contractor. The Company providing financing is not in breach under any Independent Contractor Financing Agreement and has complied in all material respects with all applicable laws and procedures applicable to the relationships governed by Independent Contractor Financing Agreements.
(e) Each Company maintains accurate and up-to-date files and records for all current Independent Contractors, and all files and records contain all information and materials required under all applicable laws.
2.33 Permits. The Companies possess all permits required to operate their businesses as presently conducted, such permits are in full force and effect and no proceeding is pending or, to Sellers’ Knowledge, threatened, which would reasonably be expected to result in the revocation or limitation of any permit, except where such noncompliance, revocation or limitation would not result in a material liability to or material limitation on any of the Companies. Except as set forth on Schedule 2.24, none of the permits held by any Company will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.
2.34 Bank Accounts. Schedule 2.25 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which any Company maintains safe deposit boxes, an account, lock box or other accounts of any nature with respect to its business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
2.35 Loans to Officers and Directors. Except as set forth on Schedule 2.26, no Company is party to any outstanding loans or advances, or provided any guaranty or other form of credit support, directly or indirectly, to or for the benefit of any officer or director of any Company, or to or for the benefit of any family member or Affiliate of such Persons.
2.36 Fair Competition. No Company has offered anything of material value to employees of customers or suppliers, and to Sellers’ Knowledge, has not violated, attempted, planned, promised to or otherwise acted in contradiction to any commercial bribery, unfair competition or similar statute or regulation promulgated by any Governmental Authority. No Company has received written notice from any Governmental Authority of, or to Sellers’ Knowledge been investigated by any Governmental Authority with respect to, any such violation by any Company, no such investigation is pending and, to Sellers’ Knowledge, no such investigation has been threatened.
2.37 Capital Expenditures; Dispositions. The capital expenditures of the Companies for tractors and trailers (including a description and amount for each unit) for the period January 1, 2018 through the Closing Date are set forth on Schedule 2.28(a), and all amounts due with respect to such capital expenditures have been paid or have been accrued and reflected in the calculation of the Closing Statement. The disposition of tractors and trailers (including a description and amount for each unit) by the Companies for the period January 1, 2018 through the Closing Date are set forth on Schedule 2.28(b), and all amounts due in respect of such dispositions have either been received or recorded as Accounts Receivable. The Companies’ capital expenditures and dispositions plan for the period from and after the Closing Date through December 31, 2018, is set forth on Schedule 2.28(c) and, except as set forth on Schedule 2.28(c), the Companies do not have any contracts or commitments for the acquisition or disposition of any tractors, trailers or other material assets.
2.38 Investment Intent. Todd Davis, who is receiving shares of Buyer Common Stock as consideration pursuant to Section 1.01(a), represents and warrants to Buyer that such Seller has such knowledge, sophistication and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of receipt of Buyer Common Stock. Todd Davis has the ability to bear the economic risk of this investment, including complete loss of the investment. Todd Davis represents and warrants to Buyer that such Seller is acquiring Buyer Common Stock for investment for his own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intent of selling, granting any participating in or otherwise distributing the same. Todd Davis understands that Buyer Common Stock received pursuant to Section 1.01(a) has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations contained in this Section 2.29. Todd Davis acknowledges that, as of the date hereof, he has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the transactions contemplated by this Agreement and Buyer Common Stock, and the merits and risks of investing Buyer Common Stock, and any such questions have been answered to such Seller’s reasonable satisfaction, (ii) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable such Seller’s evaluation of his investment, (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to such Seller’s reasonable satisfaction, and (iv) the opportunity to ask questions of management of Buyer and any such questions have been answered to such Seller’s reasonable satisfaction. Todd Davis has sought accounting, legal and tax advice as he has considered necessary to make an informed decision with respect to his acquisition of Buyer Common Stock. Todd Davis acknowledges that no Affiliate or representative of Buyer has made any representations, expressed or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained in Article 3. Subject to the accuracy of Buyer’s representations and warranties contained in Article 3, Todd Davis agrees that neither Buyer nor any of its Affiliates will have any indemnification obligation hereunder to any Seller or any other Person resulting from the issuance and sale of Buyer Common Stock to such Seller. Todd Davis represents and warrants to Buyer that he is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC. Todd Davis represents and warrants to Buyer that he understands that the Buyer Common Stock is characterized as “restricted securities” under United States federal securities laws inasmuch as such Buyer Common Stock is being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations, the Buyer Common Stock may be resold without registration under the Securities Act only in limited circumstances. Todd Davis acknowledges that the Buyer Common Stock must be held indefinitely unless a sale of such Buyer Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available. Todd Davis is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement or shares owned by certain Persons associated with Buyer, subject to satisfaction of certain conditions. Todd Davis understands and agrees that any certificate representing

Buyer Common Stock, and securities issued in respect thereof or exchange therefor, will bear a legend in the following form (in addition to any other legend required under applicable state securities laws) (and a comparable notation or other arrangement will be made with respect to any uncertificated Buyer Common Stock):
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO HOLDING PERIODS AND CERTAIN RESTRICTIONS ON SALE CONTAINED IN THAT CERTAIN EQUITY PURCHASE AGREEMENT DATED OCTOBER 18, 2018, AND MAY NOT BE SOLD IN VIOLATION OF SUCH RESTRICTIONS.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as of the date hereof:
3.10 Good Standing. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Delaware.
3.11 Power and Authority; Authorization. Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which Buyer is a party and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of the such Transaction Documents.
3.12 Enforceability. This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement is a valid and binding obligation of Sellers and the Companies, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies. Each Transaction Document to which Buyer is a party, when executed and delivered by Buyer, will be duly executed and delivered by Buyer, and assuming that such Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.
3.13 No Conflicts. Except as set forth on Schedule 3.04, the execution, delivery and performance of the Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party that has not been obtained, under the provisions of Buyer’s certificate of incorporation or bylaws, or any agreement or instrument to which Buyer is bound, or any law, statute, rule or regulation or order, judgment or decree of any Governmental Authority to which Buyer is subject.
3.14 Litigation. There are no actions, suits or proceedings pending or, to Buyer’s Knowledge, threatened against or affecting Buyer or its Affiliates at law or in equity, by or before any Governmental Authority, or arbitration or mediation authority, which could adversely affect Buyer’s performance under any Transaction Document to which it is a party or the consummation of the transactions contemplated thereby.
3.15 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
3.16 Investment Representation. Buyer is acquiring the Company Equity for its own account with the intention of holding such Company Equity for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the United States Securities and Exchange Commission (“SEC”) under the Securities Act. Buyer acknowledges that the Company Equity has not been registered under the Securities Act or any state or foreign securities laws and that the Company Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Equity is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
3.17 Financial Statements. Buyer has previously made available to the Companies (through the SEC’s EDGAR filing system) copies of Buyer’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and the financial statements contained therein (collectively, the “Buyer Financial Statements”). Subject, in the case of any unaudited Buyer Financial Statements, to normal year-end adjustments and the absence of footnote disclosure, the Buyer Financial Statements fairly present, in material conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof, and cash flows and changes in financial position for the periods then ended.
3.18 SEC Reports. Buyer has timely filed all registration statements, forms, reports and other documents that Buyer is required to file with the SEC under the Exchange Act and the rules and regulations promulgated thereunder. As of its respective date, each such registration statement, form, report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
3.19 Solvency. Buyer is not and will not be, after giving effect to the transactions contemplated by this Agreement, insolvent within the meaning of 11 U.S.C. 101(32) or similar laws of any jurisdiction. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with actual intent to hinder, delay or defraud either present or future creditors of Buyer. At the Closing, Buyer will have sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

3.20 Absence of Certain Changes or Events. Since June 30, 2018, there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
3.21 Buyer Shares. The shares of Buyer Common Stock to be issued to Todd Davis as consideration pursuant to Section 1.01(a) have been adequately reserved and will, when issued, be validly issued, fully paid and non-assessable, free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and blackout policies of Buyer, to the extent such policies apply to Buyer Common Stock held by a Seller, and not subject to preemptive rights or other similar rights, options, understandings, agreements or rights of first refusal. The shares of Buyer Common Stock to be issued to Todd Davis as consideration pursuant to Section 1.01(a), when issued in accordance with this Agreement, will be free and clear of all Liens, other than restrictions imposed by this Agreement, applicable state and federal securities laws and blackout policies of Buyer, to the extent such policies apply to Buyer Common Stock held by a Seller.
ARTICLE 4
INDEMNIFICATION
4.10 Survival. All of the representations and warranties contained in Article 2 and Article 3 and the right of any Person to assert any claim for indemnification or recovery from the Escrow Account in respect thereof pursuant to this Article 4 will survive the Closing, but will terminate and be of no further force or effect after the date eighteen (18) months after the Closing Date; provided, however, that notwithstanding the foregoing the representations set forth in in Section 2.01 (Organization; Power and Authority; Enforceability), Section 2.02 (Authorization; No Conflicts), Section 2.04 (Equity Securities; Title), Section 2.10 (Taxes), Section 2.14 (Employee Benefit Plans), Section 2.17 (Environmental Matters) and Section 2.19 (Brokerage and Expenses) (collectively, the “Fundamental Representations”), will survive the Closing, but will terminate and be of no further force and effect upon the expiration date of the applicable statute of limitations. All covenants and agreements that require performance prior to or at the Closing will terminate immediately after the Closing. All covenants and agreements will survive in accordance with their terms and applicable law.
4.11 Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article 4), Buyer will indemnify Sellers and hold them harmless from any Losses incurred by them to the extent resulting from any (a) breach or inaccuracy of any representation or warranty of Buyer contained in Article 3, (b) nonfulfillment or breach of any covenant or agreement of Buyer contained in this Agreement, (c) nonfulfillment or breach of any covenant or agreement of the Companies requiring performance by any Company after the Closing or (d) Third Party Claim arising out of (i) the presence of any substance, material or waste that is identified or defined as hazardous by any Governmental Authority, as such identification may be amended at any time in the future, (ii) solid wastes, asbestos, PCBs, underground storage tanks, groundwater contamination, well, urea-formaldehyde, oil, petroleum, petroleum product or any other substance regulated by the EPA and/or (iii) the violation or potential violation of any Environmental Laws, in each case, which Third Party Claim relates to the Owned Real Property or the Leased Real Property and arises from circumstances first existing after the Closing. All payments under this Section 4.02 will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Equity.
4.12 Indemnification by Sellers. From and after the Closing (but subject to the provisions of this Article 4), Sellers will jointly and severally indemnify Buyer, the Companies, each of Buyer’s Affiliates (including the Companies after the Closing) and each of the Companies’ Affiliates after the

Closing (all such foregoing persons, collectively, the “Buyer Indemnitees”) and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee, to the extent resulting from:
(a) a breach or inaccuracy of any representation or warranty contained in Article 2; provided, however, that, solely for purposes of calculating any Losses (but not for determining whether any breach of a representation or warranty has occurred), if any such representation is qualified by the use of the term “Material Adverse Effect” or by the word “material” or by any word formed from such words, then such representation or warranty will be construed as if the word “material” (and such words formed therefrom) or the term “Material Adverse Effect” were not included in such representation or warranty; provided, further, that, notwithstanding the foregoing clause, for purposes of determining whether a breach of the representations and warranties in Section 2.05(a) has occurred, and for purposes of calculating any Losses under Section 2.05(a), such representations and warranties will be construed as if the word “material” appearing prior to the words “conformity with GAAP” were not included in such representations and warranties; and provided, further, that with respect to a breach or inaccuracy of any representation or warranty contained in Section 2.29, Sellers receiving shares of Buyer Common Stock as consideration pursuant to Section 1.01(a) shall severally and not jointly indemnify and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee to the extent resulting from such breach or inaccuracy;
(b) fraud by or on behalf of any Seller;
(c) any breach by any Restricted Person of his or her obligations under his or her Restrictive Covenant Agreement during the five (5) years after the Closing Date;
(d) any nonfulfillment or breach of any covenant or agreement of any Company (required to be performed at the Closing) or Sellers or Sellers’ Representative (required to be performed at any time) contained in this Agreement;
(e) any Indebtedness or Transaction Expenses not paid at or prior to the Closing and not taken into account in determining the Final Aggregate Closing Consideration;
(f) any Seller Taxes;
(g) any Schedule 4.03(g) Item;
(h) any obligation of any Company to any Seller or any Affiliate of such Seller for events, circumstances, actions, omissions or liabilities arising prior to the Closing Date under any contract, agreement, arrangement, lease or other understanding between any Company, on the one hand, and any Seller or any Affiliate of such Seller, on the other hand, other than ordinary course obligations for rent, insurance, taxes and similar accruals under the leases of Real Property between a Company and any Seller or any Affiliate of such Seller to the extent set forth in such leases;
(i) any Third Party Claim arising out of (i) the presence of any substance, material or waste that is identified or defined as hazardous by any Governmental Authority, as such identification may be amended at any time in the future, (ii) solid wastes, asbestos, PCBs, underground storage tanks, groundwater contamination, well, urea-formaldehyde, oil, petroleum, petroleum product or any other substance regulated by the EPA and/or (iii) the violation or potential violation of any Environmental Laws, in each case, which Third Party Claim arose from circumstances which existed prior to the Closing and related to the Owned Real Property or the Leased Real Property; or
(j) any nonfulfillment or breach of any covenant or agreement contained in Section 5.08.

4.13 Escrow.
(a) At any time and from time to time after the Closing, the Buyer Indemnitees will be entitled to make claims against the Escrow Account in respect of Losses for which they are indemnified hereunder.
(b) Notwithstanding anything herein to the contrary, the rights of Buyer pursuant to this Article 4 will be subject to the following limitations:
(i) no Buyer Indemnitee will be entitled to indemnification pursuant to Section 4.03(a) unless and until the aggregate amount of Losses that otherwise would be payable pursuant to Section 4.03(a) to any one or more Buyer Indemnitees exceeds on a cumulative basis an amount equal to $200,000 (the “Threshold”) and then the Buyer Indemnitees will be entitled to the aggregate amount of all such Losses that exceed the Threshold; and
(ii) the amount that the Buyer Indemnitees may recover with respect to any and all Losses under Section 4.03(a) (excluding Losses that result from a breach or inaccuracy of any of the Fundamental Representations) will not exceed, in the aggregate, $7,950,000.
Anything to the contrary notwithstanding, the limitations contained in Section 4.04(b)(i) and Section 4.04(b)(ii) will not apply to Losses relating to Sections 4.03(c), 4.03(d), 4.03(e), 4.03(f), 4.03(g), 4.03(h), 4.03(i), 4.03(j) or to breach of any of the Fundamental Representations; provided, however, that (x) the amount the Buyer Indemnitees may recover with respect to any and all Losses relating to Section 4.03(j) will not exceed, in the aggregate, $500,000 and (y) the amount the Buyer Indemnitees may recover with respect to any and all Losses hereunder will not exceed, in the aggregate, the Purchase Price. For the avoidance of doubt, neither the limitations contained in Section 4.04(b)(i) and Section 4.04(b)(ii) nor the limitation contained in the foregoing sentence will apply to any fraud by or on behalf of any Seller.
(c) No later than ten (10) days following the date eighteen (18) months after the Closing Date (the “Release Date”), Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute to Sellers’ Representative, on behalf of Sellers, by wire transfer of immediately available funds to the account specified by Sellers’ Representative, an amount equal to the funds remaining in the Escrow Account, less all amounts for which Buyer Indemnitees will have, prior to the applicable date set forth in Section 4.01, made a valid claim pursuant to the procedures set forth in this Article 4 and for which recovery has not been satisfied from the Escrow Account as of the relevant date (the “Outstanding Escrow Claims”). As soon as any Outstanding Escrow Claim that is unresolved as of the Release Date is resolved pursuant to the procedures set forth in this Article 4 and funds in the amount of the Outstanding Escrow Claims are delivered to the Buyer Indemnitees in respect of such resolved Outstanding Escrow Claim, the Escrow Agent will distribute, pursuant to joint written instructions from Buyer and Sellers’ Representative, to Sellers’ Representative (on behalf of Sellers), the remaining funds held in the Escrow Account, less any unresolved Outstanding Escrow Claims.
(d) All payments made from the Escrow Account will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Equity.
(e) Except for Buyer pursuant to Section 1.01(a), no Person will have any obligation to fund or replenish the Escrow Account at any time.

4.14 Procedures Relating to Indemnification.
(a) Subject to the limitations set forth elsewhere in this Article 4, in order for any Person (such Person the “Claiming Party”) to be entitled to indemnification or recovery under this Agreement in respect of a claim or demand made by any Person against the Claiming Party (a “Third Party Claim”), such Claiming Party will notify Buyer (in cases of claims for indemnification under Section 4.02) or Sellers’ Representative (in cases of claims for indemnification under Section 4.03) (in either case, the “Defending Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis will not affect the indemnification or escrow recovery, as applicable, provided hereunder except to the extent the Defending Party will have been actually and materially prejudiced as a result of such failure. Thereafter, the Claiming Party will deliver to the Defending Party, reasonably promptly after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.
(b) If a Third Party Claim is made against a Claiming Party, the Defending Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with reputable counsel selected by the Defending Party, so long as the requirements of this Section 4.05(b) remain true: (i) the Defending Party notifies the Claiming Party within thirty (30) days after the Claiming Party has given written notice of a Third Party Claim to the Defending Party (unless in such notice the Claiming Party certifies, in good faith, that the failure to assume such defense within fifteen (15) days would materially prejudice the Claiming Party by a delay in assuming the defense beyond fifteen (15) days, in which case, the Claiming Party will have the right to assume the defense subsequent to the expiration of such fifteen (15) day period if the Defending Party fails to so assume the defense thereof), that the Defending Party is assuming the defense of such Third Party Claim; and (ii) the Defending Party conducts the defense of the Third Party Claim in an active and diligent manner; provided, however, that the Defending Party will not be entitled to assume the defense (unless otherwise agreed to in writing by the Claiming Party) if (x) the Third Party Claim relates to any criminal proceeding, action, indictment, allegation or investigation or (y) the Third Party Claim primarily seeks an injunction or equitable relief against the Claiming Party. Notwithstanding the foregoing, a Defending Party will not be entitled to assume the defense of a Third Party Claim unless it has acknowledged in writing to the Claiming Party that indemnification or recovery from the Escrow Account (to the extent, if any, that the claimant with respect such Third Party Claim ultimately recovers from the Claiming Party) applies to such Third Party Claim. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof unless (I) the employment of separate counsel will have been authorized in writing by the Defending Party in connection with the defense of such Third Party Claim or (II) the Claiming Party’s counsel will have advised the Claiming Party in writing, with a copy delivered to the Defending Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If the Defending Party assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party will control such defense (including any settlement with respect thereto); provided, however, that the Defending Party will obtain the prior written consent of the Claiming Party (which will not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of the Third Party Claim if such resolution would involve anything other than the payment of monetary damages in an amount less than the amount remaining in the Escrow Account and does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Claiming Party and all of its Affiliates and representatives from all liability with respect thereto. If the Defending Party chooses to defend any Third Party Claim, then all the parties hereto will cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers’ Representative will act on behalf of all Defending Parties in the case of all Third Party Claims with respect to which Buyer is seeking indemnification pursuant to Section 4.03(a), funds from the Escrow Account under Section 4.04. Whether or not Sellers’ Representative will have assumed the defense of a Third Party Claim, neither Buyer nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which any sums are recoverable from the Escrow Account without the prior written consent of Sellers’ Representative (which will not be unreasonably withheld, conditioned or delayed); provided, that truthful answers as part of any legal process will not be a violation of this sentence.
(c) In any case in which a Claiming Party seeks indemnification or recovery from the Escrow Account under this Agreement not arising out of a Third Party Claim, the Claiming Party will notify the Defending Party in writing of any Losses that such Claiming Party claims are subject to indemnification or recovery from the Escrow Account under the terms of this Agreement. The notice will describe the indemnification sought in reasonable detail to the extent known, and will indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered. Subject to the limitations set forth in Section 4.04(b) and this Section 4.05, the failure of the Claiming Party to exercise promptness in such notification will not amount to a waiver of such claim unless and only to the extent that the resulting delay actually materially and adversely prejudices the position of the Defending Party with respect to such claim.
4.15 Determination of Loss Amount.
(a) Any Losses claimed hereunder will be calculated after taking into consideration the net proceeds (after taking into account the costs of collecting any such proceeds) of insurance or third party recoveries actually received by any Person entitled to indemnification or escrow recovery, as applicable. In the event that any such net proceeds of insurance or other third party recovery is made by any such Person with respect to any Loss for which any such Person already has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the recovery from the insurance or other third party recovery will be made promptly to the Person providing the indemnity or other recovery hereunder. Buyer will use commercially reasonable efforts, consistent with Buyer’s past practices, to submit claims to insurance companies for Losses covered by insurance policies of the Companies or of Buyer. Buyer will use commercially reasonable efforts, consistent with Buyer’s past practices, to submit claims and seek indemnification from any third party Person (except insurance companies as discussed in the previous sentence) who may have an obligation to indemnify Buyer, its Affiliates (including the Companies after the Closing), or the Companies against any such Losses.
(b) In no event will any Person be entitled to recover or make a claim for any amounts in respect of consequential, punitive or exemplary damages (except to the extent payable in connection with a Third Party Claim).
(c) No Person will be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder more than once in respect of any one Loss or related group of Losses. For example, Buyer Indemnitees will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder with respect to any Loss arising from a breach of a representation or warranty set forth in Article 2 relating in any way to the Companies’ Indebtedness, Transaction Expenses, Cash on Hand or Net Working Capital to the extent such Loss is factored into the amount of Indebtedness, Transaction Expenses, Cash on Hand or Net Working Capital that are included in the Final Aggregate Closing Consideration.
(d) All Losses for which the Companies had, prior to Closing, established a specific reserve on the Latest Balance Sheet will be determined after taking into account the amount of such reserve.
4.16 Acknowledgments.
(a) Except as specifically provided elsewhere in this Agreement (including in Section 1.02), this Article 4 and the Escrow Agreement set forth the sole and exclusive remedy with respect to any and all rights, claims and causes of action Buyer may have against Sellers relating to the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, whether arising under or based upon any law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the liability of Sellers under the indemnification and escrow recovery provisions set forth in this Article 4 will be in addition to, and not exclusive of, (i) any other liability that such Person may have at law or equity due to the fraud of such Person (and none of the provisions set forth in this Agreement, including the provisions set forth in this Section 4.07(a), will be deemed a waiver by any Person of (or a limitation on) any right or remedy that such Person may have at law or equity due to the fraud of any other Person); and (ii) any equitable relief to which a Person may be entitled relating to the breach of any covenant or agreement contained in this Agreement or any other Transaction Document.
(b) Each Seller and each Restricted Person agrees that he, she or it will not make any claim for indemnification against Buyer or any of the Companies by reason of the fact that he, she or it was a controlling Person, director, officer, employee, agent or other representative of one or more of the Companies (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any legal requirement, organizational document, contractual obligation, or otherwise) with respect to any claim brought by any Buyer Indemnitee against any Seller or any Restricted Person under this Agreement. With respect to any claim brought by a Buyer Indemnitee against any Seller or any Restricted Person under this Agreement, each Seller and each Restricted Person expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any of the Companies with respect to any amounts owed by him, her or it.
ARTICLE 5
ADDITIONAL AGREEMENTS
5.10 Tax Matters.
(a) Except as otherwise provided in this Section 5.01, Buyer will prepare or cause to be prepared all Tax Returns of the Companies required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods. Such Tax Returns will be prepared on a basis consistent with the past practice of the Companies, except as otherwise required by applicable law. At least thirty (30) days prior to the date on which each such Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Buyer will submit such Tax Return to Sellers’ Representative for review and approval, which will not be unreasonably withheld, conditioned or delayed. Buyer will cause such Tax Return to be timely filed and will provide a copy to Sellers’ Representative. To the extent any Seller Taxes are unpaid or become due after the Closing, such Seller Taxes will be paid by Sellers or, in the event Buyer or any Company pays any Seller Taxes (or portion thereof), Sellers will reimburse the payor thereof for such amount. Sellers’ Representative will prepare or cause to be prepared all Tax Returns of the Companies relating to income and loss (“Income Tax Returns”) passed through to any S-corporation shareholders and filed or required to be filed after the Closing Date (including any amended Tax Returns and Tax Returns on Internal Revenue Service Form 1120-S (or comparable applicable state or local form)) for all Pre-Closing Periods. At least thirty (30) days prior to the date on which each such Income Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Sellers’ Representative will submit such Income Tax Return to Buyer for review and approval, which will not be unreasonably withheld, conditioned or delayed. Sellers’ Representative will cause each such Income Tax Return to be timely filed and will provide a copy of each such Income Tax Return to Buyer.
(b) In completing any Income Tax Returns for the Tax period ending on the Closing Date and any Straddle Period, the Indebtedness, Transaction Expenses and any other applicable expenses of the Companies associated with the transactions contemplated hereby will, to the extent properly deductible for federal or applicable state and local income Tax purposes as determined by Sellers’ Representative in its reasonable discretion, be allocated to such Income Tax Returns (provided, for the avoidance of doubt, that any of Buyer’s Transaction Expenses paid by Buyer after the Closing shall be deductible by Buyer). For the avoidance of doubt, any accrued liabilities taken into account in computing the “aggregate deemed sale price” pursuant to Treasury Regulation Section 1.338-4 will, to the extent properly deductible for federal or applicable state and local income Tax purposes as determined by Sellers’ Representative in its reasonable discretion, be allocated to such Income Tax Returns pursuant to Treasury Regulations Sections 1.461-4(d)(5) and 1.338-4(d). The parties will not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any corresponding or similar provision of applicable state, local, or foreign income Tax law) to ratably allocate the 2018 income and loss of the Companies.
(c) In the case of such Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:
(i) in the case of Taxes other than those imposed on a periodic basis with respect to the assets or capital of the Companies deemed equal to the amount that would be payable if the Tax period of the Companies ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Companies, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
(d) Buyer, the Companies, Sellers’ Representative and Sellers will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 5.01 and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Companies. Each of Sellers’ Representative and Buyer agrees, upon request of the other, to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer, the

Companies or Sellers, including, but not limited to, with respect to the transactions contemplated hereby; provided, however, that neither Sellers’ Representative nor Buyer will be required to take any action (other than any action required by law or by contract or to prevent any breach of a provision of this Agreement other than this sentence) that would impose or increase any obligation on its part, unless the other party agrees in writing to indemnify such acting party for the relevant increase in obligation. The Companies and Sellers will (i) retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until thirty (30) days after the expiration of the statute of limitations (and, to the extent notified by Buyer or any Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or Sellers, as the case may be, will allow the other party to take possession of such books and records.
(e) Any Tax refunds that are received by Buyer or its Affiliates (including the Companies after the Closing), and any amounts credited against Taxes to which Buyer or its Affiliates (including the Companies after the Closing) may become entitled, that relate to Pre-Closing Periods or portions thereof ending on the Closing Date for any Straddle Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute arising in a Tax period or portion thereof beginning after the Closing Date) will be for the account of Sellers, and Buyer will pay over to Sellers’ Representative, on behalf of Sellers, any such refund or credit within five (5) days after receipt or entitlement thereto. If any such refund or credit is subsequently disallowed, the Taxes payable by the Companies in connection with the disallowance of such refund or credit will be treated as Seller Taxes subject to indemnification or escrow recovery under Sections 4.03 and 4.04. Any Tax refunds that are received by any Sellers or their Affiliates, and any amounts credited against Taxes to which Sellers or their Affiliates may become entitled, that relate to post-Closing periods or portions thereof (other than any refund resulting from the carryback of a net operating loss or other Tax attribute arising in a Tax period or portion thereof ending before the Closing Date, and including, for the avoidance of doubt, any Transfer Taxes directly or indirectly imposed on Buyer that Buyer pays) will be for the account of Buyer, and Sellers will pay over to Buyer any such refund or credit within five (5) days after receipt or entitlement thereto. If any such refund or credit is subsequently disallowed, the Taxes payable by Sellers or their Affiliates in connection with the disallowance of such refund or credit will be subject to indemnification.
(f) All transfer, documentary, sales, use, stamp, registration or other similar Taxes imposed on the Companies or Sellers directly or indirectly as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes will be borne by Sellers. Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and Sellers will cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns. Sellers’ portion of such Transfer Taxes will be paid from the Aggregate Closing Consideration and will be retained by Buyer at Closing for such purposes.
(g) The Companies and each Seller will join with Buyer in making the Section 338(h)(10) Election. Buyer will prepare or cause to be prepared and file or cause to be filed the Section 338(h)(10) Election. Buyer and Sellers will comply fully with all filing and other requirements necessary to effectuate the Section 338(h)(10) Election on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338(h)(10) Election, including the exchange of information and the joint preparation and filing of Internal Revenue Service Form 8023 and Internal Revenue Service Form 8883

(and all supplements thereto). At the Closing, Sellers will deliver to Buyer an executed Internal Revenue Service Form 8023.
(h) Buyer and Sellers agree that the Final Aggregate Closing Consideration and the liabilities of the Companies (plus other relevant items) will be allocated to the assets of the Companies for all purposes (including Tax and financial accounting) in accordance with Schedule 5.01(h) (such allocation, the “Section 338(h)(10) Allocation”). Buyer and Sellers agree to act in accordance with the Section 338(h)(10) Allocation in the preparation and filing of all Tax Returns and in the course of any Tax Proceeding relating thereto, except as may be required by applicable law. Upon payment of any amounts pursuant to any indemnification obligations hereunder resulting in an adjustment of the Aggregate Closing Consideration, the Section 338(h)(10) Allocation will be appropriately adjusted in accordance with the procedures described in this Section 5.01.
(i) Buyer will provide Sellers’ Representative with a proposed Section 338(h)(10) Allocation not more than ninety (90) days after the Closing. The Section 338(h)(10) Allocation will become final and binding on the parties hereto thirty (30) days after Buyer provides the Section 338(h)(10) Allocation to Sellers’ Representative, unless Sellers’ Representative delivers notice of its disagreement (an “Allocation Notice of Disagreement”) to Buyer on or prior to such date. The Allocation Notice of Disagreement must identify with specificity each item in the Section 338(h)(10) Allocation that Sellers’ Representative disagrees with and Sellers’ Representative must prepare an alternative Section 338(h)(10) Allocation; provided, however, that Sellers’ Representative may object only on the basis that Buyer’s proposed Section 338(h)(10) Allocation is inconsistent with Schedule 5.01(h). If Sellers’ Representative timely delivers an Allocation Notice of Disagreement, then the Section 338(h)(10) Allocation will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Sellers’ Representative resolve in writing any differences they have with respect to the matters specified in the Allocation Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.
(j) During the thirty (30) days following delivery of an Allocation Notice of Disagreement or in the event of a 338(h)(10) dispute, Buyer and Sellers’ Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Allocation Notice of Disagreement or the 338(h)(10) liability calculation. At the end of such thirty (30) day period, Buyer and Sellers’ Representative will submit such dispute to the Independent Accountants for resolution of all matters which remain in dispute which were included in the Allocation Notice of Disagreement or the 338(h)(10) liability calculation (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Section 338(h)(10) Allocation or the 338(h)(10) liability calculation in accordance with the terms of this Agreement (with it being understood that Buyer and Sellers’ Representative will request that the Independent Accountants deliver to Buyer and Sellers’ Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Sellers’ Representative. The Independent Accountants’ determination will be based solely on written materials submitted by Buyer and Sellers’ Representative (i.e., not on independent review) and on the definitions of “Section 338(h)(10) Allocation” (and related definitions) included herein and the provisions of this Agreement. The costs and expenses of the Independent Accountants will be allocated equally between Buyer and Sellers, and Buyer and Sellers will each bear 50% of the Independent Accountants’ costs and expenses.

(k) The parties hereto agree to be bound by the Section 338(h)(10) Allocation and will take no action inconsistent with the Section 338(h)(10) Election or the Section 338(h)(10) Allocation for the purpose of all Tax Returns filed by them, and will not voluntarily take any action inconsistent therewith unless required by applicable law. In the event of any Tax Proceeding that impacts the Section 338(h)(10) Election and the Section 338(h)(10) Allocation, the party receiving notice of such Tax Proceeding will promptly notify the other parties thereof, and take all commercially reasonable efforts to defend the validity and accuracy of the Section 338(h)(10) Election and Section 338(h)(10) Allocation. In the event (x) any Tax Proceeding determines that any Company was not a valid S-corporation or entity disregarded as separate from its owner for Tax purposes through the Closing Date and as a result the Section 338(h)(10) Election is determined invalid such that Buyer does not obtain the increase in Tax basis that would have been obtained in the Section 338(h)(10) Election and (y) Sellers legally are entitled to amend their Tax Returns to reduce their Tax obligations as a result (for example, because the transactions contemplated hereby would be treated as a sale of C corporation stock subject to capital gain rates), then Sellers will amend their returns (at Buyer’s cost) and turn over any cash benefit (if and when received) or any reduction in cash Taxes owed by Sellers (if and when realized) to Buyer. Without limiting the foregoing, in the event that any Company's S-corporation election is found to be invalid or to have terminated on or before Closing, Sellers will (x) use their best efforts to obtain from the Internal Revenue Service a waiver of the invalidity or termination on the grounds of inadvertency, (y) take such steps and make such adjustments as may be required by the Internal Revenue Service pursuant to Section 1362(f)(3) and (4) of the Code, and (z) bear the expense of procuring such waiver, including, without limitation, the legal, accounting, and tax costs of taking such steps and making such adjustments as may be required. To the extent the parties disagree about the resolution of any matter in this Section, the disagreement will be resolved subject to the procedures set forth in Sections 5.01(i) and 5.01(j). Notwithstanding anything in this Agreement to the contrary, Sellers’ obligation to indemnify Buyer under this Agreement for Losses attributable to the failure of Buyer to obtain the benefits of the Section 338(h)(10) Election and the Section 338(h)(10) Allocation as a result of the failure of any Company to qualify as an S-corporation or entity disregarded as separate from its owner for Tax purposes at or prior to Closing will not exceed the amount of such cash benefit received by Sellers or any reduction in cash Taxes owed by Sellers.
(l) If, subsequent to the Closing, Buyer or any of its Affiliates (including the Companies after the Closing) receives notice of a Tax Proceeding with respect to any Tax Return for a Pre-Closing Period or any Straddle Period, then within fifteen (15) days after receipt of such notice, Buyer will promptly notify Sellers’ Representative of such notice in writing. Sellers’ Representative will have the right to control, at Sellers’ expense, the conduct and resolution of any Tax Proceeding with respect to any Tax Return for a Pre-Closing Period that may be subject to indemnification under Section 4.03 and any Income Tax Return for a Pre-Closing Period, provided, that Sellers’ Representative (i) will keep Buyer reasonably informed of the progress of such Tax Contest and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Buyer’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Buyer or its Affiliates (including the Companies after the Closing) in a Tax period (or portion thereof) beginning after the Closing Date. Buyer will have the right to control the conduct and resolution of any Tax Proceeding with respect to any Tax Return for a Straddle Period that may be subject to indemnification under Section 4.03 and any Income Tax Return for a Pre-Closing Period or Straddle Period, provided, that Buyer (i) will keep Sellers’ Representative reasonably informed of the progress of such Tax Contest and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Sellers’ Representative’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Sellers or for which Sellers are responsible under this Agreement, and provided, further, that Sellers’ Representative will have the right to participate, at Sellers’ expense, in the conduct and resolution of any such Tax Proceeding. In the event of any conflict or overlap between the provisions of this Section 5.01(l) and Section 4.05, the provisions of this Section 5.01(l) will control.
5.11 Further Assurances. From time to time from and after the Closing, as and when reasonably requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
5.12 Access to Books and Records. From and after the Closing, Buyer will cause the Companies to provide Sellers’ Representative and its authorized representatives with reasonable access (for the purpose of examining and copying) during normal business hours (and without causing undue interruption or interference with the Companies’ businesses) and with advance written notice to Buyer, to the books and records of the Companies with respect to periods or occurrences prior to the Closing Date for any reasonable purpose relating to this Agreement and the Companies; provided, however, that notwithstanding the foregoing, Sellers’ Representative and its authorized representatives are not entitled to access, review, examine or copy any books and records of the Companies containing any confidential information the disclosure of which is prohibited under a confidentiality or similar agreement with a third party or privileged (including attorney-client privilege) information unless in the case of confidential information that is not privileged (including attorney-client privilege) information such confidential information is reasonably necessary to Sellers’ Representative’s duties relating to this Agreement and Sellers’ Representative has executed a confidentiality agreement in form and substance reasonably satisfactory to the Companies. Unless otherwise consented to in writing by Sellers’ Representative, Buyer will not, and Buyer will not permit the Companies to, for a period of five (5) years following the Closing Date, destroy or otherwise dispose of any books or records of the Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Sellers and offering to surrender to Sellers’ Representative such books and records or such portions thereof.
5.13 Non-Competition, Non-Solicitation and Non-Disclosure.
(a) Contemporaneous with the Closing, the Restricted Persons shall enter into written agreements, in the form of Exhibit F to this Agreement, which shall provide that the Restricted Persons shall not compete with Buyer or interfere with Buyer’s relationships with Buyer’s employees, agents, Independent Contractors, suppliers and customers in the business of interstate or intrastate transportation of freight by truck (motor carrier) and/or arranging for the interstate or intrastate transportation of freight by truck (brokerage), in each case using dry van, flat bed or refrigerated trailers, or any intermodal, drayage, logistics, freight forwarding or LTL parcel business, or any combination thereof, and specifically including any business conducted by any Company, Buyer or Buyer’s Affiliates as of or within six (6) months prior to the Closing Date (the “Restrictive Covenant Agreements”), for the period set forth in each Restricted Person’s Restrictive Covenant Agreement.
(b) For purposes of this Agreement, “Restricted Person” means each of Bill Davis, Gary Davis and Todd Davis (acting directly or indirectly).
5.14 Repayment of Guarantied Obligations; Release of Guaranties; No Intercompany Obligations.
(a) From and after the Closing, Buyer will either (i) cause the Restricted Persons and Sellers to be released from all personal guaranties under, or (ii) cause to be repaid without any liability on the part of the Restricted Persons and Sellers, all of the Indebtedness of the Companies included in the calculation of Estimated Aggregate Closing Consideration, which Indebtedness has been personally guaranteed by the Restricted Persons and Sellers.
(b) At or prior to Closing, Sellers will have caused the Companies to be released from all guaranties and other obligations (and any related pledge or security agreements) pursuant to documentation satisfactory to Buyer in its discretion, relating to all Indebtedness other than Indebtedness taken into consideration in the calculation of Estimated Aggregate Closing Consideration and Indebtedness associated with Permitted Liens.
(c) Effective as of the Closing, all obligations (other than the obligations contemplated by this Agreement and the other Transaction Documents) of the Companies to Sellers, and all obligations (other than the obligations contemplated by this Agreement and the other Transaction Documents) of Sellers to the Companies, are hereby canceled and of no further force or effect.
5.10 Holding Period for Buyer Common Stock.
(a) In addition to any holding period that may be required by law (including Rule 144 under the Securities Act), Todd Davis agrees and acknowledges that he must retain beneficial ownership of, and full pecuniary interest (without any hedging or similar transaction) as follows:

Until April 30, 2019	100% of Buyer Common Stock received as consideration pursuant to Section 1.01(a)

Until July 31, 2019	75% of Buyer Common Stock received as consideration pursuant to Section 1.01(a)
Until October 31, 2019	75% of Buyer Common Stock received as consideration pursuant to Section 1.01(a)

Until January 31, 2020	75% of Buyer Common Stock received as consideration pursuant to Section 1.01(a)

Until April 30, 2020	50% of Buyer Common Stock received as consideration pursuant to Section 1.01(a)

Notwithstanding anything to the contrary in this Agreement, (x) Todd Davis (and his transferees and assignees permitted under Section 5.06(b)) may not sell in excess of 20,000 shares of Buyer Common Stock in the aggregate on any one trading day and (y) neither Todd Davis nor his transferees and assignees permitted under Section 5.06(b) may sell any shares of Buyer Common Stock in violation of any blackout policy of Buyer.
(b) Notwithstanding anything to the contrary in Section 5.06(a), the share holding requirements and restrictions on transfer set forth in Section 5.06(a), except for the restrictions imposed by the last sentence of Section 5.06(a), will not prohibit or in any way limit Todd Davis’s right to effect (subject to any restrictions on transfer imposed generally by applicable securities laws, blackout policies or Buyer and restrictions on insider trading), any transfer of Buyer Common Stock from Todd Davis to any member or members of such Seller’s immediate family or to a trust, family limited partnership, family limited liability company or other bona fide estate planning or planned gifting vehicle for the benefit of such Seller or one or more members of such Seller’s immediate family (including, without limitation, any such permitted transfer by beneficiary designation, will or intestate succession), provided, such immediate family member, entity or estate planning vehicle agrees to be bound by the share retention obligations set forth in this Agreement and not to transfer or sell any of such shares unless following such sale or transfer such immediate family member, entity or estate planning vehicle, when considered together with such Seller, would collectively hold sufficient shares of Buyer Common Stock to comply with the holding requirements set forth in Section 5.06(a).
5.10 Certificates of Title. Not later than three (3) Business Days after the Closing Date, Todd Davis shall have submitted applications for duplicate certificates of title to the applicable Governmental Authority in the applicable jurisdiction authorized by applicable state vehicle titling, and paid all fees in connection therewith, for each of the ten (10) trailers title to Todd Davis individually, to be issued in the name of B & G Leasing and delivered to Buyer by overnight courier.
5.11 Obligation to Pay for Certain Repairs. In the event any of the Operational Tractors and Trailers or any of the Out of Service Tractors and Trailers is in a condition, as of the Closing Date, that would cause it not to meet the requirements of Section 2.09(a) that would cost in excess of $2,500 (in case of a tractor) or $1,000 (in the case of a trailer) to repair, other than ordinary wear and tear and damage that is fully accrued on the Latest Balance Sheet, Sellers, jointly and severally, shall pay to Buyer by wire transfer of immediately available funds to an account specified by Buyer an amount equal to the aggregate amount of such excess within three (3) Business Days of Buyer’s demand therefor. Notwithstanding anything in this Agreement to the contrary, in no event shall Sellers’ obligations pursuant to this Section 5.08 exceed, in the aggregate, $500,000 and, for the avoidance of doubt, Sellers’ obligations pursuant to this Section 5.08 shall not be subject to Section 4.04(b)(i).
ARTICLE 6
DEFINITIONS
6.10 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the following meanings.
(a) “Accounts Receivable” has the meaning set forth in Section 2.06.
(b) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.
(c) “Aggregate Closing Consideration” has the meaning set forth in Section 1.02(a).
(d) “Agreement” has the meaning set forth in the Preamble.
(e) “Allocation Notice of Disagreement” has the meaning set forth in Section 5.01(i).
(f) “BASIC” has the meaning set forth in Section 2.09(c).
(g) “Benefit Program” has the meaning set forth in Section 2.14(a)(ii).

(h) “Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.
(i) “Buyer” has the meaning set forth in the Preamble.
(j) “Buyer Common Stock” has the meaning set forth in Section1.01(a).
(k) “Buyer Financial Statements” has the meaning set forth in Section 3.08.
(l) “Buyer Indemnitees” has the meaning set forth in Section 4.03.
(m) “Buyer’s Knowledge” or words of similar import means the actual knowledge after reasonable inquiry of the following officers of Buyer: James Reed, Jason Bates, Zachary King, and Katherine Knight.
(n) “Cash on Hand” means, as of a particular time of determination, the Companies’ unrestricted cash and cash equivalents as determined in accordance with GAAP reflected on the general ledger of the Companies, which deducts outstanding .
(o) “Claiming Party” has the meaning set forth in Section 4.05(a).
(p) “Closing” has the meaning set forth in Section 1.03.
(q) “Closing Consideration Notice of Disagreement” has the meaning set forth in Section 1.02(c).
(r) “Closing Date” has the meaning set forth in Section 1.03.
(s) “Closing Statement” has the meaning set forth in Section 1.02(b).
(t) “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.
(u) “Code” means the Internal Revenue Code of 1986, as amended.
(v) “Company” or “Companies” has the meaning set forth in the Preamble.
(w)  “Company Equity” has the meaning set forth in the Preamble.
(x) “Computer Systems” means computers and related equipment including central processing units and other processors (e.g. microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g. voice, data, video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data, the absence of which would be reasonably likely to cause a material disruption to the operations of the business as currently conducted and is necessary for the operations of the business as currently conducted.
(y) “CSA” has the meaning set forth in Section 2.09(c).
(z) “Customer Contracts” has the meaning set forth in Section 2.11(c).

(aa) “Defending Party” has the meaning set forth in Section 4.05(a).
(bb) “DOT” means the U.S. Department of Transportation.
(cc) “Electronic Delivery” has the meaning set forth in Section 7.17.
(dd) “Environmental Laws” has the meaning set forth in Section 2.17(a).
(ee) “EPA” means the United States Environmental Protection Agency.
(ff) “ERISA” has the meaning set forth in Section 2.14(a)(i).
(gg) “ERISA Affiliate” means any trade or business related to a Company under the terms of Sections 414(b), (c), (m), and (o) of the Code or Section 4001 of ERISA.
(hh) “Escrow Account” has the meaning set forth in Section 1.01(a).
(ii) “Escrow Agent” means Bank of America, National Association, in its capacity as escrow agent.
(jj) “Escrow Agreement” has the meaning set forth in Section 1.01(a).
(kk) “Escrow Amount” has the meaning set forth in Section 1.01(a).
(ll) “Estimated Aggregate Closing Consideration” means Sellers’ good-faith estimate of the Aggregate Closing Consideration, determined in consultation with Buyer, at or prior to the Closing, based on the Companies’ consolidated balance sheet as of August 31, 2018, and such adjustments of Cash on Hand, Indebtedness and Transaction Expenses as may be reasonably practicable.
(mm) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(nn) “FHWA” has the meaning set forth in Section 2.09(c).
(oo) “Final Aggregate Closing Consideration” has the meaning set forth in Section 1.02(f).
(pp) “Financial Statements” has the meaning set forth in Section 2.05(a).
(qq) “FMCSA” has the meaning set forth in Section 2.09(c).
(rr) “Fundamental Representations” has the meaning set forth in Section 4.01.
(ss) “GAAP” means accounting principles generally accepted in the United States.
(tt) “Georgia Carolina” has the meaning set forth in Section 2.05(a).
(uu) “Governmental Authority” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality.
(vv) “Income Tax Returns” has the meaning set forth in Section 5.01(a).
(ww) “Indebtedness” means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest and prepayment premiums or penalties (and other penalties, fees, expenses and breakage costs), of all obligations for amounts owed to Persons other than the Companies (except for bona fide trade accounts payable and accrued expenses in the ordinary course of business) of the Companies, whether classified or debt, or capitalized lease obligations, or otherwise, and whether represented by bonds, debentures, notes or other securities, (ii) all cash overdrafts or checks in excess of cash balances of the Companies, (iii) all deferred obligations of the Companies for the payment of the purchase price of property or capital assets purchased, (iv) obligations of the Companies to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease under GAAP, (v) any outstanding reimbursement obligation of the Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the any Company pursuant to which the applicable bank or similar entity has paid thereunder obligations for which such Company is required to repay, (vi) any payment obligation of the Companies under any currency, commodity or interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) all obligations secured by any Lien existing on property owned by the Companies, (viii) all guaranties, endorsements, assumptions and other contingent obligations of the Companies in respect of, or to purchase or to otherwise acquire, indebtedness of others the repayment of which is guaranteed by the Companies, and (ix) all other short-term and long-term liabilities of the Companies for borrowed money.
(xx) “Independent Accountants” means the Chattanooga offices of LBMC or such other independent accountants as Sellers’ Representative and Buyer may mutually identify.
(yy) “Independent Contractor” means any Person currently or formerly engaged by any Company (or any predecessor of any Company or other entity for which any Company has or may have successor liability) as an independent contractor, including, without limitation, owners of equipment and lessees of equipment that lease such equipment or their services to any Company pursuant to the regulations promulgated under 49 C.F.R. Part 376, and including any lease-purchase operator or owner-operator engaged by any Company.
(zz) “Independent Contractor Financing Agreement” has the meaning set forth in Section 2.23(d).
([[) “Insurance Policies” has the meaning set forth in Section 2.15.
(aaa) “Intellectual Property” means any or all of the following, and all rights arising out of or association therewith, throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), software, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; and (iii) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, telephone and fax numbers, know-how, logos, and slogans, whether at common law or statutory, and all goodwill of the Companies.
(bbb) “Latest Balance Sheet” has the meaning set forth in Section 2.05(a).
(ccc) “Lease” or “Leases” has the meaning set forth in Section 1.04(g).
(ddd) “Leased Real Property” has the meaning set forth in Section 2.08(b).

(eee) “Liens” means any charge, claim, community or other marital property interest, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
(fff) “Loss” means any loss, liability, obligation, claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling, damages, dues, penalty, fine, costs, judgments, amounts paid in settlement, expense (including costs of investigation and defense and reasonable attorneys’ fees), Tax or Lien whether or not involving a third-party claim.
(ggg) “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences has had, or reasonably would be expected to have, a material adverse effect on the business, assets, liabilities, operations (including results of operations), condition (financial or otherwise) of any Company, or the ability of Sellers or any Company to consummate the transactions contemplated hereby, but will exclude any change, effect or occurrence to the extent arising or resulting from:
(i) any change in general business or economic conditions, or in the industry in which a Company operates, that does not disproportionately affect such Company as compared to other Persons in such industry,
(ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States,
(iii) changes in GAAP,
(iv) any changes in laws or other binding directives issued by any Governmental Authority (including any changes in the interpretation of any law or other binding directive issued by any Governmental Authority) that does not disproportionately affect the businesses, assets, liabilities, financial condition, operations (including results of operations) or financial position of the applicable Company as compared to other Persons in such industry,
(v) the announcement or pendency of the transactions contemplated by this Agreement, or
(vi) the taking of any action required by this Agreement and the other agreements contemplated hereby.
(hhh) “Net Working Capital” means Net Working Capital as of the Closing Date as calculated using the account items set forth on Exhibit G.
(iii) “Net Working Capital Target” means the net working capital of the Companies calculated in accordance in GAAP (current assets minus current liabilities), which, for the avoidance of doubt, shall be calculated on an accrual basis regardless of historical practices of the Companies.
(jjj) “Open Source Code” will mean free and open source software and includes those components of software which qualify as public domain software or are licensed as shareable freeware or open source software. “Shareable freeware” is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of use or redistribution. “Open source software” includes software licensed or distributed under a license that, as a condition of use, modification or distribution of the software: (i) requires that such software or other software distributed with or combined with the software be disclosed or distributed in source code form, licensed for the purpose of making derivative works or redistributable at no charge, or (ii) otherwise imposes a limitation, restriction or condition on the right of any Company to use, modify or distribute all or part of a proprietary software program or to enforce an Intellectual Property right of any Company. Open Source Code includes without limitation software code that is licensed under any license that conforms to the Opens Software Initiative definition of opens source software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sub Community Source License.
(kkk) “Operational Tractors and Trailers” has the meaning set forth in Section 2.09(a).
(lll) “Options” means all options, warrants or other rights to acquire capital equity or other equity securities of any Company held by any employee, officer, director, any Seller or any other Person pursuant to any employee equity or stock option plan of any Company or pursuant to any agreement with such Company or any Seller or any other Person.
(mmm) “Out of Service Tractors and Trailers” has the meaning set forth in Section 2.09(a).
(nnn) “Outstanding Escrow Claims” has the meaning set forth in Section 4.04(c).
(ooo) “Overpayment” has the meaning set forth in Section 1.02(g).
(ppp) “Owned Real Property” has the meaning set forth in Section 2.08(a).
(qqq) “Permitted Liens” means (i) inchoate statutory Liens (not evidenced by any filing) for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Companies, (ii) mechanic’s, carriers’, workers’, repairers’ and similar inchoate statutory Liens (not evidenced by any filing) arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property or the Leased Real Property which are not violated by the current use and operation of the Owned Real Property or the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting the Companies’ interest in the Owned Real Property or the Leased Real Property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (vi) those matters identified in Schedule 6.01(rrr).
(rrr) “Person” means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
(sss) “Personal Property” means all of the rolling stock, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, computer hardware, software, plant, converters, spare parts and other tangible personal property which are owned or leased by the Companies.
(ttt) “Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

(uuu) “Plan” has the meaning set forth in Section 2.14(a)(i).
(vvv) “Real Property Leases” has the meaning set forth in Section 2.08(b).
(www) “Registered Intellectual Property” has the meaning set forth in Section 2.12(a).
(xxx) “Release Date” has the meaning set forth in Section 4.04(c)
(yyy) “Restricted Person” has the meaning set forth in Section 5.04(b).
(zzz) “Restrictive Covenant Agreement” has the meaning set forth in Section 5.04(a).
([[[) “Schedule 4.03(g) Item” means any liability, event, circumstance, condition or item listed on Schedule 4.03(g).
(aaaa) “Schedules” has the meaning set forth in the lead-in paragraph to Article 2.
(bbbb) “SEC” has the meaning set forth in Section 3.07.
(cccc) “Section 280G Payment” has the meaning set forth in Section 2.14(i).
(dddd) “Section 338(h)(10) Allocation” has the meaning set forth in Section 5.01(h).
(eeee) “Section 338(h)(10) Election” has the meaning set forth in Section 2.10(d).
(ffff) “Securities Act” means the Securities Act of 1933, as amended.
(gggg) “Seller” or “Sellers” has the meaning set forth in the Preamble.
(hhhh) “Seller Property” means the equity interests of STB Leasing and the personal property of Sellers identified on Schedule 1.04(q).
(iiii) “Seller Releases” has the meaning set forth in Section 1.04(m).
(jjjj) “Seller Taxes” means (a) any and all Taxes (and any payments and expenses or other Losses in resolution or settlement thereof) of any Seller or the Companies that are imposed on Buyer or the Companies or for which Buyer or the Companies may otherwise be liable (i) for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (as determined under Section 5.01(a)); (ii) resulting from a breach by any Seller of the covenants set forth in Section 5.01; (iii) of any member of any consolidated group of which the Companies (or any predecessor of any Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law; (iv) of any other Person for which the Companies are or have been liable as a transferee or successor, by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes), which Taxes relate to an event or transaction occurring prior to the Closing; (v) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments of Final Aggregate Closing Consideration hereunder or distributions made to any Seller on or prior to the Closing Date, and (vi) with respect to the Companies for any Pre-Closing Period relating to any jurisdiction in which the Companies failed to properly file Tax Returns, and (b) (i) the amount of any and all Taxes imposed on Buyer and the Companies with respect to, and (ii) the present value to Buyer and the Companies of any expected Tax benefits relating to the expected increase in tax basis in the Companies’ assets as reflected in the 338(h)(10) Allocation which are not obtained, in each case attributable to any Company’s failure to qualify as an S-corporation or an entity disregarded as separate from its owner for Tax purposes on or before the Closing Date (compared with the amount of Taxes imposed and present value of expected Tax benefits had each Company qualified as an S-corporation or entity disregarded as separate from its owner for Tax purposes on the Closing Date); provided, that no such Tax will constitute a Seller Tax to the extent it was included in the determination of Final Aggregate Closing Consideration, a reserve exists on the Closing Statement, or results from a breach by Buyer of the covenants set forth in Section 5.01.
(kkkk) “Sellers’ Knowledge” or words of similar import means the actual knowledge (after reasonable inquiry) of Bill Davis, Gary Davis, Todd Davis and Linda Bowers.
(llll) “Sellers’ Representative” has the meaning set forth in Section 7.16(a).
(mmmm) “Software” will mean all proprietary computer programs designed, created, developed or modified by any Company, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.
(nnnn) “STB Leasing” has the meaning set forth in Section 1.04(q).
(oooo) “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
(pppp) “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of such partnership’s, limited liability company’s, association’s or other business entity’s gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. The term “Subsidiary” will include all Subsidiaries of such Subsidiary. With respect to any Company, “Subsidiary” will include any current or former Subsidiary of such Company.
(qqqq) “Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by or under the laws of any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital equity, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of taxes of any kind whatsoever, including any interest, penalty or addition thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.
(rrrr) “Tax Proceeding” has the meaning set forth in Section 5.01(d).
(ssss) “Tax Returns” means any return, declaration, claim for refund, report, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(tttt) “Technology” means all the software, prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying or revealing the trade secrets, confidential information, and know-how that constitute Intellectual Property.
(uuuu) “Third Party Claim” has the meaning set forth in Section 4.05(a).
(vvvv) “Threshold” has the meaning set forth in Section 4.04(b)(i).
(wwww) “Transaction Documents” means each of this Agreement, the Escrow Agreement, the Leases, the Restrictive Covenant Agreements, the Transfer Agent Instruction Letter, the Seller Releases, the Section 338(h)(10) Election and each other agreement, certificate, instrument and document referred to herein or therein or delivered pursuant hereto or thereto.
(xxxx) “Transaction Expenses” means the aggregate fees and expenses incurred by the Companies, Restricted Persons, Sellers’ Representative and Sellers in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby to the extent payable by the Companies but unpaid as of Closing and whether or not accrued before or after Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties, and (ii) all fees and expenses allocated to Sellers hereafter and in the other Transaction Documents (including Transfer Taxes), and (iii) all fees and expenses, if any, associated with the termination or amendment of the contracts listed on Schedule 1.04(k). In no event will “Transaction Expenses” be deemed to include (x) any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby, or (y) current liabilities included in the determination of Net Working Capital.
(yyyy) “Transfer Agent Instruction Letter” has the meaning set forth in Section 1.01(a).
(zzzz) “Transfer Taxes” has the meaning set forth in Section 5.01(f).
([[[[) “Unaudited Interim Financial Statements” has the meaning set forth in Section 2.05(a).
(aaaaa) “Underpayment” has the meaning set forth in Section 1.02(f).

(bbbbb) “Vendor Contracts” has the meaning set forth in Section 2.11(d).
(ccccc) “Year-end Financial Statements” has the meaning set forth in Section 2.05(a).
6.11 Other Definitional Matters. All references in this Agreement to Exhibits, Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the intent of the parties hereto. The Schedules to this Agreement are incorporated herein by this reference. The word “including” (in its various forms) means including without limitation. The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to “law”, “laws” or to a particular statute or law will be deemed also to include any and all rules and regulations promulgated thereunder and will refer to such statute, law, rules and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules and regulations, the reference to such law, rules or regulations means such, law, rules or regulations as in effect at the time of such violation or alleged violation. References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. The Schedules referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE 7
MISCELLANEOUS
7.10 Press Releases and Announcements. Prior to the Closing, no public release or announcement concerning the transactions contemplated hereby will be issued or made by or on behalf of any party without the prior written consent of the other parties, except that Buyer may make any announcement to the extent advised by counsel is advisable to comply with the securities laws and regulations of Nasdaq. After the Closing, none of the Sellers nor any of their post-Closing Affiliates will make any public announcement or other communication concerning the transactions contemplated hereby without prior written approval of Buyer.
7.11 Expenses. Buyer will pay all of its fees, costs and expenses (including investment bankers’ and attorneys’ fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Sellers will pay, on behalf of themselves and the Companies, all Transaction Expenses, or such Transaction Expenses, if paid by the Companies, will be recorded as a current liability in the calculation of Final Aggregate Closing Consideration. Except as otherwise provided in Section 1.02(e) and Section 5.01(j), in the event of a dispute between any of the parties hereto in connection with any Transaction Document or the transactions contemplated thereby, each of the parties agrees that the prevailing party will be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such action or proceeding.

7.12 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery. Notices, demands and communications will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer:
USA Truck, Inc.
3200 Industrial Park Road
Van Buren, Arkansas 72956
Attention: Katherine Knight
Email: Katherine.Knight@usa-truck.com
with a copy to (which will not constitute delivery of notice):
Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention: Heidi Hornung-Scherr
Email: hscherr@scudderlaw.com

Notices to Sellers and Sellers’ Representative:
Todd Davis
120 Milledge Heights
Athens, GA 30606
tdavis@davistransfer.com

Gary Davis
236 Westview Drive
Athens, GA 30606
gdavis@davistransfer.com

Bill Davis
2691 Lake Rabun Road
Lakemont, GA 30552
2323bdavis@gmail.com

John Carpentier
3630 Peachtree Road NE, Suite 600
Atlanta, GA 30326
jcarpentier@windhambrannon.com
with a copy to (which will not constitute delivery of notice):

Fortson, Bentley and Griffin, P.A.
2500 Daniel’s Bridge Road
Building 200, Suite 3A
Athens, Georgia 30606
Attention: Walter W. Hays Jr.
Email: wwh@fbglaw.com
7.13 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement and the Escrow Agreement to one or more of its Affiliates (including any of the Companies after the Closing), provided, that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder.
7.14 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer and Sellers’ Representative will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
7.15 Construction and Disclosure. Buyer, each Seller, each Company and Sellers’ Representative each acknowledge and agree that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract). Disclosure of an item on one Schedule will be deemed disclosure on another Schedule if (i) a cross reference to such other Schedule is made or (ii) it is readily apparent that the disclosed contract, event, fact, circumstance or other matter relates to the representations or warranties covered by such other Schedule. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.
7.16 Captions. The captions used in this Agreement and descriptions of the Schedules are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption or description had been used in this Agreement.
7.17 Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by each of Buyer, each Company and Sellers’ Representative on behalf of Sellers. Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. For the avoidance of doubt, with respect to a waiver by any Seller, such waiver may be signed by Sellers’ Representative. No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.
7.18 Complete Agreement. This Agreement and the other Transaction Documents, collectively with the Mutual Non-Disclosure and Confidentiality Agreement between Buyer and DTC, dated August 4, 2018 and any other agreements referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding anything in this Agreement to the contrary, the indemnity contained in any Affidavit of Loss and Indemnity Agreement delivered in connection with any lost, stolen or destroyed stock certificate representing Company Equity will survive indefinitely as specified in such Affidavit of Loss and Indemnity Agreement and such survival will not be affected by the limited survival of Sellers’ representations and warranties in this Agreement, and such indemnity will not be limited by or subject to the other provisions of this Agreement, including Article 4 hereof.
7.19 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
7.20 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.
7.21 JURISDICTION; VENUE; SERVICE OF PROCESS. SUBJECT TO THE PROVISIONS OF SECTION 1.02 AND SECTION 5.01 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT WILL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN THE STATE OF TENNESSEE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT

NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
7.22 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
7.23 No Third Party Beneficiaries. Except for the Buyer Indemnities under Article 4, no Person other than the parties hereto will have any rights, remedies, or benefits under any provision of this Agreement.
7.24 Payments Under Agreement. Each party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (except any withholding required by applicable law), on the dates specified herein.
7.25 Sellers’ Representative.
(a) Each Seller constitutes and appoints John Carpentier as its representative (“Sellers’ Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:
(i) to act on such Seller’s behalf in the absolute and reasonable discretion of Sellers’ Representative with respect to all matters relating to this Agreement (including, without limitation, actions or inactions in respect of Section 1.02, Section 5.01 and Article 4 hereof) and the other Transaction Documents, and in connection with the activities to be performed on behalf of Sellers under this Agreement, the Escrow Agreement and the other Transaction Documents, including, without limitation, execution and delivery of the Transaction Documents, with such modifications or changes as Sellers’ Representative will have consented to; any amendment, supplement, or modification of this Agreement or the other Transaction Documents; and the pursuit, defense, settlement or waiver of any claim or right arising out of or relating to this Agreement or the other Transaction Documents; and
(ii) in general, to do all things and to perform all acts in the absolute and reasonable discretion of Sellers’ Representative, including, without limitation, (A) disputing or refraining from disputing any claim made by Buyer or any Buyer Indemnitee under or with respect to any provisions of this Agreement or any other Transaction Document, (B) acting on behalf of Sellers in any litigation or arbitration or mediation involving this Agreement (including the indemnification and escrow recovery obligations set forth in Article 4) or any other Transaction Document and negotiating and compromising on behalf of Sellers, any dispute that may arise under, and exercising or refraining from exercising any remedies available under the Transaction Documents, (C) executing, on behalf of each Seller, any settlement, release, waiver or other document with respect to such dispute or remedy, (D) executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 7.16, and (E) any and all things deemed necessary or desirable in the absolute discretion of Sellers’ Representative in connection with the exercise of any of the foregoing powers and authorities, including, without limitation, engaging legal counsel, experts, accountants, consultants or other agents or representatives to advise Sellers’ Representative or act on Sellers’ Representative’s behalf in fulfilling its obligations.
(b) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death, incompetency, incapacity, bankruptcy or liquidation of any Seller or by the occurrence of any other event, and will be binding on any successor thereto. Each Seller hereby consents to the taking of any and all actions, the execution of any and all documents and agreements, and the making of any decisions required or permitted to be taken or made by Sellers’ Representative pursuant to this Section 7.16. Each Seller agrees that Sellers’ Representative will have no obligation or liability to any Person for any action taken or omitted by Sellers’ Representative in good faith, and each Seller will indemnify and hold harmless Sellers’ Representative from, and will pay to Sellers’ Representative the amount of, or reimburse Sellers’ Representative for, any loss or expense that Sellers’ Representative may suffer, sustain or become subject to as a result of any such action or omission by Sellers’ Representative under this Agreement or the other Transaction Documents, unless such loss or expense will have been finally adjudicated to have been caused by the willful misconduct or gross negligence of Sellers’ Representative.
(c) Any decision or action by Sellers’ Representative hereunder will constitute a decision or action of Sellers and will be final, binding and conclusive upon each Seller, and no Seller will have the right to object to, dissent from, protest or otherwise contest any such decision or action. Any notices required to be made or delivered to Sellers hereunder or under any other Transaction Document will be made or delivered to Sellers’ Representative for the benefit of the applicable Seller and the making or delivering of such notice to Sellers’ Representative will discharge in full the applicable notice requirement.
(d) Buyer will be entitled to rely exclusively and absolutely upon the communications of Sellers’ Representative relating to the foregoing as the communications of Sellers, and upon any document or other paper delivered by Sellers’ Representative as being authorized by Sellers, from the date hereof until all obligations and transactions contemplated by and under this Agreement and any other Transaction Document will have been consummated and/or discharged. Buyer will be entitled to rely on the authority of Sellers’ Representative to act on behalf of Sellers hereunder, and Buyer will not be liable or accountable in any manner to any Seller for any action taken or omitted to be taken by Buyer based on such reliance, or for any act or omission of Sellers’ Representative in such capacity.
(e) John Carpentier and any Person selected to replace John Carpentier pursuant to this Agreement, may resign as Sellers’ Representative at any time by delivering prior written notice to Sellers, the Companies and Buyer. Until all obligations under this Agreement and the other Transaction Documents will have been discharged, Sellers may, from time to time upon notice to Buyer and the Companies, appoint a new Sellers’ Representative upon the death, incapacity or resignation of Sellers’ Representative. If, after the death, incapacity or resignation of Sellers’ Representative, a successor Sellers’ Representative will not have been appointed by Sellers within fifteen (15) Business Days after the death, incapacity, or resignation of the prior Sellers’ Representative, Buyer may appoint a Sellers’

Representative from among Sellers and their Affiliates to fill any vacancy so created or may petition a court in the applicable jurisdiction to appoint a Sellers’ Representative from among Sellers and their Affiliates. Upon any appointment of a successor Sellers’ Representative by Sellers, Sellers will give Buyer prompt written notice (in any event no later than three (3) Business Days following such appointment) of the appointment of the successor Sellers’ Representative and the name and contact information for such successor Sellers’ Representative.
(f) Notwithstanding the foregoing provisions of this Section 7.16, Sellers’ Representative will have no authority to act as the attorney, agent or representative, or to execute any documents, on behalf of any Seller to the extent they relate to any claim by a Buyer Indemnitee for indemnification under Section 4.03.
(g) Sellers’ Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.

7.26 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms hereof or thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
7.27 Legal Representation. Each of the parties to this Agreement hereby agrees that Fortson, Bentley and Griffin, P.A. may serve as counsel to Sellers, on the one hand, and the Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that following the Closing, Fortson, Bentley and Griffin, P.A. may serve as counsel to any Seller or any director, manager, member, partner, owner, officer, employee or Affiliate thereof in connection with any claim, dispute or other matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including in connection with any matters contemplated by Section 1.02 or Section 5.01 hereof), notwithstanding such representation (or any continued representation) of Sellers, the Companies or any of their Affiliates, and each of the parties hereto hereby waives any conflict of interest arising therefrom or in connection therewith.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement as of the date first written above.
BUYER:

USA Truck, Inc.

By: /s/ James D. Reed
Name: James D. Reed
Title: President and Chief Executive Officer

COMPANIES:

Davis Transfer Company Inc.

By: /s/ Todd Davis
Name: Todd Davis
Title: President

Davis Transfer Logistics Inc.

By: /s/ Todd Davis
Name: Todd Davis
Title: President

B & G Leasing, L.L.C.

/s/ William H. Davis_______________________
William H. Davis, Member

/s/ George Gary Davis______________________
George Gary Davis, Member

/s/ Todd Gary Davis________________________
Todd Gary Davis, Member

SELLERS:

/s/ William H. Davis______________________
William H. Davis, Individually

/s/ George Gary Davis_____________________
George Gary Davis, Individually

/s/ Todd Gary Davis_______________________
Todd Gary Davis, Individually

SELLERS’ REPRESENTATIVE:

/s/ John Carpentier________________________
John Carpentier, Individually

I, Sharon W. Davis, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Company Equity. I hereby release any and all interest or claims that I may have with respect to the Company Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

/s/ Sharon W. Davis
individually

I, ____________, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Company Equity. I hereby release any and all interest or claims that I may have with respect to the Company Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

individually

I, ____________, hereby consent to the transactions contemplated by this Agreement and the Transaction Documents, which include, but are not limited to, the purchase and sale of the Company Equity. I hereby release any and all interest or claims that I may have with respect to the Company Equity, effective upon payment of the Aggregate Closing Consideration by Buyer in accordance with the Agreement, including any claims released on my behalf.

individually

Exhibit A

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of October 18, 2018, by and among USA Truck, Inc., a corporation organized under the laws of Delaware (“Buyer”), William H. Davis, a resident of the state of Florida (“Bill Davis”), George Gary Davis, a resident of the state of Georgia (“Gary Davis”), Todd Gary Davis, a resident of the state of Georgia (“Todd Davis,” and collectively with Bill Davis and Gary Davis, “Sellers,” and individually, a “Seller”), John Carpentier, the designated representative of Sellers (“Sellers’ Representative” and collectively with Buyer and Sellers, the “Parties” and individually, and “Party”), and Bank of America, National Association, a national banking association duly organized and existing under the laws of the United States of America, having an office in Chicago, Illinois (the “Escrow Agent”). Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Equity Purchase Agreement (as hereinafter defined), a copy of which has not been provided to Escrow Agent as Escrow Agent is not expected to reference such meanings in performing its responsibilities hereunder.
WHEREAS, Buyer, Sellers, Davis Transfer Company Inc., a Georgia corporation (“DTC”), Davis Transfer Logistics Inc., a Georgia corporation (“DTL”), and B&G Leasing, L.L.C., a Georgia limited liability company (“B&G” and, collectively with DTC, DTL, and, unless context otherwise requires, any Subsidiary of any of them, the “Companies” and individually, a “Company”), have entered into an Equity Purchase Agreement dated of even date herewith (the “Equity Purchase Agreement”), to which Escrow Agent is not a party.
WHEREAS, pursuant to the Equity Purchase Agreement, Buyer has agreed to deposit a portion of the purchase price that may become payable to Sellers into an account with the Escrow Agent to be held, administered, invested, and distributed by the Escrow Agent on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
ESTABLISHMENT OF ESCROW

(a) Subsequent to the execution of this Agreement Buyer will deposit by wire transfer $5,300,000 (the “Initial Deposit”) with the Escrow Agent. It is acknowledged that additional wire transfer deposits may be made following the Initial Deposit. The Initial Deposit as well as any additional deposits, together with any investment earnings thereon, less any amounts previously disbursed from the Escrow Account as of any given point in time shall hereinafter collectively be referred to as the “Escrow Fund.”
(b) The parties hereto hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to serve, as the escrow agent and depositary subject to the terms and conditions set forth herein. The Escrow Agent shall receive the Initial Deposit and any additional deposits and agrees to hold the Escrow Fund in a separate and distinct account (the “Escrow Account”) which is hereby established and which will be held and disbursed by the Escrow Agent only in accordance with the express terms and conditions of this Agreement.

ARTICLE II
INVESTMENT OF ESCROW FUND

2.1 The Escrow Agent is hereby directed to invest the Escrow Fund, including earnings thereon, in a Bank of America Interest-Bearing Deposit Account (“Deposit Account”). Additional information about the Deposit Account is attached hereto as Schedule I.
2.2 Upon receipt of the Initial Deposit and any additional deposits, the Escrow Agent will invest the Escrow Fund in the indicated investment within two (2) Business Days or such reasonable additional time as may be required due to circumstances beyond the Escrow Agent’s control.
2.3 The Escrow Agent shall not be responsible to any party hereto or to any other person or entity for any loss or liability arising in respect of any investment made in accordance with the terms of Article II except for those resulting from the willful misconduct or gross negligence of the Escrow Agent in processing such investment.
2.4
(a) Buyer, on behalf of itself and the other Buyer Indemnitees, will have the rights of a secured party in the Escrow Account to secure Sellers’ indemnification and other obligations under the Equity Purchase Agreement; provided, however, that such rights will not preclude or supersede any right of Sellers to receive a distribution of Escrow Funds that is required to be made to Sellers pursuant to the Equity Purchase Agreement or this Agreement. The Escrow Funds will be held in custody and, except as specifically provided for in this Agreement, will not be subject to Liens of any Person or any creditor of any party hereto and will be used solely for the purposes and subject to the conditions set forth herein.
(b) Escrow agent shall have no responsibility for the creation, the perfection, the adequacy or the enforceability of the security interest provided for in subsection (a) above. Notwithstanding subsection (a) above, if the Escrow Account shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of amounts held in the Escrow Account shall be stayed or enjoined by any court order, or any court order shall be made or entered into affecting the Escrow Account, or any part thereof, the Escrow Agent is hereby expressly authorized to obey and comply with such judicial process or court order. In the event the Escrow Agent obeys or complies with any judicial process or court order, it shall not be liable to any person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such court order.

ARTICLE III
DISBURSEMENTS FROM THE ESCROW ACCOUNT

3.1 The Escrow Agent shall only disburse amounts held in the Escrow Account upon receipt of a joint written notice (“Disbursement Request”) from Buyer and Sellers’ Representative (on behalf of Sellers) by 3:00 p.m. Central Time two (2) Business Days prior to the requested disbursement date specifying the information set forth as (i) through (ix) on Annex I. A form of Disbursement Request is attached hereto as Annex I. For the avoidance of doubt, if any Disbursement Request authorizes the disbursement of all of the then-remaining Escrow Funds, such Disbursement Request shall constitute a Termination Notice (as defined below) and shall be treated as such in accordance with the provisions of Article VI. Further, the Escrow Agent is authorized to obtain confirmation of such Disbursement Request by telephone call-back to the person or persons designated for verifying such requests on Exhibit B (such person verifying the request shall be different than the person initiating the request). The Escrow Agent is authorized to disinvest the requisite amount of Escrow Funds one (1) Business Day prior to the requested disbursement date, or may do so earlier if the Escrow Agent determines in its sole good faith discretion that disinvesting more than one (1) Business Day prior to the disbursement date is necessary in order to assure the availability of funds on the requested disbursement date.

3.2 The Escrow Agent shall make payment from the Escrow Account only in accordance with (i) a Disbursement Request of Buyer and Sellers’ Representative (on behalf of Sellers) or (ii) an order, judgment or decree, accompanied by a legal opinion by counsel for the presenting Party reasonably satisfactory to the Escrow Agent (“Legal Opinion”) to the effect that such order, judgment or decree is the final and non-appealable ruling of a court of competent jurisdiction (a “Final Order”). Escrow Agent shall act on Final Order and Legal Opinion without further question.

3.3 If the Escrow Funds are invested, any payment date will require an additional Business Day thereafter to disinvest in accordance with Section 3.1. Also in accordance with Section 3.1, all instructions to disburse via Disbursement Request or Final Order must specify (i) – (iv) supra.

3.4 Any payment from the Escrow Account will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by applicable law. If the Escrow Agent is required by law or regulation to make a deduction or withholding, the Parties hereby irrevocably authorize the Escrow Agent to make such deduction or withholding (as the case may be) from the Escrow Amount and the Escrow Agent will not pay any additional amount in respect of that deduction or withholding.

3.5 Escrow Agent will act on any Disbursement Request or Final Order subject to its rights under Article IV.
ARTICLE IV
COMPENSATION; EXPENSES

As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Exhibit A to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the carrying out of its duties under this Agreement and central bank negative interest rate charges incurred by the Escrow Agent in connection with the deposit of cash at a central bank. The Buyer shall be responsible for one-half (1/2) of such fees and expenses and the Sellers’ Representative (on behalf of the Sellers) shall be responsible for one-half (1/2) of such fees and expenses. The Escrow Agent is hereby authorized and directed to withdraw from the Escrow Funds any fees or expenses that have been invoiced but that have remained unpaid for sixty (60) days or more. Further, and in addition to the right given to it in the preceding sentence, the Escrow Agent is hereby authorized to withhold any disbursement it would otherwise make from the Escrow Account if at the time of such disbursement any invoiced fees or expenses remain unpaid. It is agreed as between Buyer and Sellers that Escrow Agent’s right to withdraw or withhold as set forth in the preceding two sentences shall not eliminate the obligation of Buyer and Sellers (jointly and severally as among the Sellers) to each pay one-half of the fees and expenses owed to the Escrow Agent, and therefore (i) Buyer shall have an obligation to reimburse and pay to Sellers any Escrow Funds that would have been paid to Sellers but for a withdrawal or withholding of such Escrow Funds for fees and expenses of Escrow Agent that were owed by Buyer but not paid by Buyer directly, and (ii) Sellers (jointly and severally) shall have an obligation to reimburse and pay to Buyer any Escrow Funds that would have been paid to Buyer but for a withdrawal or withholding of such Escrow Funds for fees and expenses of Escrow Agent that were owed by Sellers but not paid by Sellers directly. Amounts due for fees and expenses at the time this Agreement is executed shall be deemed to have been invoiced at such time and for purposes of this Article IV shall be deemed an invoice.
ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Parties each hereto hereby represents and warrants as of the date hereof and each date prior to the termination of this Agreement as follows:
a.such party is duly organized, validly existing and in good standing under the laws of the State of its organization;
b.such Party is in full compliance with all applicable anti-money laundering and anti-terrorist financing laws and regulations;
c.the Escrow Account will be used by such Party for business use only and not primarily for personal, family or household use;

d.such Party will not use the Escrow Account for illegal transactions, including, without limitation, those prohibited by the Unlawful Internet Gambling Enforcement Act, 31 U.S.C. Section 5361 et. seq.

ARTICLE VI
EXCULPATION AND INDEMNIFICATION
6.1
(a) The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement which obligations and duties shall be deemed purely ministerial in nature. No additional obligations and duties of the Escrow Agent shall be inferred or implied from the terms of any other documents or agreements, notwithstanding references herein to other documents or agreements. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control the duties of the Escrow Agent in all respects. The Escrow Agent shall not be subject to, or be under any obligation to ascertain or construe the terms and conditions of any other instrument, or to interpret this Agreement in light of any other agreement whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement. The Escrow Agent shall not be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same. The Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or document. The parties hereto shall provide the Escrow Agent with a list of authorized representatives, initially authorized hereunder as set forth on Exhibit B; as such Exhibit B may be amended or supplemented from time to time by delivery of a revised and re-executed Exhibit B to the Escrow Agent. The Escrow Agent may, but is not required to, investigate payment instructions, make further inquiries, and, where required, block or reject services due to domestic or global economic or trade-based sanctions. Notwithstanding the foregoing sentence, the Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications reasonably believed by it to have been sent or given by the parties or by a person or persons authorized by the parties. The Escrow Agent specifically allows for receiving direction by written or electronic transmission from an authorized representative with the following caveat, the Buyer and Sellers agree to indemnify and hold harmless the Escrow Agent against any and all claims, taxes, losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys' fees) (collectively, "Losses") incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent's reliance upon and compliance with instructions or directions given by written or electronic transmission, provided, however, that such Losses have not arisen from the gross negligence or willful misconduct of the Escrow Agent, it being understood that forbearance on the part of the Escrow Agent to verify or confirm that the person giving the instructions or directions, is, in fact, an authorized person shall not be deemed to constitute gross negligence or willful misconduct.
(b) In the event funds transfer instructions are given to the Escrow Agent pursuant to the terms of this Agreement (other than with respect to fund transfers to be made contemporaneously with the execution of this Agreement), regardless of the method used to transmit such instructions, such instructions must be given by an individual designated on Exhibit B. Further, the Escrow Agent is authorized to obtain and rely upon confirmation of such instructions by telephone call-back to the person or persons designated for verifying such instructions on Exhibit B (such person verifying the instruction shall be different than the person initiating the instruction). The Escrow Agent may require any party hereto which is entitled to direct the delivery of fund transfers to designate a phone number or numbers for purposes of confirming the requested transfer. The parties hereto aside from the Escrow Agent agree that the Escrow Agent may delay the initiation of any fund transfer until all security measures it deems to be necessary and appropriate have been completed and shall incur no liability for such delay.
6.2 The Escrow Account shall be maintained in accordance with applicable laws, rules and regulations and policies and procedures of general applicability to escrow accounts established by the Escrow Agent. The Escrow Agent shall not be liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment or for any damages not directly resulting from its gross negligence or willful misconduct. Without limiting the generality of the foregoing sentence, it is hereby agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s duties hereunder, notwithstanding that the Escrow Agent was advised or otherwise made aware of the possibility of such damages, provided, however, that such damages have not arisen from the gross negligence or willful misconduct of the Escrow Agent. The Escrow Agent shall not be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control. Any act done or omitted to be done by the Escrow Agent pursuant to the written advice of its attorneys shall be conclusively presumed to have been performed or omitted in good faith by the Escrow Agent.
6.3 In the event the Escrow Agent is notified of any dispute, disagreement or legal action relating to or arising in connection with the escrow, the Escrow Fund, or the performance of the Escrow Agent's duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent's reasonable discretion, it may require. Furthermore, if confronted with conflicting demands such that it determines in good faith that it risks incurring expense or liability regardless of any action it may take or refrain from taking, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized, at its option, to deposit with the court in which such action is filed, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which Buyer and Sellers (on a joint and several basis as among the Sellers) agree solely among themselves to pay, provided, however, Buyer, on the one hand, and Sellers (jointly and severally as among the Sellers), on the other hand, shall each be responsible for one-half of any such costs, expenses, charges, and reasonable attorney’s fees. Buyer shall promptly reimburse Sellers for any payments made to the Escrow Agent by Sellers pursuant to this Section 6.3 that in the aggregate are in excess of Sellers’ collective share of one-half of any Losses pursuant to this Section 6.3. Sellers (jointly and severally) shall promptly reimburse Buyer for any payments made to the Escrow Agent by Buyer pursuant to this Section 6.3 that are in excess of Buyer’s share of one-half of any Losses pursuant to this Section 6.3. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all subsequent obligations and liability otherwise imposed by the terms of this Agreement.
6.4 The Buyer and Sellers hereby agree, on a joint and several basis, to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against all costs, taxes, damages, judgments, reasonable attorneys’ fees (whether such attorneys shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent’s gross negligence or willful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorneys’ fees, expenses, obligations, and liabilities.

Without limitation, the foregoing indemnities shall extend to any breach of the representations, warranties or covenants in Section 10.3 of this Agreement. The costs and expenses of enforcing this right of indemnification also shall be paid by the Buyer and Sellers. Buyer, on the one hand, and Sellers (on a joint and several basis as among the Sellers) agree solely among themselves to each be responsible for one-half of any Losses pursuant to this Article VI. Buyer shall promptly reimburse Sellers for any payments made to the Escrow Agent by Sellers pursuant to this Section 6.4 that in the aggregate are in excess of Sellers’ collective share of one-half of any Losses pursuant to this Section 6.4. Sellers (jointly and severally) shall promptly reimburse Buyer for any payments made to the Escrow Agent by Buyer pursuant to this Section 6.4 that are in excess of Buyer’s share of one-half of any Losses pursuant to this Section 6.4. The costs and expenses of enforcing this right of indemnification also will be paid one-half by Buyer and one-half by Sellers. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent and the termination of this Agreement.
ARTICLE VII
TERMINATION OF AGREEMENT

This Agreement shall terminate:
(a) On the termination date set forth in a properly executed and delivered Termination Notice (as defined below). The Parties may, at any time, terminate this Agreement by delivering to the Escrow Agent written notice (the “Termination Notice”) signed by all the Parties setting forth (i) the requested termination date and (ii) instructions for the return or delivery of the parties’ then-escrowed property. The Termination Notice shall be received by the Escrow Agent not fewer than two (2) Business Days prior to the requested termination date. If the Termination Notice does not set forth instructions for the return or delivery of the parties’ then-escrowed property, the Escrow Agent shall presume that such property is to be returned to the party or parties from which it was received and the Escrow Agent shall incur no liability for so presuming. A form of Termination Notice is attached hereto as Exhibit C.
(b) Should the Parties terminate the Agreement pursuant to this Article VI, it is understood and agreed by each of them that the Escrow Agent shall be entitled (i) to keep any monies paid to it in respect of fees or expenses previously due and owing and (ii) to offset from the amount of Escrow Funds on deposit as of the date of the Termination Notice , any amounts due for fees and expenses that, as of such date, have been previously invoiced and remain unpaid or which are then due and payable, provided that this right of offset shall not eliminate the obligation of Buyer and Sellers (jointly and severally as among the Sellers) to each pay one-half of the fees and expenses owed to the Escrow Agent, and therefore (x) Buyer shall have an obligation to reimburse and pay to Sellers any Escrow Funds that would have been paid to Sellers but for an offset of such Escrow Funds for fees and expenses of Escrow Agent that were owed by Buyer but not paid by Buyer directly, and (y) Sellers (jointly and severally) shall have an obligation to reimburse and pay to Buyer any Escrow Funds that would have been paid to Buyer but for an offset of such Escrow Funds for fees and expenses of Escrow Agent that were owed by Sellers but not paid by Sellers directly. The Escrow Agent is authorized to disinvest the remaining Escrow Funds one (1) Business Day prior to the requested date of termination set forth in the Termination Notice, or may do so earlier if the Escrow Agent determines in its sole good faith discretion that disinvesting more than one (1) Business Day prior to the requested date is necessary in order to assure the availability of funds on the requested termination date. Notwithstanding any other provision hereof, this Agreement shall not terminate before all amounts in the Escrow Account (including interest which has accrued but cannot be distributed prior to being posted) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

ARTICLE VIII
RESIGNATION OF ESCROW AGENT

The Escrow Agent may resign at any time upon giving at least thirty (30) days prior written notice to all Parties; provided that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: All Parties shall use their best efforts to select a successor escrow agent within thirty (30) days after receiving such notice. If the Parties fail to appoint a successor escrow agent within such time, the Escrow Agent shall have the right at the expense of the Parties to petition any court of general jurisdiction sitting in Cook County, Illinois for the appointment of a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon delivery of such instrument, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. The Escrow Agent shall be paid any outstanding fees and expenses prior to transferring assets to a successor escrow agent.
ARTICLE IX
NOTICES

All notices required by this Agreement shall be in writing and shall be deemed to have been received (a) immediately if sent by facsimile transmission (with a confirming copy sent the same Business Day by registered or certified mail), or by hand delivery (with signed return receipt), (b) the next Business Day if sent by nationally recognized overnight courier or (c) the second following Business Day if sent by registered or certified mail, in any case to the respective addresses as follows:
Notices and other communications including Disbursement Requests hereunder may be delivered or furnished by electronic mail provided that any Disbursement Request or other formal notice be attached to an email message in PDF format and provided further that any notice or other communication sent to an e-mail address shall be deemed received upon and only upon the sender’s receipt of affirmative acknowledgement or receipt from the intended recipient. For purposes hereof no acknowledgement of receipt generated on an automated basis shall be deemed sufficient for any purpose hereunder or admissible as evidence of receipt.
If to Buyer:
USA Truck, Inc.
3200 Industrial Park Road

Van Buren, Arkansas 72956
Attention: Katherine Knight
Telephone: (479) 471-2631
Email address: Katherine.Knight@usa-truck.com

with a copy to (which will not constitute delivery of notice):
Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention: Heidi Hornung-Scherr
Email: hscherr@scudderlaw.com

If to Sellers’ Representative:
John Carpentier
3630 Peachtree Road NE
Suite 600
Atlanta, GA 30326
Telephone: 404-898-2000
Fax: 404-898-2010
Email: jcarpentier@windhambrannon.com

with a copy to (which will not constitute delivery of notice):
Fortson, Bentley and Griffin, P.A.
2500 Daniel’s Bridge Road
Building 200, Suite 3A
Athens, Georgia 30606
Attention: Walter W. Hays Jr.
Email: wwh@fbglaw.com

If to the Escrow Agent:
Bank of America, National Association
Global Custody and Agency Services
135 S. LaSalle Street
IL4-135-18-51
Chicago, Illinois 60603
Attention: Norma Birts
Telephone: (312) 992-9802
Fax: (312) 453-4443

Email address: gcas_amrs_escrow_client_service@baml.com

ARTICLE X
TAX REPORTING

10.1 The Escrow Agent shall, for each calendar year (or portion thereof) that the Escrow Account is in existence, report the income of the Escrow Account (i) to Buyer, and (ii) to the IRS, as required by law. The parties to this Agreement agree that they will not take any position in connection with the preparation, filing or audit of any tax return that is in any way inconsistent with the foregoing determination or the information returns or reports provided by the Escrow Agent.
10.2 The Parties understand and agree that they are required to provide the Escrow Agent with a correct, complete and applicable Internal Revenue Service Form W-9 or W-8 and that the Escrow Agent may not perform its duties hereunder without having been provided with such form. Accordingly, the parties hereto other than the Escrow Agent understand and agree that unless and until all parties hereto have provided Internal Revenue Service Form W-9 or W-8, as applicable, to the Escrow Agent, the Escrow Account shall not be invested as otherwise provided herein nor shall disbursements be made from the Escrow Account as otherwise provided at Article III. In the case of a Party that is a "United States person" within the meaning of Section 7701(a) (30) of the Code, an Internal Revenue Service Form W-9 (or applicable successor form) that is not more than 30 days old is required.  In the case of a Party that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code, the applicable Internal Revenue Service Form W-8ECI, W-8IMY, W-8EXP, W-8BEN, W-8BEN-E (or applicable successor form), with all required attachments (if applicable), is required. Such Internal Revenue Service form shall be delivered: (i) as of the date of this Agreement, (ii) before December 31 of each third succeeding calendar year, (iii) promptly upon reasonable demand by Escrow Agent, and (iv) promptly upon learning that any such tax form previously provided by the Parties has become expired, obsolete or incorrect. Tax withholding may occur absent proper tax documentation. Upon reasonable demand by Escrow Agent, the Parties shall promptly provide any other form or document that may be required or reasonably requested in writing in order to allow Escrow Agent to make a payment without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate, with any such form or document to be accurate and completed in a manner reasonably satisfactory to Escrow Agent.
10.3 The Parties hereby (i) represent and warrant each for themselves that, as of the date this Agreement is made and entered into, the Escrow Account is not a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund within the meaning of Section 468B of the Code (and the regulations thereunder) and (ii) covenant that they shall not take, fail to take or permit to occur any action or inaction, on or after the date this Agreement is made and entered into, that causes the Escrow Account to become such a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund at any time.
10.4 The Parties to this Agreement agree that they are not relieved of their respective obligations, if any, to prepare and file information reports under Section 6041 of the Code, and the Treasury regulations thereunder, with respect to amounts of imputed interest income, as determined pursuant to Sections 483 or 1272 of the Code. The Escrow Agent shall not be responsible for determining or reporting such imputed interest.
ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1 Each party hereto represents and warrants that such party has all requisite corporate or other power, authority and capacity, and such other consents and approvals as are required to enter into this Agreement and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly and validly authorized by all necessary action. Each party hereto represents and warrants, assuming this Agreement is a valid and legally binding agreement of the other parties hereto, that this Agreement constitutes a valid and legally binding agreement of such party enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by such party of this Agreement, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.

11.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the parties hereto consent to jurisdiction in the State of Arkansas and venue in any state or Federal court located in the Crawford County, Arkansas.
11.3 Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.
11.4 This Agreement may be amended, modified, and/or supplemented only by an instrument in writing executed by all parties hereto.
11.5 This Agreement may be executed by the parties hereto individually or in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. This Agreement, signed and transmitted by facsimile machine or pdf file, is to be treated as an original document and the signature of any party hereon, if so transmitted, is to be considered as an original signature, and the document so transmitted is to be considered to have the same binding effect as a manually executed original.
11.6 The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement. Any references in this Agreement to any other agreement, instrument, or document are for the convenience of the parties and shall not constitute a part of this Agreement.

11.7 As used in this Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day when banking institutions in Chicago, Illinois are authorized or required by law or executive order to be closed.
11.8 This Agreement constitutes a contract solely among the parties by which it has been executed and is enforceable solely by the parties by which it has been executed and no other persons. It is the intention of the parties hereto that this Agreement may not be enforced on a third party beneficiary or any similar basis.
11.9 The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
11.10 No party hereto shall assign its rights hereunder until its assignee has submitted to the Escrow Agent (i) Patriot Act disclosure materials and the Escrow Agent has determined that on the basis of such materials it may accept such assignee as a customer and (ii) assignee has delivered an IRS Form W-8 or W-9, as appropriate, to the Escrow Agent which the Escrow Agent has determined to have been properly signed and completed.
11.11 Any claim against the Escrow Agent arising out of or relating to this Agreement shall be settled by arbitration in accordance with commercial rules of the American Arbitration Association. Arbitration proceedings conducted pursuant to this Article X shall be held in Chicago, Illinois.
11.12 The Parties will treat the terms of this Agreement, including any Fee Schedule, as confidential except on a "need to know" basis to persons within or outside such Party's organization (including affiliates of such Party), such as attorneys, accountants, bankers, financial advisors, auditors and other consultants of such party and its affiliates, except as required by any law, court, regulator or legal process and except pursuant to the express prior written consent of the other parties, which consent shall not be unreasonably withheld.
11.13 No Plan Assets. All parties hereto aside from Escrow Agent represent and warrant themselves at the date of this Agreement and at all times until the termination of this Agreement that they are not and are not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), to which Section 4975 of the Code applies, (iii) an entity whose underlying assets include “plan assets” subject to Title I of ERISA or Section 4974 of the Code by reason of Section 3(42) of ERISA, U.S. Department of Labor Regulation 29 CFR Section 25 10.3-101 or otherwise, or (IV) a “governmental plan” (as defined in ERISA or the Code) or another type of plan (or an entity whose assets are considered to include the assets of any such governmental or other plan) that is subject to any law, rule or restriction that is substantively similar or of similar effect to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). All parties hereto aside from Escrow Agent will provide written notice to Escrow Agent if it is aware that it is in breach of this representation and warranty or is aware that with the passing of time, giving of notice or expiring of any applicable grace period it will be in breach of this representation and warranty.

[signatures appear on the following page(s)]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Buyer:

USA TRUCK, INC.

By:
Name: James D. Reed
Title: President and Chief Executive Officer

Sellers:

_____________________________________
William H. Davis, Individually

_____________________________________
George Gary Davis, Individually

_____________________________________
Todd Gary Davis, Individually

Sellers’ Representative:

_____________________________________
John Carpentier, Individually

Escrow Agent:

BANK OF AMERICA, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT A
ESCROW AGENT FEE SCHEDULE

Set-Up Fee: $ 500.00

Tax Reporting Set-up Fee: $ 250.00

Administration Fee: $ 2,500.00
Covers the first 12 months from the date of this agreement (‘the Initial Period”). Should the escrow account remain open beyond the Initial Period, Escrow Agent may bill an additional fee of $2,500.00 annually.

Wire Disbursement Fee Six (6) disbursements via wire transfer are included in the Annual Administration Fee. $150 per disbursement will be assessed for any additional disbursements.

THE SET-UP FEES AND ADMINISTRATION FEES FOR THE INITIAL PERIOD ARE DUE UPON EXECUTION OF THE ESCROW AGREEMENT.*
Escrow Agent reserves the right to bill at cost for all out-of-pocket expenses, including out-of-pocket expenses in connection with the closing. Out-of-pocket expenses include, but are not limited to, professional services (e.g. reasonable legal or accounting fees), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.
*(The Administration Fee will be invoiced yearly in advance, without pro-ration for partial years. Wire disbursement fees will be invoiced on an annual basis in arrears.)

[AN “EXHIBIT B” MUST BE COMPLETED AND EXECUTED FOR EACH PARTY TO THE AGREEMENT]
ALL MUST INDICATE AT LEAST TWO NAMES, ALONG WITH THE CONTRACT INFORMATION ON THE FORM BELOW.
***Please note: An individual verifying a disbursement request must be different from the person initiating the request.
***NO ELECTRONIC SIGNATURES – Hand written signatures only.

EXHIBIT B
Escrow Agreement Dated as of [date] by and among [Designate Parties]
Certificate of Authorized Representatives – [Designate Party]

Name:	Name:
Title:	Title:
PrimaryPhone:	Primary Phone:
Alternate Phone:	Alternate Phone:
E-mail:	E-mail:
Signature:	Signature:
Authority Level: Authority Level:
 Authorized signatory initiating    Authorized signatory initiating
disbursement requests     disbursement requests
 Call back contact to verify disbursement    Call back contact to verify disbursement

Name:	Name:
Title:	Title:
PrimaryPhone:	Primary Phone:
Alternate Phone:	Alternate Phone:
E-mail:	E-mail:
Signature:	Signature:
Authority Level: Authority Level:
 Authorized signatory initiating    Authorized signatory initiating
disbursement requests     disbursement requests
 Call back contact to verify disbursement    Call back contact to verify disbursement

The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the person or persons identified above including without limitation, to initiate and verify funds transfers as indicated.
[Name of Party]:

By: ____________________________
Name:
Title:

Date: ______________

[AN “EXHIBIT B” MUST BE COMPLETED AND EXECUTED FOR EACH PARTY TO THE AGREEMENT]
ALL MUST INDICATE AT LEAST TWO NAMES, ALONG WITH THE CONTRACT INFORMATION ON THE FORM BELOW.
***Please note: An individual verifying a disbursement request must be different from the person initiating the request.
***NO ELECTRONIC SIGNATURES – Hand written signatures only.

EXHIBIT B
Escrow Agreement Dated as of October ___, 2018 by and among USA Truck, Inc., a corporation organized under the laws of Delaware (“Buyer”), William H. Davis, a resident of the state of Florida (“Bill Davis”), George Gary Davis, a resident of the state of Georgia (“Gary Davis”), Todd Gary Davis, a resident of the state of Georgia (“Todd Davis,” and collectively with Bill Davis and Gary Davis, “Sellers,” and individually, a “Seller”), John Carpentier, the designated representative of Sellers (“Sellers’ Representative” and collectively with Buyer and Sellers, the “Parties” and individually, and “Party”), and Bank of America, National Association, a national banking association duly organized and existing under the laws of the United States of America, having an office in Chicago, Illinois (the “Escrow Agent”).

Certificate of Authorized Representatives – USA Truck, Inc.

Name:	Name:
Title:	Title:
PrimaryPhone:	Primary Phone:
Alternate Phone:	Alternate Phone:
E-mail:	E-mail:
Signature:	Signature:
Authority Level: Authority Level:
 Authorized signatory initiating    Authorized signatory initiating
disbursement requests     disbursement requests
 Call back contact to verify disbursement    Call back contact to verify disbursement

Name:	Name:
Title:	Title:
PrimaryPhone:	Primary Phone:
Alternate Phone:	Alternate Phone:
E-mail:	E-mail:
Signature:	Signature:

Authority Level: Authority Level:

 Authorized signatory initiating    Authorized signatory initiating
disbursement requests     disbursement requests
 Call back contact to verify disbursement    Call back contact to verify disbursement

The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the person or persons identified above including without limitation, to initiate and verify funds transfers as indicated.

USA Truck, Inc.:

By: ____________________________
Name: James D. Reed
Title: President and Chief Executive Officer

Date: October ___, 2018

EXHIBIT C
FORM OF TERMINATION NOTICE
[Date]

Bank of America, National Association
Global Custody and Agency Services
135 South LaSalle Street
IL4-135-18-51
Chicago, Illinois 60603
Attention: [•]
Fax: (312) 453-4443

NOTICE OF TERMINATION
Escrow Account Number #[________]

Ladies and Gentlemen:

We refer you to that certain Escrow Agreement (the “Agreement”), dated as of [•], among USA Truck, Inc., a corporation organized under the laws of Delaware (“Buyer”), William H. Davis, a resident of the state of Florida (“Bill Davis”), George Gary Davis, a resident of the state of Florida (“Gary Davis”), Todd Gary Davis, a resident of the state of Georgia (“Todd Davis,” and collectively with Bill Davis and Gary Davis, “Sellers,” and individually, a “Seller”), John Carpentier, the designated representative of Sellers (“Sellers’ Representative” and collectively with Buyer and Sellers, the “Parties” and individually, and “Party”), and Bank of America, National Association, a photocopy of which is attached hereto. Capitalized terms used but not defined in this letter shall have the meanings given them in the Agreement.

We hereby notify you, in accordance with the terms and provisions of Article VII(a) of the Agreement, that we are terminating the Agreement. Accordingly, we request that you terminate the Agreement as of [•]. Those undertakings that, under the provisions of the Agreement, shall survive termination of the Agreement shall continue as provided therein. All Escrow Funds or items of property thereafter on deposit or held in the Escrow Account or by the Escrow Agent pursuant to the Agreement shall, concurrently with the termination of the Agreement, be delivered by, as applicable, federal wire transfer or nationally recognized overnight courier service as follows:

i.Disbursement Date:
ii.Dollar Amount $
iii.Beneficiary Name:
iv.Beneficiary Address, City, State Zip Code and Country
v.Beneficiary Bank Name:
vi.Beneficiary Bank ABA/Routing # (9 digits):
vii. Beneficiary Account Number:
viii.Reference:

ix. If Intermediary Bank is required, please include Intermediary Bank Name, Intermediary Bank Address, SWIFT Code and any other relevant bank information required.

Interest which has accrued but which has not posted as of the Disbursement Date will be disbursed when posted pursuant to the foregoing instructions.

The undersigned acknowledge that the Escrow Agent will act on this Notice of Termination subject to its rights under Article VII.

Very truly yours,

Buyer:

USA TRUCK, INC.

By:
Name: James D. Reed
Title: President and Chief Executive Officer

Sellers:

_____________________________________
William H. Davis, Individually

_____________________________________
George Gary Davis, Individually

_____________________________________
Todd Gary Davis, Individually

Sellers’ Representative:

_____________________________________
John Carpentier, Individually

SCHEDULE I
ESCROW ACCOUNT INVESTMENT INFORMATION

INFORMATION AND DISCLOSURES REGARDING INVESTMENT IN A BANK OF AMERICA, N.A.
INTEREST BEARING DEPOSIT ACCOUNT

Interest Bearing Deposit Account:
U.S and non U.S. Corporate and Institutional Investor Use Only

TERMS AND CONDITIONS - The Interest Bearing Deposit Account (“IBDA”) is a demand deposit account held at Bank of America, N.A. To deposit funds in IBDA you must establish and maintain an account with Bank of America, N.A. (the “Bank”) pursuant to the terms of a written account agreement, including the Escrow Agreement (the “Relationship Terms”). Your funds may only be placed on deposit in or withdrawn from IBDA by the Escrow Agent acting on your behalf under the Relationship Terms and under the terms and conditions set forth herein. You will receive a statement from the Escrow Agent reflecting any balances held in IBDA at Bank and such balances, and any deposits to or withdrawals from IBDA on your behalf, will not be reflected on any other statement you receive from Bank.

An IBDA is a type of demand deposit account as described in the Bank Deposit Agreement and Disclosures, and may be reflected on your account statement as Interest Bearing Deposit Account.

Past performance is no guarantee of future results. Funds deposited in IBDA are insured to the maximum extent permitted by law and regulation by the Federal Deposit Insurance Corporation. IBDA has a normal cutoff time of 4:00PM (central time) and any cash received after that time will not be invested until the next business day.

Bank of America, N.A. Interest Bearing Deposit Account (IBDA)	999101140

ANNEX I
FORM OF DISBURSEMENT REQUEST

[Date]

Bank of America, National Association
Global Custody and Agency Services
135 South LaSalle Street
IL4-135-18-51
Chicago, Illinois 60603
Attention: Norma Birts
Fax: (312) 453-4443

DISBURSEMENT REQUEST
Escrow Account Number #[______]

Ladies and Gentlemen:

We refer you to that certain Escrow Agreement (the “Agreement”), dated as of [•], among USA Truck, Inc., a corporation organized under the laws of Delaware (“Buyer”), William H. Davis, a resident of the state of Florida (“Bill Davis”), George Gary Davis, a resident of the state of Georgia (“Gary Davis”), Todd Gary Davis, a resident of the state of Georgia (“Todd Davis,” and collectively with Bill Davis and Gary Davis, “Sellers,” and individually, a “Seller”), John Carpentier, the designated representative of Sellers (“Sellers’ Representative” and collectively with Buyer and Sellers, the “Parties” and individually, and “Party”), and Bank of America, National Association, as Escrow Agent. Capitalized terms used but not defined in this letter shall have the meanings given them in the Agreement.

You are hereby directed to disburse funds held in the Escrow Account as follows:
i.Disbursement Date:
ii.Dollar Amount $
iii.Beneficiary Name:
iv.Beneficiary Address, City, State Zip Code and Country
v.Beneficiary Bank Name:
vi.Beneficiary Bank ABA/Routing # (9 digits):
vii.Beneficiary Account Number:
viii.Reference:
ix.If Intermediary Bank is required, please include Intermediary Bank Name, Intermediary Bank Address, SWIFT Code and any other relevant bank information required. The undersigned acknowledge that the Escrow Agent will act on this Disbursement Request subject to its rights under Article IV.

The undersigned acknowledge that the Escrow Agent will act on this Disbursement Request subject to its rights under Article IV.

[Signature Page Follows]

Very truly yours,

Buyer:

USA TRUCK, INC.

By:
Name: James D. Reed
Title: President and Chief Executive Officer

Sellers’ Representative (on behalf of Sellers):

_____________________________________
John Carpentier, Individually

Exhibit B

October 18, 2018

VIA ELECTRONIC MAIL
Continental Stock Transfer and Trust Company
One State Street, 30th Floor
New York, NY 10004-1561

Re:  Transfer Agent Instruction Letter

To Whom It May Concern:

In accordance with that certain Equity Purchase Agreement (the "Agreement") dated as of October 18, 2018, by and among (i) USA Truck, Inc., a Delaware corporation (“Buyer”); (ii) Davis Transfer Company Inc., a Georgia corporation, (iii) Davis Transfer Logistics Inc., a Georgia corporation, (iv) B & G Leasing, L.L.C., a Georgia limited liability company, (v) William H. Davis, a resident of the state of Florida, (vi) George Gary Davis, a resident of the state of Georgia, (vii) Todd Gary Davis, a resident of the state of Georgia, and (viii) John Carpentier, as Sellers’ Representative, Continental Stock Transfer and Trust Company is hereby authorized and directed to issue shares of Buyer's common stock from Buyer's treasury shares account and issue shares in restricted book entry form for Buyer’s common stock as set forth below:

Issue shares in restricted book entry form for the Buyer’s common stock in accordance with Schedule I hereto.

All restricted book entry shares delivered pursuant hereto should affix the following legend:

"THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO HOLDING PERIODS AND CERTAIN RESTRICTIONS ON SALE CONTAINED IN THAT CERTAIN EQUITY PURCHASE AGREEMENT DATED OCTOBER 18, 2018, AND MAY NOT BE SOLD IN VIOLATION OF SUCH RESTRICTIONS."
[Signature Page Below]

Very truly yours,

USA Truck, Inc.
By: ______________________________
Name: James D. Reed
Title: President and Chief Executive Officer

Schedule I
Restricted Book Entry Instructions

Name	Number of Shares

Todd Gary Davis	41,783

Exhibit C

Seller Consideration Allocation

William H. Davis – 42.5 percent George Gary Davis – 42.5 percent
Todd Gary Davis – 15 percent

Exhibit D

ASSIGNMENT OF MEMBERSHIP INTERESTS

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto USA Truck, Inc., a Delaware corporation, 100% of the issued and outstanding membership interests in B & G Leasing, L.L.C., a Georgia limited liability company, free and clear of any and all pledges, liens and encumbrances.
The undersigned hereby irrevocably constitutes and appoints each of Katherine Knight and Scudder Law Firm, P.C., L.L.O. as attorney to transfer the said membership interests on the books of USA Truck, Inc. with full power of substitution in the premises.

Dated: October , 2018

William H. Davis, individually

George Gary Davis, Individually

Todd Gary Davis, Individually

Exhibit E
7.28

[AMENDED AND RESTATED] COMMERCIAL LEASE

THIS [AMENDED AND RESTATED] COMMERCIAL LEASE (“Lease”), effective as of [_______], 2018 (the “Effective Date”), is by and between (i) [_______], a [STATE] [ENTITY] (“Landlord”) and (ii) [_______], a [STATE] [ENTITY] (“Tenant”).

WHEREAS, Tenant currently leases from Landlord, and Landlord leases to Tenant, certain real property located in [_______], as set forth below, pursuant to that certain [Lease Agreement dated [_______] (the “Original Lease”)].

WHEREAS, Landlord and Tenant now desire to [amend and restate the Original Lease in its entirety to reflect modifications of certain terms thereof], pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the covenants contained herein and under the terms and conditions set forth herein, Landlord and Tenant hereby agree [that the Original Lease is hereby amended and restated in its entirety] as follows:

1.PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those certain Premises commonly known as [_______] and further described in Exhibit A, which is attached hereto and incorporated herein by this reference (the “Premises”).

2.TERM. The initial term of this Lease (the “Initial Term”) will be from the Effective Date through and ending at 11:59:59 p.m. Eastern Time on the day immediately preceding the [_____] anniversary of the Effective Date. [Tenant has the right, privilege, and option to renew and extend the Initial Term of this Lease (“Renewal Option”) for up to [____] additional periods of [____] years each (each, a “Renewal Term”), subject to the provisions and conditions of this Lease. Tenant may exercise a Renewal Option by providing written notice to Landlord of its intent to exercise a Renewal Option no later than six (6) months prior to the expiration of the then-current term. As used in this Lease, “Term” means both the Initial Term and, to the extent a Renewal Option has been exercised, the applicable Renewal Term(s). Notwithstanding anything to the contrary herein, Tenant may, (a) at any time during the Initial Term, terminate this Lease upon thirty (30) days’ written notice to Landlord, provided that Tenant shall pay to Landlord the net present value of all unpaid monthly rent for the remainder of the Initial Term, with such net present value calculated using a discount rate of six percent (6%) and (b) at any time during any Renewal Term, terminate this Lease upon thirty (30) days’ written notice to Landlord.]

3.MONTHLY RENT.

3.1. Initial Term. During the Initial Term, Tenant will pay to the Landlord at Landlord’s address specified in Section 16 below, or at such other place as the Landlord may hereinafter designate in a written notice to Tenant, on or before the first day of each calendar month, without offset or deduction, the following amount as rent for the Premises: $[_______] per month. The prorated first month’s rent will be paid upon execution of this Lease.

3.2. Renewal Terms. Monthly rent shall be adjusted prior to the start of each year of any Renewal Term. Such monthly rent for each year of any Renewal Term shall be obtained by multiplying the monthly rent provided for in Section 3.1, by a fraction, the numerator of which is the most recent monthly index number published prior to the start of such year in the Renewal Term in the Consumer Price Index for all Urban Consumers (index base: 1982-1984 = 100, U.S. City Average) published monthly by the Bureau of Labor Statistics of the United States Department of Labor (said table being herein referred to as the “CPI

-U”), and the denominator of which is the index number published for the first full month of the Initial Term of this Lease in the CPI-U.

4.QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying the basic rent and all other charges herein provided for and observing and keeping all covenants, agreements and conditions of this Lease on its part to be kept, will quietly have and enjoy the Premises during the Term without hindrance by anyone claiming by or through Landlord.

5.UTILITIES. Tenant will pay promptly when due directly to the applicable utility provider all charges for water, sewer, garbage disposal, telephone, electricity, cable, heat, gas, power, and any other utilities or services and like charges, including any fire protection charge, furnished to or consumed upon the Premises. Landlord will not be liable for any failure or interruption of utility service to the Premises, unless such failure or interruption results from Landlord’s negligence or willful misconduct, in which event monthly rent and Tenant’s Costs (defined below) shall be abated with respect to the portion of the Premises in which Tenant’s use and enjoyment is impaired for its normal conduct of business from the date of commencement of such interference until the date Tenant’s use and enjoyment of such portion of the Premises is restored.

6.TAXES AND ASSESSMENTS.

6.1. Tenant’s Costs. In addition to the rent provided in Section 3 above, and commencing on the date of commencement specified in Section 2 above, Tenant agrees to pay to Landlord, as additional rent (referred to as “Tenant’s Costs”), an amount equal to Landlord’s insurance premiums for fire, extended coverage, general commercial liability, property and other insurance that Landlord reasonably deems necessary upon the Premises and, in each instance, that are customarily maintained by owners of similar buildings in the market where the Premises are located. If Tenant’s Costs in any calendar year shall increase more than five percent (5%) over Tenant’s Costs in the prior calendar year and Tenant is not satisfied with the amount of such increase over five percent (5%), Tenant has the option to procure its own insurance for fire, extended coverage, general commercial liability, property and other insurance that Landlord reasonably deems necessary upon the Premises, in each case, upon terms no less than the coverage then provided and subject to the requirements of the first sentence of Section 9.4. Landlord shall notify Tenant as soon as reasonably practicable of any increase in Tenant’s Costs prior to renewal of Landlord’s insurance policies in order to afford Tenant a reasonable opportunity to obtain replacement coverage. If Tenant procures its own insurance, the obligation to pay Tenant’s Costs to Landlord shall cease.

6.2. Billing of Charges. The Tenant will pay to the Landlord the Tenant’s Costs described above within thirty (30) days of billing for said costs by the Landlord.

6.3. Records. Landlord or its agents will keep records in reasonable detail showing all expenditures made for the items enumerated in subparagraph 6.1 above, which records will be available for inspection by Tenant at any reasonable time. If any such inspection reveals that Tenant has been overcharged, Landlord agrees to pay the amount of such overcharge to Tenant within thirty (30) days following delivery of written notice thereof and supporting documentation thereto.

6.4. Real Estate Taxes. Landlord shall timely pay when due all real estate taxes and assessments accruing against the Premises, which become due and payable during the Term or any extension or renewal thereof. Landlord shall pay such amounts directly to the appropriate taxing authorities and provide proof of payment to Tenant promptly after such payment, and Tenant will reimburse Landlord, as additional rent, for the actual amount of all such taxes paid by Landlord within thirty (30) days of Landlord’s written demand therefor. Tenant’s portion of such taxes and assessments will be prorated for any partial calendar year of the Term. In no event will Tenant be responsible for any federal, state, or local income, payroll, gift, transfer, estate, or inheritance taxes of Landlord (collectively, “Excluded Taxes”).

6.5. Additional Taxes. Should there presently be in effect or should there be enacted during the Term any law, statute, or ordinance levying any tax or assessment (other than any Excluded Tax) directly or indirectly, in whole or in part, upon the Premises, or increasing any tax Tenant is required to pay under Section 6.4, Tenant will reimburse Landlord, as additional rent, for the actual amount of all such taxes paid by Landlord within thirty (30) days of Landlord’s written demand therefor.

7.REPAIRS, MAINTENANCE AND CONDITION OF PREMISES.

7.1. Condition of Premises. Tenant accepts the Premises “AS IS” in their current condition. No warranties or representations concerning the condition or suitability of the Premises for intended uses have been made, except as are expressly set forth herein.

7.2. Tenant’s Obligation to Repair. Except for Landlord’s specific obligations herein, Tenant will, at its own expense, at all times keep the Premises in good repair and adequately maintained (and replace if reasonably necessary), normal wear and tear excepted and damages covered by insurance excepted. Tenant’s repair and maintenance obligation includes, without limitation, gardening and landscaping; interior and exterior painting; electrical lighting; lamp replacement; routine parking lot maintenance and repair (including, without limitation, sweeping and snow removal); routine maintenance and repair of all electrical, plumbing, heating and air conditioning equipment, telephone and other utility systems and routine roof maintenance and repair, provided however that Tenant shall not be required to make major repairs to Structural Elements (as hereinafter defined). Landlord shall have no responsibility to inspect the Premises for repairs or replacements to the Structural Elements and Tenant shall inform Landlord of any needed or required repairs or replacements to the Structural Elements. Landlord and Tenant will cooperate in good faith to determine whether any major repairs or replacements are required to the structural elements of the Premises consisting of the windows, doors, roof covering, roof structure, heating, ventilation, and air conditioning systems, foundation, parking lot, load-bearing walls, and other structural elements of the Premises (collectively, the “Structural Elements”), and if the parties determine that such major repairs or replacements are required, then Landlord will make such repairs or replacements at Landlord’s own expense. Notwithstanding the foregoing, Tenant shall be responsible for any repairs or replacements to Structural Elements that become necessary due to damage caused by Tenant, its employees or agents. If the Tenant fails to maintain the Premises in accordance with this Section, or fails to make the repairs required by this Section, Landlord may make repairs on fifteen (15) days’ notice to the Tenant, and Tenant will pay the reasonable cost thereof, as additional rent, within thirty (30) days of demand therefor from Landlord. The right of Landlord to make such repairs will be without prejudice to any rights it may have because of Tenant’s failure to make such repairs.

7.3. Alterations. Upon the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), Tenant, at its sole cost and expense, may make alterations, additions and improvements in the Premises; provided, that Tenant will not be required to obtain Landlord’s consent for any alterations, additions or improvements that cost less than $25,000 in the aggregate for any one project. In addition, Landlord will provide a $25,000 allowance in the first year of the Term to for certain Tenant improvements to the Premises. In the performance of such work, Tenant will hold Landlord harmless from any damage, loss or expense, and will comply in all material respects with all laws, ordinance, rules and regulations of any public authority, obtaining all necessary permits, approvals or authorizations. Tenant will not allow any liens to be filed against the Premises; in the event of filing of a lien claim Tenant will promptly take such action as may be required to remove the lien, including, without limitation, obtaining a bond, if required. All such alterations, additions and improvements to the Premises (except trade fixtures) will be the property of Landlord, and will be surrendered with the Premises upon the expiration, cancellation, or prior termination of this Lease. Upon demand by Landlord given at least thirty (30) days prior to the end of the Term, Tenant will remove any alterations, additions or improvements made by Tenant, designated by Landlord to be removed, at Tenant’s sole cost and expense, unless such alterations, additions or improvements had previously been consented to by Landlord. In such event, Tenant will repair any damage to the Premises caused by such removal, and as far as reasonably possible, return the Premises to their condition prior to making of any such alterations, improvements or additions.

At the expiration, cancellation, or prior termination of this Lease, Tenant will have the right to remove all trade fixtures located on the Premises, which were installed by the Tenant prior to or after the Effective Date. However, in such event, Tenant will repair all damage caused to the Premises by such installation and removal, returning the Premises, as far as reasonably possible, to their condition prior to installation of such trade fixtures.

Trade fixtures will not be deemed to include any heating, air conditioning, ventilation, plumbing or electrical equipment, or other fixtures relating primarily to general usage of the building or Premises, as opposed to fixtures specifically used for the operation of the Tenant’s particular type of business or that were installed by Tenant prior to or after the Effective Date.

7.4. Entry and Inspection. Tenant will permit Landlord or its agents to enter the Premises at reasonable times and after prior notice of not less than 24 hours to inspect, clean, or repair the Premises, or to show the Premises to prospective purchasers or tenants.

8.USE OF PREMISES.

8.1. Permitted Use. Tenant shall use the Premises for a trucking terminal and/or related office use and no other use without the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed). In no event shall Tenant install underground storage tanks on the Premises.

8.2. Hazardous Substances. Tenant agrees to comply in all material respects with all applicable air and water pollution control and prevention laws and regulations, in each case, from and after the Effective Date. Tenant agrees to comply in all material respects with all federal and state laws and regulations regarding hazardous waste or substances (“Environmental Laws”) from and after the Effective Date. In the event of any discharge by Tenant or Tenant’s agents of hazardous or toxic substances on or to the Premises on or after the Effective Date in violation of applicable Environmental Laws, Tenant will promptly notify Landlord thereof, and remediate such violation in accordance in all material respects with all applicable Environmental Laws. After the expiration, cancellation, or prior termination of this Lease for any reason, Tenant will remove from the Premises all hazardous and toxic materials and containers for those materials, in each case, that Tenant brought onto the Premises after the Effective Date. Landlord hereby releases Tenant, its parent companies, and their respective affiliates, officers, agents, and employees from all claims Landlord may have against Tenant relating to the actual or threatened release, disposal, deposit, seepage, migration or escape of Hazardous Substances at, from, into or underneath the Premises, or compliance or noncompliance with Environmental Laws, in each case under the Original Lease or otherwise attributable to circumstances first existing before the Effective Date. Landlord hereby acknowledges and agrees that Tenant is not responsible for any breach, violation, or non-performance of any provision of the Original Lease and is not responsible for any compliance or noncompliance with any laws prior to the Effective Date.

8.3. Disposal of Non-Hazardous Waste Materials. All non-hazardous waste materials will be disposed of by Tenant properly and in accordance in all material respects with all applicable laws and regulations.
8.4. Compliance with Law. Tenant will not use the Premises or permit anything to be done in or about the Premises which will in any material respect conflict with any law, statute, zoning restriction, ordinance or governmental rule or regulation or requirements of duly constituted public authorities now in force or which may hereafter be enacted or promulgated. With respect to its use of the Premises, Tenant will at its sole cost and expense promptly comply in all material respects with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force.

9.INSURANCE; INDEMNITY.

9.1. Public Liability Insurance. Tenant, at its own expense, will procure and maintain in effect commercial general liability insurance coverage with limits of not less than Two Million Dollars ($2,000,000) combined single limits, which coverage may be provided by a combination of basic and umbrella policies; insuring against any and all liability of Tenant with regard to the Premises or use or occupancy thereof. In no event will the limits of said policies be considered as limiting the liabilities of Tenant under this Lease.

9.2. Casualty Insurance. Landlord will maintain property insurance on the Premises covering the full replacement cost of the Premises, which such insurance shall not include a deductible more than Five Thousand Dollars ($5,000), and will charge Tenant for such insurance in accordance with Section 6.1 above. However, Tenant understands and acknowledges that such insurance does not cover the personal property of Tenant located on the Premises, and may not cover fixtures installed by Tenant. Tenant, at its expense, will maintain fire and extended coverage insurance covering all inventory, equipment and other personal property located on the Premises, together with trade fixtures and improvements installed in or made by Tenant to the Premises. Upon request by Landlord, Tenant will provide proof of such insurance. Landlord will have no liability whatsoever for any loss or damage to property of Tenant, except where such loss or damage was caused by the gross negligence or willful misconduct of Landlord, its agents or employees.

9.3. Umbrella/Excess Liability. Tenant, at its expense, will maintain umbrella/excess liability insurance on an occurrence basis in excess of the underlying insurance described in Section 9.1. Such insurance will provide coverage of $Five Million Dollars ($5,000,000) per occurrence and in the aggregate.

9.4. Insurance Policies; Self-Insurance. All insurance policies Tenant is required to maintain under Section 9 will name Landlord as an additional insured, will be with reputable insurance companies doing business in the state where the Premises are located and with a rating of A minus (A-) VII (seven) or better in the most recent A.M Best Insurance Report (or other comparable publication agreed to by Landlord), and will contain loss-payable clauses reasonably satisfactory to Landlord, and copies of policies or certificates evidencing such insurance, including an acknowledgement of waiver of subrogation as required in Section 9.7, will be delivered to Landlord by Tenant. Tenant will provide reasonable proof at least thirty (30) days before any policy expires that the expiring policy will be replaced or renewed. Notwithstanding anything herein to the contrary, Tenant shall have the right and option, upon notice to Landlord, to self-insure against the risks described in this Section 9 which are required to be maintained by Tenant, provided that Tenant shall be responsible for the payment of at least the same coverage and benefits to Landlord as the insurance described in Section 9 in the event of any occurrence that would otherwise give rise to a claim under such insurance policies. Tenant’s right to self-insure is personal to Tenant and any other consolidated subsidiary of USA Truck, Inc. to which this Lease is transferred in accordance with this Lease, and shall not apply to any other assignee or subtenant hereunder, unless otherwise approved in writing by Landlord, which approval may be withheld in Landlord’s sole discretion.

9.5. Waiver of Subrogation. Landlord and Tenant mutually agree to waive their right of recovery against each other, and their respective officers, employees or agents, for losses or damages occurring to the Premises, improvements, contents, other property of the waiving party or under its control, or business interruptions related to the loss or damage to such property. Permission to grant this waiver is to be included in the provisions of the insurance policies now carried by both Landlord and Tenant. The continuation of this mutual waiver of subrogation is subject to the insurance continuing to grant this option on renewal policies.

9.6. Indemnification. From and after the Effective Date, Tenant agrees to indemnify, defend, and hold harmless Landlord, its parent companies, and their respective affiliates, officer, agents, and employees from any and all demands, claims, causes of action, fines, penalties, damages (except any consequential, punitive, incidental, special, indirect, or exemplary damages, including loss of future revenue or income, loss of business reputation or opportunity, diminution of value, or any damages based on any type of multiple (except, in each case, to the extent payable in connection with a third-party claim)), liabilities, judgments and expenses, including reasonable attorney’s fees and costs, and litigation-related expenses (collectively, “Damages”) arising out of (a) any injury or damage, however occurring, on or about the Premises, attributable to circumstances first existing on or after the Effective Date, except to the extent such claims or expenses are caused by the negligence or willful misconduct of Landlord, its agents or employees, (b) the use or occupancy or manner of use or occupancy of the Premises, attributable to circumstances first existing on or after the Effective Date, by Tenant or any person claiming under Tenant, or (c) any breach, violation or non-performance of any provision in this Lease, attributable to circumstances first existing on or after the Effective Date, by Tenant or any person claiming under Tenant. From and after the Effective Date, Landlord agrees to indemnify, defend, and hold harmless Tenant, its parent companies, and their respective affiliates, officers, agents, and employees from any and all Damages arising out of (x) any breach, violation or non-performance of any provision in this Lease by Landlord or any person claiming under Landlord, (y) any events, circumstances, omissions, or liabilities arising prior to the Effective Date or (z) any injury or damage to the extent caused by the negligence or willful misconduct of Landlord, its agents or employees. The provisions of this Section shall survive the expiration, cancellation, or prior termination of this Lease. If any action or proceeding is brought against Landlord or its employees or agents by reason of any such claims for which Tenant has indemnified Landlord, Tenant, upon written notice from Landlord, shall defend the same at Tenant’s expense with counsel approved by Landlord. The limits of Tenant’s insurance coverage with respect to the Premises shall in no way imply any limitation to Tenant’s indemnification obligations hereunder.

9.7. Waiver and Release. From and after the Effective Date, Landlord and its employees and agents will not be liable for any loss or injury to persons or damage to property, in or about the Premises, from any cause, which at any time may be suffered by Tenant or by its invitees or employees or agents, except to the extent said damage is caused by or resulting solely from the negligence or willful misconduct of Landlord, its agents or employees without contributory negligence on the part of Tenant or any other lessees or occupants of the Premises. Tenant, as a material part of the consideration to Landlord for this Lease, by this Section waives and releases all claims against Landlord, its employees and agents and each of their respective affiliates, with respect to all matters for which such parties have disclaimed liability pursuant to the provisions of this Lease, in each case, to the extent arising from and after the Effective Date. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

10.RECONSTRUCTION AND RESTORATION.

10.1. Minor Damage. If during the Term, the Premises are damaged by fire or other perils covered by the fire and extended coverage insurance on the Premises, and such damage is not substantial, Landlord will promptly repair such damage at Landlord’s expense after the application of all insurance proceeds, and this Lease will continue in full force and effect.

10.2. Substantial Damage. If during the Term, the Premises are destroyed or damaged by fire or other perils covered by the insurance, and if such damage is substantial, or if damaged by an uninsured peril where the estimated cost of repair exceeds two (2) months’ rent, Landlord may at its option either (a) promptly repair such damage at Landlord’s expense, in which event this Lease will continue in full force and effect, or (b) cancel this Lease as of the date of such damage, by giving Tenant written notice of its election within ten (10) days after the date Tenant notifies Landlord of such damage. If Landlord elects option (a), Landlord will include in the notice a good faith estimate of the time Landlord expects to complete such repairs. If (x) the estimated completion date for the repairs is more than one hundred eighty (180) days after the date Tenant notifies Landlord of such damage or (y) the remaining portion of the Premises not destroyed or damaged is of such size or configuration that Tenant, in Tenant’s commercially reasonable judgment, determines that Tenant is unable conduct its business in the Premises, Tenant will have an option to cancel this Lease by giving Landlord written notice of its election to do so within ten (10) days after the date Tenant receives the notice from Landlord as to the expected date of completion of the repair work, which cancellation will be effective at such date specified by Tenant, which such date shall be no later than ninety (90) days after the date Tenant receives the notice from Landlord as to the expected date of completion of the repair work.

10.3. Abatement of Rent. If the Premises are destroyed or damaged (including minor damage under Section 10.1 and substantial damage under Section 10.2), the rent payable hereunder for the period during which such damage, repair or restoration continues will be abated in proportion to the proportion of usable Premises space compared to the total Premises space. Tenant will have no claim against Landlord for any damage suffered by Tenant by reason of such damage, destruction, repair or restoration, unless such damage or destruction is caused by the negligence or willful misconduct of Landlord, its agents or employees.

11.ASSIGNMENT AND SUBLETTING; RIGHT OF FIRST REFUSAL; PURCHASE OPTION.

11.1. Assignment and Subletting. Except as provided in this Section, Tenant will not be permitted to sublease all or any portion of the Premises or assign this Lease without Landlord’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. If Tenant is a corporation or association, the sale or assignment of any stock or interest in such corporation or association (for other than security purposes) in the aggregate in excess of fifty percent (50%) in any two-year period, will be deemed an assignment within the meaning and provisions of this Section; provided, this sentence will not apply if Tenant’s stock or ownership interests is listed on a recognized securities exchange or if at least eighty percent (80%) of Tenant’s stock or ownership interests is owned by an entity whose stock or ownership interests is listed on a recognized securities exchange. Tenant agrees to reimburse Landlord for Landlord’s reasonable out-of-pocket costs and attorney’s fees incurred with the documentation of such assignment or other transfer of this Lease or Tenant’s interest in and to the Premises. No assignment or sublease by Tenant will serve to relieve Tenant, or any guarantor of Tenant’s obligations under this Lease, from continuing liability under this Lease, unless Landlord expressly releases any such person from liability in writing. Notwithstanding anything herein to the contrary, the following transfers will not require Landlord’s consent: (a) any transfer to a subsidiary, parent, affiliate, division, or entity controlling, controlled by, or under common control with Tenant or (b) any successor to Tenant as a result of merger, consolidation, reorganization, sale of all or substantially all of Tenant’s stock or ownership interests or assets, provided such successor entity has a net worth equal to or greater than Tenant’s as of the Effective Date.

11.2. Right of First Refusal. Tenant is hereby granted a right of first refusal (“ROFR”) to purchase the Premises for the same price and on substantially the same terms and conditions as Landlord is prepared to accept from a third party at any time during the Term. Landlord will notify Tenant of the receipt of any offer to purchase the Premises (the “Offer”) from any third party during the Term that Landlord is prepared to accept, prior to accepting the same, and Tenant will have twenty (20) days after the receipt thereof to notify Landlord in writing that Tenant elects to exercise its ROFR and purchase the Premises on the terms and conditions contained in the Offer. In the event Tenant declines to exercise its ROFR, or fails to timely deliver to Landlord written notice of Tenant’s election to exercise its ROFR, Landlord will be permitted to sell the Premises to the third party offeror on the same terms and conditions contained in the Offer. If the sale to such third party offeror is not consummated on the same terms and conditions contained in the offer within nine (9) months after the date on which Tenant declines to exercise its ROFR or fails to timely deliver to Landlord written notice of Tenant’s election to exercise its ROFR, then Tenant will again have the ROFR with respect to any other Offers received by Landlord during the Term.

11.3. Option to Purchase. Tenant shall have an option to purchase the Premises (the “Purchase Option”) under the terms and conditions set forth in Exhibit B attached hereto; provided, that if Landlord proposes to sell the Premises to a third party offeror and Tenant fails to exercise its ROFR as provided in Section 11.2, and Landlord does sell the Premises to such third party offeror on the same terms and conditions contained in the Offer, Tenant’s Purchase Option hereunder shall be extinguished upon the sale of the Premises to such third party offeror.

12.CONDEMNATION.

12.1. Entire or Substantial Taking. If the entire Premises, or so much thereof as to make the balance not reasonably adequate for the conduct of Tenant’s business (notwithstanding restoration by Landlord as herein provided) will be taken under the power of eminent domain, this Lease will automatically terminate on the date the condemning authority takes possession.

12.2. Partial Taking. In the event of any taking under the power of eminent domain which does not so result in a termination of this Lease, the monthly rental payable hereunder will be reduced, effective on the date the condemning authority takes possession, in the same portion as the value of the Premises after the taking relates to the value of the Premises prior to the taking. Landlord will promptly, at its sole expense, restore the portion of the Premises not taken to as near its former condition as is reasonably possible, and this Lease will continue in full force and effect; provided, that if there is a taking of twenty-five percent (25%) or more of the Premises or if the remaining portion of the Premises is of such size or configuration that it is not commercially reasonable for Tenant to conduct its business in the Premises, then Tenant shall have the right to terminate this Lease upon notice to Landlord given within thirty (30) days after the date of the vesting of title in the condemning authority, which termination will be effective at such date specified by Tenant within the ninety (90) days after the vesting of title in the condemning authority.

12.3. Awards. Any award for taking of all or any part of the Premises under the power of eminent domain will be the property of the Landlord, whether such award will be made as compensation for diminution in value of the leasehold or for taking of the fee. Nothing herein, however, will be deemed to preclude Tenant from obtaining, or to give Landlord any interest in, any award to Tenant for loss of or damage to or cost of removal of Tenant’s trade fixtures and removable personal property, or for damages for cessation or interruption of Tenant’s business.

13.LIENS AND ENCUMBRANCES. Except as expressly provided in this Lease, Tenant agrees that it will pay all costs for work done or caused to be done by it on the Premises, and Tenant will keep the Premises free and clear of all mechanic’s and other liens on account of work done for Tenant or persons claiming under Tenant. Should any claim of lien be filed against the Premises or any action affecting the title to such property be commenced, the party receiving notice of such lien or action will promptly give the other party written notice thereof. In the event a dispute between Tenant and a third party having lien rights arising from work performed for Tenant results in litigation to enforce such lien right in which Landlord or any party deriving rights from Landlord is named a party defendant, defense of such action will, at Landlord’s option, and using counsel reasonably approved by Landlord, immediately be assumed by Tenant. Tenant will appear and defend Landlord and any parties deriving interest through Landlord or will pay reasonable out-of-pocket costs and attorney’s fees incurred by Landlord or parties deriving interest through Landlord in respect to their own defenses to such action and will indemnify and hold Landlord and parties deriving interest through Landlord harmless from any judgment arising out of such litigation.

14.SURRENDER OF PREMISES.

14.1. Surrender of Premises. Tenant will promptly surrender possession of the Premises to Landlord upon the expiration, cancellation, or prior termination of this Lease. The Premises will be surrendered in the same condition as they were at the commencement of the Term, normal wear and tear and damages covered by insurance or caused by casualty or condemnation excepted.

14.2. Holding Over. Any holding over by Tenant after the expiration, cancellation, or prior termination of this Lease will be construed to be a tenancy at will, terminable at any time by Landlord. Tenant shall pay to Landlord one hundred and ten percent (110%) of the rental amount for the month immediately preceding the expiration, cancellation, or prior termination of this Lease, and in addition thereto, without limiting the liability of Tenant for its unauthorized occupancy of the Premises, Tenant shall indemnify, defend and hold harmless Landlord and any replacement tenant of the Premises for any loss, cost, liability, expenses, or damages suffered by Landlord or the replacement tenant (including reasonable attorneys’ fee) resulting from Tenant’s failure timely to vacate the Premises. The provisions of this section shall not exclude Landlord’s right of re-entry or any other right hereunder.

14.3. Sub-Tenancies. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, will terminate all and any existing subtenancies, or may, at the option of Landlord, operate as an assignment to it of any and all such subtenancies.

15.DEFAULT BY TENANT.

15.1. Default. The occurrence of any one or more of the following events will constitute breach of this Lease by Tenant:

15.1.1. Failure to Pay Rent. The failure by Tenant to make any payment of monthly rent, Tenant’s costs, or any other payment required to be made by Tenant hereunder, within five (5) business days of receiving written notice from Landlord that the same is past-due.

15.1.2. Failure to Perform. The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by the Tenant, other than payment of rent, where such failure will continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant or, if cure would reasonably require more than thirty (30) days to complete, if Tenant fails to commence performance within the thirty (30) day period and fails to diligently pursue such cure to completion.

15.1.3. Bankruptcy. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or by the filing by or against Tenant of a petition to have Tenant adjudged bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever will first occur.

15.1.4. Vacating the Premises. The vacating or abandonment of the Premises by Tenant without the delivery of prior notice thereof to Landlord. Tenant will be conclusively deemed to have abandoned the Premises upon removal of all or substantially all personal property of Tenant from the Premises (unless prior written notice was given to Landlord explaining the basis for such removal and that occupancy was intended to be re-commenced within thirty (30) days).

15.2.  Remedies in Default. In the event of any such default or breach by Tenant, Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach:

15.2.1. Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease will terminate and Tenant will immediately surrender possession of the Premises to Landlord. In such event Landlord will be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including but not limited to:

(i) the reasonable out-of-pocket cost of recovering possession of the Premises; and
(ii) reasonable expenses of reletting the Premises, including necessary renovation and alteration of the Premises; and
(iii) reasonable attorneys’ fees, any real estate commission actually paid, and that portion of the leasing commission, if any, paid by Landlord with respect to this Lease, applicable to the unexpired Term; and
(iv) all unpaid rent due at the time of award by the court having jurisdiction thereof, plus interest as provided below; plus the worth at the time of the award of all unpaid rent and other charges required herein for the balance of the Term after the time of such award, except to the extent that Tenant proves such amount can reasonably be avoided by reletting the Premises; and
(v) if Landlord has financed any Tenant Improvements and the cost of such improvements is being amortized over a period of time during the Term, Landlord may accelerate and declare the entire unreimbursed balance of financed Tenant improvement costs immediately due and payable.
Unpaid installments of rent or other sums will bear interest from the date due at the rate of one and one-half percent (1.5%) per month per month (or the maximum legal rate if lesser and applicable). In the event Tenant will have abandoned the Premises, Landlord will have the option of (1) retaking possession of the

Premises and recovering from Tenant the amount specified in this Section 15.2.1, or (2) proceeding under Section 15.2.2. As used in this paragraph, “the worth at the time of award” is to be computed by discounting by the amount of the discount rate of five percent (5%).
15.2.2. Maintain Tenant’s right to possession, in which case this Lease will continue in effect whether or not Tenant will have abandoned the Premises. In such event, Landlord will be entitled to all of Landlord’s rights and remedies under this Lease including the right to recover the rent as it becomes due hereunder.
15.2.3. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

15.3.  Late Charges. In addition to all other remedies available for nonpayment, if the amount due from the Tenant is not received by the Landlord on or before the tenth (10th) day following the date on which Tenant received written notice from Landlord that such amount was past due (beyond any notice and cure periods), a late charge of one and one-half percent (1.5%) of said amount owed will become due and payable as additional rent hereunder, which represents a fair and reasonable estimate of the processing and accounting costs that Landlord will incur by reason of such late payment.

15.4. Mitigation of Damage. Following a breach of this Lease by Tenant, Landlord shall use reasonable efforts to mitigate damages.

16.NOTICES. Any notice, consent, approval or other communication required or permitted pursuant to this Lease shall be in writing and shall be deemed to have been given (i) when delivered by hand, (ii) when delivered by first class registered or certified mail, postage prepaid, return receipt requested, (iii) when delivered by a nationally recognized overnight courier with written proof of delivery, in any case addressed to the parties at the address below:

If to Landlord:  [________________]
[________________]           [________________]
Attn: [____________]

If to Tenant:  [________________]
[________________]           [________________]
Attn: [____________]

Either Landlord or Tenant may change its address for purposes of this provision by giving written notice of such change to the other party in the manner stated herein.

17.LANDLORD’S FINANCING. This Lease will automatically be subordinate to any deed of trust, mortgage and other security instruments now existing or hereafter placed on the Premises or any part thereof by the Landlord and all advances made or to be made thereunder. Within ten (10) days of presentation, Tenant will execute, acknowledge, and deliver to Landlord (i) any commercially reasonable subordination or nondisturbance agreement or other instrument that Landlord may require to carry out the provisions of this Section, provided that such agreement will provide that as long as Tenant is not in default after notice and the expiration of any applicable cure period, the holder of such deed of trust, mortgage or other security instrument will not disturb or impair Tenant’s possession of the Premises and its rights under this Lease and (ii) any estoppel certificate requested by Landlord, with any such mortgagee or beneficiary certifying in writing, if such be true, that Tenant will be in occupancy and that the Lease is in full force and effect, and the dates to which the rent and other charges will have been paid, and that there will be no rental offsets or claims.

18.SIGNAGE. Tenant will observe and comply with the requirements of all laws applicable to signage.

19.MISCELLANEOUS.

19.1. Waivers. No waiver by Landlord of any provision of this Lease will be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval will not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant, whether or not similar to the act so consented to or approved.

19.2. Interest on Past Due Obligations. Any amount due from Tenant to Landlord hereunder which is not paid when due will bear interest at the rate of one and one-half percent (1.5%) per month, or the highest legal rate, if applicable, from the date due until paid, but the payment of such interest will not excuse or cure any default by Tenant.

19.3. Construction.

19.3.1. This Lease will be construed and governed by the laws of the State in which the Premises are located;

19.3.2. The invalidity or unenforceability of any provision hereof will not affect or impair any other provisions hereof;

19.3.3. This Lease constitutes the entire agreement of the parties and supersedes all prior agreements or understandings between the parties with respect to the subject matter hereof.

19.3.4. This Lease may not be modified or amended except by written agreement signed and acknowledged by both parties;

19.3.5. Time is of the essence of this Lease in each and every provision hereof;

19.3.6. Nothing contained herein will create the relationship of principal and agent or of partnership or of joint venture between the parties hereto and no provisions contained herein will be deemed to create any relationship other than that of Landlord and Tenant; and

19.3.7. Tenant has had the opportunity to have this document reviewed by counsel of its choice. Tenant agrees that no interpretation or construction will be made with respect to this document based on which party drafted the document.

19.4.  Successor. Subject to any limitations on assignments herein, all of the provisions of this Lease will inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

19.5. Costs and Attorneys’ Fees. If by reason of any breach or default on the part of either party hereto it becomes necessary for the other party hereto to employ an attorney, then the non-breaching party will have and recover against the other party in addition to costs allowed by law, reasonable attorneys’ fees and litigation-related expenses. The non-breaching party will be entitled to recover reasonable attorneys’ fees and costs and expenses, as provided above, regardless of whether litigation is actually commenced.

19.6. Jurisdiction and Venue. The parties hereto do hereby consent to jurisdiction and venue of the courts of the County and State in which the Premises are located.

19.7. Counterparts. This document may be executed in one or more counterparts, each of which shall be deemed an original and both of which together will constitute one and the same instrument.

19.8. Memorandum of Lease. The parties will, upon the request of either party, execute and record a memorandum of this Lease in the records of the County in which the Premises are located, which will include notice of the ROFR and the Purchase Option.

[Signature pages follow.]

EXECUTED TO BE EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE.

TENANT:

[___________________]

By:

Name:

Title:

EXECUTED TO BE EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE.

LANDLORD:

[_________________]

By: _______________________________

Name: _______________________________

Title: _______________________________

STATE OF _________________ )
) ss.
COUNTY OF _______________ )

I certify that I know or have satisfactory evidence that James D. Reed is the person who appeared before me, and said person acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the Chief Executive Officer and President of Davis Transfer Company Inc., a Georgia corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: October ___, 2018.

(Signature)
Name:
NOTARY PUBLIC in and for the State of
_____________ residing in
My commission expires:

STATE OF [_________________] )
) ss.
COUNTY OF [_______________] )

I certify that I know or have satisfactory evidence that ________________________ is the person who appeared before me, and said person acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the ____________ of [_________________], a [_________________] [limited liability company, corporation], to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: [___], 2018.

(Signature)
Name:
NOTARY PUBLIC in and for the State of
[___________] residing in
My commission expires:

GUARANTY OF LEASE

WHEREAS, the Landlord has refused to enter into the within and foregoing Lease between __________________, as Landlord, and     ., as Tenant, dated ______________ (the “Lease”) unless USA TRUCK, INC., a Delaware corporation (the “Guarantor”) guarantees the Lease in the manner herein set forth; and

WHEREAS, the Guarantor, for the benefits accruing to it as owner of Tenant, have agreed to guaranty the Lease in the manner herein set forth;

NOW, THEREFORE, for and in consideration of the premises and the Lease, the Guarantor hereby agrees as follows:

1. (a) The Guarantor unconditionally guarantees to the Landlord, its successors and assigns, the full and punctual performance and observance by the Tenant of all the terms, covenants and conditions in the Lease contained on Tenant’s part to be kept, performed or observed. This guaranty shall include any liability of Tenant which shall accrue under the Lease for any period following the term of the Lease (but not for any period preceding the term of the Lease). The Guarantor waives notice of any breach or default by Tenant.
(b) If, at any time, default shall be made by the Tenant in the performance or observance of any of the terms, covenants and conditions in the Lease contained on the Tenant’s part to be kept, performed or observed, the Guarantor will keep, perform and observe the same, as the case may be, in place and stead of the Tenant.

2. Any act of the Landlord, or the successors or assigns of the Landlord, consisting of a waiver of any of the terms or conditions of the Lease, or the giving of any consent to any matter or thing relating to the Lease, or the granting of any indulgences or extensions of time to the Tenant, may be done without notice to the Guarantor and without releasing the obligations of the Guarantor hereunder.

3. The obligations of the Guarantor hereunder shall not be released by Landlord’s receipt, application or release of security given for the performance and observance of covenants and conditions in the Lease contained on Tenant’s part to be performed or observed, nor by any modification of the Lease, but in case of any such modification, the liability of the Guarantor shall be deemed modified in accordance with the terms of any such modification of the Lease.
4. The liability of the Guarantor hereunder shall in no way be affected by (a) the release or discharge of the Tenant in any creditors’, receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of the liability of the Tenant or the estate of the Tenant in bankruptcy, or of any remedy for the enforcement of the Tenant’s said liability under the Lease, resulting from the operation of any present or future provision of the United State Bankruptcy Code or other statute or from the decision in any courts; (c) the rejection or disaffirmance of the Lease in any such proceedings; (d) the assignment or transfer of the Lease by the Tenant; (e) any disability or other defense of the Tenant; or (f) the cessation from any cause whatsoever of the liability of the Tenant other than payment and performance in full under the terms of the Lease.
5. Until all the covenants and conditions in the Lease on the Tenant’s part to be performed and observed are fully performed and observed, the Guarantor: (a) shall have no right of subrogation against the Tenant by reason of any payments or acts of performance by the Guarantor, in compliance with the obligations of the Guarantor hereunder; (b) waive any right to enforce any remedy which the Guarantor now or hereafter shall have against the Tenant by reason of any one or more payments or acts of performance in compliance with the obligations of the Guarantor hereunder; and (c) subordinate any liability or indebtedness of the Tenant now or hereafter held by the Guarantor to the obligations of the Tenant to the Landlord under the Lease.

6. This Guaranty shall apply to the Lease, any extension or renewal thereof and to any holdover term following the term hereby granted or any extension or renewal thereof.

7. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the Guarantor and the Landlord.

[Signature page follows.]

IN WITNESS WHEREOF, the Guarantor has hereunto set its hand and seal this ____ day of October, 2018.

GUARANTOR:

USA Truck, Inc.

By:_________________________
Name:
Title:

Signed, sealed and delivered
in the presence of:

___________________________
Unofficial Witness

___________________________
Notary Public
My commission expires:________
(SEAL)

_________________________(SEAL)

)

EXHIBIT A
PREMISES

[EXHIBIT B
PURCHASE OPTION

a.Purchase Option. Tenant shall have the right and option, exercisable by Tenant in its sole discretion by written notice to Landlord at any time during the Term, except during the Initial Term (the “Option Notice”), to purchase the Premises from Landlord for a purchase price equal to the Option Price (as hereinafter defined). Upon the determination of the Option Price, Landlord and Tenant (or an affiliate of Tenant) shall promptly and diligently negotiate and execute a definitive purchase and sale agreement in form and substance mutually acceptable to Landlord and Tenant (a “Definitive Agreement”) for the sale of the Premises to Tenant for a purchase price equal to Option Price, and shall thereafter close such sale in accordance with the terms of the Definitive Agreement. The Definitive Agreement will allocate all closing costs and expenses, including without limitation, escrow costs, title insurance costs and premiums, documentary stamp, deed or transfer taxes, recording fees, and sales commissions, in a manner that is customary for the market in which the Premises are located.
b.Option Price. The Option Price shall be equal to %2. the Fair Market Value of the Premises (as defined in Section 5 of this Exhibit), as reduced by %2. the principal balance of, and any accrued but unpaid interest on, any indebtedness to be assumed by Tenant as part of its acquisition of the Premises.
c.Continuing Rights. The Purchase Option shall be an ongoing and continuing right and option during the Term, and shall be binding upon any successor Landlord under this Lease.
d.Termination of the Purchase Option. The Purchase Option shall automatically expire and be of no further force or effect upon the expiration or earlier termination of the Lease.
e.Fair Market Value. “Fair Market Value” means the value of the Premises, as determined in accordance with the following protocols and procedures:
a.Landlord and Tenant shall initially attempt to agree upon a mutually-acceptable purchase price for the Premises. If Landlord and Tenant are able to agree upon a purchase price for the Premises within thirty (30) days after Tenant’s delivery of the Option Notice, such agreed-upon price shall be deemed to be the Fair Market Value of the Premises for purposes of this Exhibit B. If, however, Landlord and Tenant are unable to agree upon a purchase price within such 30-day period, the Fair Market Value of the Premises shall be determined by the appraisal process described in the remainder of this Section 5.

b.If the Fair Market Value of the Premises is to be determined by appraisal, within ten (10) days following the parties' failure to agree upon a purchase price, each of Landlord and Tenant shall select an appraiser who is a member of the Appraisal Institute or its successor (“MAI”), and who has at least five (5) years of experience in valuing commercial properties similar to the Premises in the market in which the Premises are located (a “Qualified Appraiser”). If one party fails to name a Qualified Appraiser within such 10-day period, the other party may select a second Qualified Appraiser. The two Qualified Appraisers so selected shall be instructed to promptly determine, independently of one another, the Fair Market Value of the Premises and provide an oral opinion of Fair Market Value within twenty (20) days, and an electronic summary appraisal report within thirty (30) days, after the appointment of the second Qualified Appraiser. If either Qualified Appraiser fails to deliver a report to the parties containing the Fair Market Value determined by such Qualified Appraiser within the applicable 30-day period, but the other Qualified Appraiser timely delivers his or her report, the determination of Fair Market Value of the Qualified Appraiser who has timely delivered his or her report shall be determinative of the Fair Market Value of the Premises, and final and binding on both Landlord and Tenant.
c.If the two Qualified Appraisers have made their determinations of Fair Market Value within the time period set forth in Section 5(b) above, and if the difference between the two amounts so determined is less than or equal to five percent (5%) of the lesser of such amounts, then the Fair Market Value of the Premises shall be the average of the fair market values determined by each of the two Qualified Appraisers. If the difference between the two amounts exceeds five percent (5%) of the lesser of such amounts, then the two Qualified Appraisers shall, within five (5) business days after delivery of the second Qualified Appraiser’s report, select a third Qualified Appraiser. If the two Qualified Appraisers appointed by the parties are unable to agree upon a third Qualified Appraiser within the applicable 5-business day period, the third Qualified Appraiser shall be selected by the president (or equivalent officer) of the local chapter of the MAI, or his or her designee or, if there is no such organization or if such individual declines to make such appointment, then either Party may request appointment of the third Qualified Appraiser by the American Arbitration Association. The third Qualified Appraiser shall be instructed to determine the Fair Market Value of the Premises and deliver an oral opinion to the parties within twenty (20) days, and an electronic summary appraisal report to the parties within thirty (30) days, after his or her selection. Of the three appraisals, the appraisal which differs most in terms of dollar amount from the other two appraisals shall be excluded, and the average of the remaining two appraisals shall be determinative of the Fair Market Value of the Premises, and final and binding upon both Landlord and Tenant. Each party shall pay and bear the fees and expenses of the Qualified Appraiser selected by or on behalf of such party, and the parties shall share equally in the fees and expenses of the third Qualified Appraiser. Each party shall have the right to submit such data and memoranda to each of the Qualified Appraisers in support of its respective positions as it may deem necessary or appropriate.
d.In determining the Fair Market Value of the Premises, the Qualified Appraisers shall conduct a comprehensive broker cap rate survey in accordance with USPAP standards. The reports issued by the Qualified Appraisers shall be in full compliance with USPAP and the market standard definition of market value. The typical standard shall be the definition from the Federal Register, Volume 55, 12 C.F.R. Part 34.42(g), page 34696, August 24, 1990, as amended at Federal Registers, Volume 57 Page 12202, April 9, 1992; Federal Register Volume 59 Page 29499, June 7, 1994. The definition is:
The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.The buyer and seller are typically motivated.

b.Both parties are well informed or well advised, and acting in what they consider their own best interests.
c.A reasonable time is allowed for exposure in the open market.
d.Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto.
x.The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.]

Exhibit F

RESTRICTIVE COVENANT AGREEMENT
This Restrictive Covenant Agreement (this “Agreement”) is executed and delivered as of October __, 2018, by and among USA Truck, Inc., a Delaware corporation (“Buyer”), William H. Davis, a resident of the state of Florida, George Gary Davis, a resident of the state of Florida, and Todd Gary Davis, a resident of the state of Georgia.
WHEREAS, Buyer, Davis Transfer Company Inc., a Georgia corporation (“DTC”), Davis Transfer Logistics Inc., a Georgia corporation (“DTL”), B & G Leasing, L.L.C., a Georgia limited liability company (“B & G” and, collectively with DTC, DTL, and, unless context otherwise requires, any Subsidiary of any of them, the “Companies” and individually, a “Company”), William H. Davis, a resident of the state of Florida (“Bill Davis”), George Gary Davis, a resident of the state of Florida (“Gary Davis”), Todd Gary Davis, a resident of the state of Georgia (“Todd Davis,” and collectively with Bill Davis and Gary Davis, “Sellers,” and individually, a “Seller”), and John Carpentier, as Sellers’ Representative, have entered into an Equity Purchase Agreement, dated of even date herewith (the “Equity Purchase Agreement”) pursuant to which Buyer has agreed to acquire all of the outstanding shares of the capital equity of the Companies;
WHEREAS, the individual Restricted Persons (as hereinafter defined) are the equity holders of the Companies and the Restricted Persons will receive substantial benefits from the payment of the Final Aggregate Closing Consideration and the performance of other obligations under the Equity Purchase Agreement by Buyer and the Companies after the Closing;
WHEREAS, each Restricted Person possesses valuable relationships, knowledge, and/or information concerning the business of the Companies that could be used to compete with the Companies and thereby diminish the financial return that Buyer realizes as a result of the contemplated transaction;
WHEREAS, Buyer is willing to pay the Final Aggregate Closing Consideration and proceed with the transactions contemplated by the Equity Purchase Agreement because of the Companies’ customer, driver, contractor, employee and agent relationships, and that the same may be severely and irreparably harmed by competition from such Restricted Person;
WHEREAS, Buyer is willing to purchase the Company Equity from the Restricted Persons only on the condition that each Restricted Person enters into this Agreement to protect Buyer’s legitimate interests in the business of the Companies; and
WHEREAS, each Restricted Person agrees that the restrictive covenants contained in this Agreement are reasonable and necessary to induce Buyer to enter into the Equity Purchase Agreement and consummate the transactions contemplated in the Equity Purchase Agreement.
NOW, THEREFORE, each Restricted Person agrees as follows:

1. Certain Definitions.

a. For purposes of this Agreement:

i. “Competitive Business” means (A) for each Restricted Person, the interstate or intrastate transportation of freight by truck (motor carrier) and/or arranging for the interstate or intrastate transportation of freight by truck (brokerage), in each case using dry van, flat bed or refrigerated trailers, or any intermodal, drayage, logistics, freight forwarding or LTL parcel business, or any combination thereof, and (B) for Todd Davis (but not, for the avoidance of doubt, Bill Davis or Gary Davis) any business conducted by any Company, Buyer or Buyer’s Affiliates as of or within the preceding six (6) months;

ii. “Confidential Information” means any and all information, data, and knowledge (whether in oral, written, graphic, electronic, machine-readable, or other form) of any Protected Party (as hereinafter defined) that is not generally known by an individual, a corporation, an association, a partnership, an estate, a trust, or any other entity or organization, other than the applicable Protected Party (“Persons”), and any and all information, whether or not publicly known in whole or in part, which if disclosed by the Protected Party, would assist in competition against such Protected Party, including, but not limited to, information relating to (i) the development, research, testing, manufacturing, know how, marketing and financial activities of any Protected Party, (ii) the products and services of any Protected Party, (iii) the costs, sources of supply, financial performance, and strategic plans of any Protected Party, (iv) the identity and needs of the customers of any Protected Party, (v) the other Persons with whom any Protected Party has business relationships, including, but not limited to, employees and independent contractors of any Protected Party, and the nature and substance of those relationships, and (vi) any and all information belonging to customers or others that is received by any Protected Party with any understanding, expressed or implied, that it would not be disclosed.

iii. “Restricted Person” means Bill Davis, an individual, Gary Davis, an individual, and Todd Davis, an individual (in each case, acting directly or indirectly); and

iv. “Restricted Period” means the period from the Closing Date through the later of (a) the fifth (5th) anniversary of the Closing Date, and (b) the second (2nd) anniversary of the Restricted Person’s termination of employment with Buyer or a Company.

b. All other capitalized terms used herein but not otherwise defined will have the meanings set forth in the Equity Purchase Agreement.

2. Restrictive Covenants. In consideration of the Closing and the transactions contemplated by the Equity Purchase Agreement, each Restricted Person agrees, jointly and severally with each other Restricted Person (subject to Article IV of the Equity Purchase Agreement, and provided that a violation by one Restricted Person of the restrictive covenants herein will not be deemed to be a violation by any other Restricted Person of the restrictive covenants herein), to abide by the following restrictive covenants:
a. Non-Competition. For the Restricted Period, each Restricted Person will not, and his or her respective Affiliates will not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend his or her name or any similar name to, lend his or her credit or render services or advice to, any Competitive Business anywhere in North America, provided, however, that nothing herein will be deemed to prevent any Restricted Person from acquiring through market purchases and owning, solely as an investment, less than two percent (2%)

in the aggregate of the equity securities of any entity that derives more than fifty percent (50%) of its gross revenues from the conduct of any Competitive Business, whose shares are registered under Section 12(b) or Section 12(g) of the Exchange Act, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as such Restricted Person is not directly or indirectly a member of any “control group” (within the meaning of the rules and regulations of the SEC) or any such issuer; and provided further, however, that nothing herein will be deemed to prevent any Restricted Person from acquiring through market purchases and owning, solely as an investment, any shares, units or other interest in a mutual fund, exchange-traded fund, unit investment trust, or similar investment vehicle whose holdings include investments in any Competitive Business or any entity involved in a Competitive Business.

b. Non-Solicitation. In consideration of the Closing and the transactions contemplated by the Equity Purchase Agreement, for the Restricted Period, each Restricted Person will not, and his or her respective Affiliates will not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion:

i. whether for a Restricted Person’s own account or for the account of another Person, solicit any Competitive Business from any Person that is or was in the twelve (12) months prior to such solicitation a customer of any Company, Buyer or any Subsidiary or Affiliate of any Company or Buyer (each a “Protected Party”);

ii. whether for a Restricted Person’s own account or the account of any other Person, solicit, employ or otherwise engage as an employee, independent contractor, agent or otherwise, any Person who is or was at any time within the previous twelve (12) months an employee, independent contractor, agent or otherwise engaged with any Protected Party to terminate his, her or its employment, engagement or relationship with such Protected Party; or

iii. at any time interfere with any Company’s or Buyer’s or any Affiliate of a Company or Buyer’s relationship with any Person, including any Person who was at any time within the previous twelve (12) months an employee, contractor, supplier, agent or customer of any Protected Party, including, without limitation, soliciting, encouraging, advising or influencing such Person(s) to discontinue or reduce the extent of such relationship.

c. Non-Disclosure. For the applicable Restricted Period each Restricted Person will not, and his or her respective Affiliates will not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion:

i. disparage any Protected Party or any of their stockholders, directors, officers, employees or agents; or

ii. divulge, communicate, use to the detriment of any Protected Party or for the benefit of any other Person(s), or misuse in any way, any Confidential Information or trade secrets pertaining to any Protected Party except as required by law.

3. Scope and Reasonableness. Each Restricted Person hereby acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonable and necessary to induce Buyer to enter into the Equity Purchase Agreement and consummate the transactions contemplated thereby, and that the scope of the restrictions set forth in the restrictive covenants herein are reasonably tailored, and not broader than necessary, to protect the legitimate business interests of Buyer, and do not prevent or preclude the Restricted Person from earning a suitable livelihood.

4. Remedies for Breach of Agreement. Each Restricted Person acknowledges that the injury that would be suffered by Buyer as a result of a breach of the provisions of this Agreement would be irreparable and that the award of monetary damages for such breach would be an inadequate remedy. Consequently, Buyer will have the right, in addition to, and not in limitation of, any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of this Agreement, and Buyer will not be obligated to post bond or other security in seeking such relief.

5. Termination of this Agreement. This Agreement shall terminate and be of no further force and effect from and after the Closing Date through the later of (a) the fifth (5th) anniversary of the Closing Date, and (b) the second (2nd) anniversary of the Restricted Person’s termination of employment with Buyer or a Company. Notwithstanding the termination of this Agreement, the Restricted Persons shall remain liable to Buyer for a period of one (1) year after termination of this Agreement for any violation of this Agreement that occurred prior to the termination of this Agreement (subject to Article IV of the Equity Purchase Agreement, and provided that a violation by one Restricted Person of the restrictive covenants herein will not be deemed to be a violation by any other Restricted Person of the restrictive covenants herein).

6. Separate Agreement. The covenants set forth in this Agreement will be deemed and construed as a separate agreement independent of any provisions of the Equity Purchase Agreement or any other agreement between Buyer and a Restricted Person or any Affiliate of a Restricted Person. The existence of any claim or cause of action by a Restricted Person (directly or indirectly), whether predicated on the Equity Purchase Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the covenants of this Agreement.

7. Severability. If any term or provision of this Agreement will be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination will become final, such provision or portion will be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Agreement enforceable. This Agreement as thus amended will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

8. Choice of Law, Jurisdiction, and Venue. This Agreement will in all respects be interpreted, enforced, and governed by the laws of the State of Delaware, regardless of its principles regarding conflicts of law or the principles of conflicts of law of any other jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the obligations set forth in this Agreement upon the courts of any jurisdiction within the United States in which a breach of such obligations occurred. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objections to venue laid therein.

9. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior negotiations, understandings, and agreements concerning the subject matter hereof, provided, however, that nothing herein will supersede or nullify any obligations undertaken by each Restricted Person under the Equity Purchase Agreement. This Agreement will not be amended or modified except in a writing signed by the Restricted Person and Buyer.

7. Restricted Person’s Acknowledgment. Each Restricted Person acknowledges that he or she has carefully read and understands the terms and conditions of this Agreement; is signing this Agreement knowingly and voluntarily of his or her own free will, without any duress, coercion, or undue influence by any other person or entity, and agrees that he or she has not relied on any statement by anyone associated with the Companies or Buyer that is not contained in this Agreement in deciding to sign this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restrictive Covenant Agreement as of the date first written above.

BUYER:

USA Truck, Inc.

By:
Name: James D. Reed
Title: President and Chief Executive Officer

RESTRICTED PERSONS:

________________________________________
William H. Davis, individually

________________________________________George Gary Davis, individually

________________________________________Todd Gary Davis, individually